Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

ICD INTERMEDIATE HOLDCO 1, LLC,

ICD HOLDINGS, LLC,

PARTHENON INVESTORS V ICD HOLDCO AIV, LP,

PARTHENON INVESTORS V ICD BLOCKER, INC.,

STELLUS CAPITAL INVESTMENT CORPORATION,

SCIC – ICD BLOCKER 1, INC.,

TRADEWEB MARKETS LLC,

THE SELLER REPRESENTATIVE NAMED HEREIN,

and

TRADEWEB MARKETS INC.

dated as of

April 5, 2024

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4.05	Brokerage	32

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS		32
5.01	Organization; Power and Authority	32
5.02	Capitalization of Blockers	33
5.03	Authorization; No Breach	33
5.04	Ownership of Company Units	34
5.05	Conduct of Business	34
5.06	Tax Matters	34
5.07	Litigation	36
5.08	Brokerage	36

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		36
6.01	Organization and Entity Power	36
6.02	Authorization; No Breach	37
6.03	Financial Capacity	37
6.04	Litigation	37
6.05	Brokerage	38
6.06	Solvency	38
6.07	Investigation	38
6.08	Acquisition for Investment	38
6.09	Statutory Disqualifications	38
6.10	No Competing Business	39

ARTICLE 7 COVENANTS AND AGREEMENTS		39
7.01	Access	39
7.02	Conduct of Business	39
7.03	Reasonable Best Efforts	40
7.04	Regulatory Act Compliance	41
7.05	Distribution of Cash and Cash Equivalents	44
7.06	Press Releases and Announcements	45
7.07	Confidentiality	46
7.08	Director and Officer Indemnification and Insurance	47
7.09	Certain Tax Matters	48
7.10	Exclusivity	51
7.11	Expenses; Transfer Taxes	52
7.12	Certain Post-Closing Access Provisions	52
7.13	Restructuring	53
7.14	Employee Benefit Matters	53
7.15	Release	55
7.16	Termination of Affiliate Transactions	56
7.17	Payoff Letters; Payoff Debt Cooperation	56
7.18	R&W Insurance Policy	56

ARTICLE 8 TERMINATION		56
8.01	Termination	56
8.02	Effect of Termination	57

ARTICLE 9 DEFINITIONS		57
9.01	Definitions	57
9.02	Usage	73

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ARTICLE 10 MISCELLANEOUS		73
10.01	No Survival; Certain Waivers	73
10.02	Amendment and Waiver	75
10.03	Notices	76
10.04	Assignment	77
10.05	Severability	78
10.06	No Strict Construction	78
10.07	Captions	78
10.08	Complete Agreement	78
10.09	Company Disclosure Letter	78
10.10	No Additional Representations; Disclaimer	79
10.11	Counterparts	81
10.12	Governing Law	81
10.13	CONSENT TO JURISDICTION	81
10.14	WAIVER OF JURY TRIAL	81
10.15	Third Party Beneficiaries	82
10.16	Specific Performance	82
10.17	Provisions Respecting Representation of the Company	82
10.18	Designation and Replacement of Seller Representative	84
10.19	Authority and Rights of Seller Representative; Limitations on Liability	84
10.20	Seller Representative Expense Amount	85
10.21	Parent Guarantee	86

LIST OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Company Closing Certificate
Exhibit C	Form of Buyer Closing Certificate
Exhibit D	Agreed Accounting Principles
Exhibit E	Illustrative Calculation of Net Working Capital
Exhibit F	Restructuring
Exhibit G	Form Termination Agreement

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of April 5, 2024, by and among (i) ICD Intermediate Holdco 1, LLC, a Delaware limited liability company (the “Company”), (ii) ICD Holdings, LLC, a Delaware limited liability company (the “Company Seller”), (iii) Stellus Capital Investment Corporation (the “Stellus Blocker Seller”), (iv) Parthenon Investors V ICD Holdco AIV, LP, a Delaware limited partnership (the “Parthenon Blocker Seller” and, together with the Company Seller and the Stellus Blocker Seller, the “Sellers”), (v) SCIC – ICD Blocker 1, Inc. (“Stellus Blocker”), (vi) Parthenon Investors V ICD Blocker, Inc., a Delaware corporation (“Parthenon Blocker” and, together with the Stellus Blocker, the “Blockers”), (vii) Tradeweb Markets LLC, a Delaware limited liability company (“Buyer”), (viii) the Company Seller, in its capacity as the initial Seller Representative as set forth in this Agreement (“ICD Holdings” or “Seller Representative”), and (ix) solely with respect to Section 10.21, Tradeweb Markets Inc. (“Tradeweb Inc.”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 9.

WHEREAS, prior to the Closing, the Company Seller, Parthenon Blocker, Stellus Blocker, and certain other Persons will engage in the Restructuring (as defined below) such that as of the Closing, the Company Seller, Parthenon Blocker, and Stellus Blocker will collectively own all of the issued and outstanding equity interests of the Company (the “Company Units”), the Parthenon Blocker Seller will own all of the issued and outstanding shares of capital stock of Parthenon Blocker (the “Parthenon Blocker Shares”), and the Stellus Blocker Seller will own all of the issued and outstanding shares of capital stock of Stellus Blocker (the “Stellus Blocker Shares”);

WHEREAS, Buyer desires to purchase from the Company Seller, and the Company Seller desires to sell to Buyer, all of the Company Units held by the Company Seller as of the Closing (the “Purchased Units”) for the consideration described herein and otherwise on the terms and subject to the conditions contained herein;

WHEREAS, (i) Buyer desires to purchase from the Stellus Blocker Seller, and the Stellus Blocker Seller desires to sell to Buyer, in lieu of directly acquiring the Company Units held by Stellus Blocker as of the Closing, all of the Stellus Blocker Shares (the “Purchased Stellus Blocker Shares”) for the consideration described herein and otherwise on the terms and subject to the conditions contained herein, and (ii) Buyer desires to purchase from the Parthenon Blocker Seller, and the Parthenon Blocker Seller desires to sell to Buyer, in lieu of directly acquiring the Company Units held by Parthenon Blocker as of the Closing, all of the Parthenon Blocker Shares (the “Purchased Parthenon Blocker Shares” and, together with the Purchased Units and the Purchased Stellus Blocker Shares, the “Purchased Securities”) for the consideration described herein and otherwise on the terms and subject to the conditions contained herein; and

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.01 Purchase and Sale of the Purchased Securities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Buyer shall purchase and acquire from the Company Seller, and the Company Seller shall sell, transfer, convey and deliver to Buyer, the Purchased Units, (b) Buyer shall purchase and acquire from the Stellus Blocker Seller, and the Stellus Blocker Seller shall sell, transfer, convey and deliver to Buyer, the Purchased Stellus Blocker Shares and (c) Buyer shall purchase and acquire from the Parthenon Blocker Seller, and the Parthenon Blocker Seller shall sell, transfer, convey and deliver to Buyer, the Purchased Parthenon Blocker Shares, in each case, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities Laws).

1.02 Purchase Price. The aggregate purchase price for the Purchased Securities (the “Purchase Price”) shall be an amount equal to: (i) the Base Purchase Price, plus (ii) the Closing Cash-On-Hand, minus (iii) Closing Indebtedness, plus (iv) the amount (if any) by which the Closing Net Working Capital exceeds the Targeted Net Working Capital, minus (v) the amount (if any) by which the Targeted Net Working Capital exceeds the Closing Net Working Capital, minus (vi) the Company Expenses, minus (vii) the Seller Representative Expense Amount, minus (viii) the Regulatory Capital Reserve Amount.

1.03 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Kirkland & Ellis LLP, 333 W Wolf Point, Chicago, IL 60654 at 10:00 a.m. local time, or by conference call and electronic (i.e. email of PDF documents) delivery of documents on the third (3rd) Business Day following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 2 (other than those conditions that by their nature or terms are to be satisfied at the Closing; provided that such conditions are or would be satisfied if the Closing were to occur or (to the extent permitted by applicable Law) waived at the Closing) or (b) at such other place, time or date as Buyer and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m. (Eastern Time) on the Closing Date.

1.04 Closing Payments. At the Closing:

(a) Buyer shall deliver or cause to be delivered, (i) to the Stellus Blocker Seller (or its designees, which may be a paying agent) an aggregate amount in cash equal to the Estimated Stellus Purchased Shares Purchase Price (less the Stellus Blocker Seller’s Pro Rata Portion of the Escrow Deposit Amount), (ii) to the Parthenon Blocker Seller (or its designees, which may be a paying agent) an aggregate amount in cash equal to the Estimated Parthenon Purchased Shares Purchase Price (less the Parthenon Blocker Seller’s Pro Rata Portion of the Escrow Deposit Amount), and (iii) to the Company Seller (or its designees, which may be a paying agent) an aggregate amount in cash equal to the Estimated Purchased Units Purchase Price (less the Company Seller’s Pro Rata Portion of the Escrow Deposit Amount). All funds shall be transferred by wire transfer of immediately available funds to the account or accounts designated in writing by the Seller Representative at least two (2) Business Days prior to the Closing Date.

(b) Buyer shall deliver or cause to be delivered, by wire transfer of immediately available funds, an aggregate amount equal to the Escrow Deposit Amount to the Escrow Agent for deposit into a separate escrow account (the “Escrow Account”) established pursuant to the terms of an escrow agreement, substantially in the form of Exhibit A attached hereto (the “Escrow Agreement”), by and among Buyer, the Seller Representative and the Escrow Agent. The fees and expenses of the Escrow Agent shall be paid 100% by Buyer.

(c) Buyer shall deliver or cause to be delivered, to the intended beneficiaries thereof (as identified in the Payoff Letter or as otherwise identified in writing by the Seller Representative to Buyer at least two (2) Business Days prior to Closing), by wire transfer of immediately available funds to the account designated in writing by the Seller Representative at least two (2) Business Days prior to Closing, (i) amounts due and owing pursuant to the Credit Facility as set forth in the Payoff Letter, (ii) the Company Expenses set forth in invoices (or other written instructions) with respect thereto delivered to Buyer at least two (2) Business Days prior to Closing (except that any such Company Expenses due to employees of the Company Entities shall be paid by Buyer to the applicable Company Entities for distribution to such employees through the payroll systems of the Company Entities), (iii) any other liabilities included in the computation of Estimated Closing Indebtedness which by their terms or pursuant to this Agreement are required to be paid at the Closing and (iv) the Seller Representative Expense Amount.

1.05 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail the Company’s good faith estimates of the calculations of Closing Cash-on-Hand (the “Estimated Closing Cash-on-Hand”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), the Company Expenses (the “Estimated Company Expenses”) and the calculation of the Purchase Price resulting therefrom (the “Estimated Purchase Price”). The Estimated Closing Statement shall also provide, as determined by the Company and Seller Representative, the Pro Rata Portion for each Seller, as well as the Estimated Purchased Units Purchase Price, the Estimated Parthenon Purchased Shares Purchase Price and the Estimated Stellus Purchased Shares Purchase Price. The Estimated Closing Cash-on-Hand, the Estimated Closing Indebtedness, the Estimated Closing Net Working Capital and the Estimated Company Expenses shall each be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement. From and after delivery of the Estimated Closing Statement until the Closing, the Company shall use commercially reasonable efforts to (i) provide Buyer and its Representatives with reasonable access to the books and records of the Company Entities and to senior management personnel of the Company Entities, in each case, to the extent reasonably requested by Buyer or any of its Representatives in connection with their review of the Estimated Closing Statement and (ii) provide copies of information, data and work papers (in each case, subject to the execution of customary confidentiality and work paper access letters, if requested) and to the extent reasonably requested by Buyer in connection with its review of the Estimated Closing Statement to the extent related to the calculations of Estimated Closing Cash-on-Hand, Estimated Closing Indebtedness, Estimated Closing Net Working Capital and Estimated Company Expenses.

(b) Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculations of the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses and the calculation of the Purchase Price resulting therefrom. The Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Company Expenses shall each be calculated in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement. During the period beginning immediately following the Seller Representative’s receipt of the Closing Statement until the Purchase Price has been finally determined (as applicable) in accordance with this Section 1.05, Buyer shall, and shall cause the Company Entities to, (x) provide the Seller Representative and its Representatives with reasonable access at all reasonable times during normal business hours and upon reasonable prior notice to the books and records of the Company Entities and to senior management personnel of the Company Entities, in each case, solely to the extent reasonably requested by the Seller Representative or any of its Representatives in connection with their review of the Closing Statement and (y) provide copies of information, data and work papers (subject to the execution of customary confidentiality and work paper access letters, if requested) reasonably requested by Seller Representative solely in connection with their review of the Closing Statement to the extent related to the calculations of Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital and Company Expenses. The parties agree that the purpose of determining the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses and the related Purchase Price adjustments contemplated by this Section 1.05 is to measure Closing Net Working Capital and the levels of Closing Cash-on-Hand, Closing Indebtedness and Company Expenses in accordance with the Agreed Accounting Principles and the respective definitions of such terms, and such processes are not intended to (i) permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Closing Net Working Capital, Closing Cash-on-Hand, Closing Indebtedness or Company Expenses, (ii) adjust for errors or omissions that may be found with respect to the Latest Balance Sheet or any other balance sheet referenced in Section 3.04 or any inconsistencies between the Latest Balance Sheet, or any other balance sheet referenced in Section 3.04 and GAAP (as opposed to inconsistencies with the Agreed Accounting Principles) or (iii) include any changes as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement. If Buyer fails to timely deliver a Closing Statement within ninety (90) days following the Closing Date in accordance with Section 1.05(b), then, if such Closing Statement is not delivered within five (5) Business Days after written notice is delivered to Buyer by Seller Representative, the Estimated Closing Statement shall be deemed to be the Closing Statement (and shall be deemed delivered on the 90th day following the Closing Date) and the Seller Representative may in its discretion deliver a Notice of Disagreement with respect thereto in accordance with Section 1.05(c) below.

(c) The Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon shall become final and binding upon the parties hereto thirty (30) days following the Seller Representative’s receipt thereof unless the Seller Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date, which notice shall describe in reasonable detail (to the extent known) the nature of such disagreement; provided, that (i) the Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon shall become final and binding upon the parties hereto upon the Seller Representative’s delivery, prior to the expiration of such thirty (30)-day period, of written notice to Buyer of its acceptance of the Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon, and (ii) except to the extent addressed by a duly delivered Notice of Disagreement prior to the expiration of such thirty (30)-day period, each component of the Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon, shall become final and binding upon the parties hereto upon the Seller Representative’s delivery of a Notice of Disagreement. A Notice of Disagreement may only include disagreements based on (A) the failure of the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital and the Company Expenses, in each case, as reflected on the Closing Statement, to be determined in accordance with the Agreed Accounting Principles and in a manner consistent with the applicable definitions contained in this Agreement or (B) mathematical errors in the computation of the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses or the Purchase Price.

(d) If a timely Notice of Disagreement is delivered by the Seller Representative to Buyer in accordance with Section 1.05(c), then the Closing Statement (as revised in accordance with this Section 1.05(d)), and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon shall become final and binding upon the parties hereto on the earlier of (x) the date all matters specified in the Notice of Disagreement are finally resolved in writing by the Seller Representative and Buyer and (y) the date all matters specified in the Notice of Disagreement not resolved by written agreement of the Seller Representative and Buyer are finally resolved in writing by a nationally recognized independent accounting firm mutually selected by the Seller Representative and Buyer (such firm, the “Arbiter”). The Arbiter shall act as an expert and not as an arbitrator. The Closing Statement shall be revised to the extent necessary to reflect any written agreement evidencing resolution by the Seller Representative and Buyer and/or any final resolution made by the Arbiter in accordance with this Section 1.05(d). During the thirty (30) days immediately following the delivery of a Notice of Disagreement in accordance with Section 1.05(c) or such longer period as the Seller

Representative and Buyer may agree in writing, the Seller Representative and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and all such discussions related thereto shall (unless otherwise agreed by Buyer and the Seller Representative) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement). At the end of such thirty (30)-day period or such agreed-upon longer period, the Seller Representative and Buyer shall submit to the Arbiter for review and resolution any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement. Buyer and the Seller Representative shall instruct the Arbiter to, and the Arbiter shall, make a final determination of the items included in the Closing Statement in accordance with the guidelines and procedures set forth in this Agreement. Buyer and the Seller Representative will cooperate with the Arbiter during the term of its engagement. Buyer and the Seller Representative shall instruct the Arbiter not to, and the Arbiter shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Seller Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Seller Representative, on the other hand. Buyer and the Seller Representative shall also instruct the Arbiter to, and the Arbiter shall, make its determination based solely on written presentations by Buyer and the Seller Representative that are in accordance with the guidelines and procedures set forth in this Agreement and not on the basis of an independent review. The Closing Statement and the Closing Cash-on-Hand, the Closing Indebtedness, the Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon shall become final and binding on the parties hereto (absent manifest error or Fraud) on the date the Arbiter delivers its final resolution in writing to Buyer and the Seller Representative (which final resolution shall be requested by the parties to be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Arbiter shall not be subject to court review or otherwise appealable, absent manifest error or Fraud. The Seller Representative (on behalf of the Sellers) shall pay a portion of the fees and expenses of the Arbiter equal to the percentage by which the portion of the disputed amounts in the Seller Representative’s submission to the Arbiter not awarded to the Seller Representative bears to the aggregate amount actually disputed by the Seller Representative in the Seller Representative’s submission to the Arbiter, and the Company shall pay the remaining portion of such fees and expenses. The Parties agree that the final resolution by the Arbiter may be enforced as an arbitration award in any court of competent jurisdiction.

(e) If the Estimated Purchase Price is less than the Purchase Price (as finally determined in accordance with this Section 1.05) (the lesser of (x) the shortfall between the Estimated Purchase Price and the Purchase Price and (y) an amount equal to the Escrow Deposit Amount, the “Adjustment Amount”), then (i) Buyer shall, within four (4) Business Days after the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, make, or cause to be made, payment of the Adjustment Amount, by wire transfer in immediately available funds (or other alternative delivery arrangement mutually agreed by the Seller Representative and Buyer in writing) to, or as directed by, the Seller Representative, and (ii) Buyer and the Seller Representative shall, within four (4) Business Days after the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Escrow Funds from the Escrow Account, within four (4) Business Days after receipt of such instructions, to, or as directed by, the Seller Representative.

(f) If the Estimated Purchase Price is greater than the Purchase Price (as finally determined in accordance with this Section 1.05) (such excess, the “Excess Amount”), then Buyer and the Seller Representative shall, within four (4) Business Days after the Closing Statement and the Closing Cash-on-Hand, Closing Indebtedness, Closing Net Working Capital, the Company Expenses and the Purchase Price set forth thereon become final and binding on the parties pursuant to this Section 1.05, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment from the Escrow Funds, within four (4) Business Days after receipt of such instructions, to Buyer, by wire transfer in immediately available funds of an amount equal to the lesser of the Excess Amount and the Escrow Funds in the Escrow Account. If the Excess Amount is less than the Escrow Funds (such shortfall, the “Remaining Escrow Funds”), then Buyer and the Seller Representative shall, simultaneously with the delivery of the joint written instructions referred to in the immediately preceding sentence, deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Escrow Funds from the Escrow Account to, or as directed by, the Seller Representative.

(g) Buyer agrees that (i) the payment of the Excess Amount (if any) from the Escrow Funds in the Escrow Account in accordance with this Agreement and the Escrow Agreement shall be the sole and exclusive remedy and source of recovery for Buyer for payment of the Excess Amount (if any) and for the avoidance of doubt, Sellers shall not have any liability for any amount due pursuant to this Section 1.05 except to the extent of funds available in the Escrow Account (even in the event the Excess Amount exceeds the Escrow Funds in the Escrow Account) and (ii) the purchase price adjustment and the dispute resolution provisions provided for in this Section 1.05, shall be the exclusive remedies for the matters addressed by this Section 1.05. For the avoidance of doubt, and without limiting the generality of the foregoing no claim by Buyer for the payment of the Excess Amount (or any portion thereof) shall be asserted against any of the Seller Parties.

(h) By execution hereof, (i) each Seller hereby expressly acknowledges and agrees that such Seller understands the purchase price mechanics set forth herein (including the determination of such Seller’s Pro Rata Portion by the Seller Representative and the Company), and (ii) the Company, the Sellers and the Seller Representative expressly acknowledge and agree that (A) the determinations of the Sellers’ Pro Rata Portions and the Estimated Purchased Units Purchase Price, the Estimated Parthenon Purchased Shares Purchase Price and the Estimated Stellus Purchased Shares Purchase Price, in each case as set forth in the Estimated Closing Statement delivered to Buyer pursuant to Section 1.05(a), and any subsequent payment or distribution of such amounts to the equityholders of the Sellers, shall be made in accordance with the applicable Organizational Documents of the Company and the Sellers, and Buyer shall be entitled to rely on all such determinations, and (B) subject to the actual payment by or on behalf of Buyer of the amounts required to be paid to the Sellers pursuant to this Article 1 (and Buyer’s compliance with the other applicable terms of this Agreement and the Escrow Agreement to the extent relating to any such payment), none of Buyer, the Company, the Blockers or any of their respective Affiliates shall have any liability to any Person for any payment made in accordance with the terms of this Article 1 (and in compliance with the other applicable terms of this Agreement and the Escrow Agreement to the extent relating to any such payment) with respect to the subsequent distribution of proceeds or otherwise in compliance with any written instructions of the Company (prior to the Closing) or the Seller Representative.

(i) Any payment made pursuant to this Section 1.05 shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

1.06 Withholding Rights. Buyer, the Blockers, the Company, the Seller Representative and the Escrow Agent shall each be entitled to deduct and withhold from the Purchase Price or any other payments required to be made hereunder or under the Escrow Agreement such amounts as Buyer, the Blockers, the Company, the Seller Representative or the Escrow Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any applicable provision of state, local or non-U.S. Tax Law. Except (a) with respect to payments in the nature of compensation, or (b) if the Company fails to deliver any of the forms described in Section 2.02(e)(iii) through (v), if Buyer determines that an amount is required to be deducted and withheld, Buyer shall use commercially reasonable efforts to give the Seller Representative at least five (5) Business Days’ prior written notification of its intention to make any such deduction or withholding to enable the Seller Representative to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entities, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 2

CONDITIONS TO CLOSING

2.01 Conditions to the Obligations of All Parties. The obligation of each of Buyer and the Sellers to consummate the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction, or (to the extent permitted by applicable Law) mutual waiver by Buyer and the Seller Representative, of each of the following conditions:

(a) All applicable waiting periods under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated (the “HSR Expiration”);

(b) The FINRA Approval shall have been obtained;

(c) The FCA Approval shall have been obtained and shall continue to be valid and effective in accordance with section 191 of FSMA as of the Closing;

(d) The CMVM Approval shall have been obtained and shall continue to be valid and effective as of the Closing (the CMVM Approval, collectively with the FCA Approval, HSR Expiration and the FINRA Approval, the “Regulatory Approvals”); and

(e) No Order issued or entered by any Governmental Entity of competent jurisdiction shall be in effect as of the Closing that restrains, prohibits or makes illegal the consummation of the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement.

2.02 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Buyer, of each of the following additional conditions:

(a) (i) The representations and warranties in the first sentence of Section 3.02(a) shall be true and correct in all but de minimis respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (including “the date hereof”) (in which case as of such earlier date)), (ii) the Company and Seller Fundamental Representations (other than the representations and warranties in the first sentence of Section 3.02(a)) and the representations and warranties in the first sentence of Section 3.06 shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (including “the date hereof”) (in which case as of such earlier date)), and (iii) the representations and warranties of the Company, the Blockers and the Sellers contained in Article 3, Article 4 and Article 5 (other than the Company and Seller Fundamental Representations and the representations and warranties in the first sentence of Section 3.06) (each interpreted without giving effect to any limitation or qualification as to materiality (including “material”, “materially” or “all material respects”) or Material Adverse Effect) shall be true and correct as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (including “the date hereof”) (in which case as of such earlier date)), except, in the case of this clause (iii), for any failure of such representations or warranties to be so true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) All of the covenants and agreements of the Company, the Blockers and the Sellers to be performed or complied with prior to the Closing (other than those contained in Section 7.02(d)) shall have been performed and complied with in all material respects;

(c) Since the date of this Agreement, there shall not have occurred a Material Adverse Effect;

(d) The Restructuring shall have been completed, in all material respects, in accordance with Section 7.13 (except that the final sentence of Section 7.13 shall have been complied with in all respects other than any de minimis noncompliance with respect thereto);

(e) The Company shall have delivered or caused to be delivered to Buyer each of the following:

(i) a certificate in the form of Exhibit B attached hereto dated as of the Closing Date and signed by a senior executive officer of the Company on behalf of the Company (and not in an individual capacity) certifying that the foregoing conditions set forth in Section 2.02(a), Section 2.02(b), Section 2.02(c) and Section 2.02(d) have been satisfied;

(ii) a copy of the Escrow Agreement, duly executed on behalf of the Seller Representative, and each other Ancillary Agreement to be executed and delivered at or prior to Closing by the Company, any of the Sellers, the Seller Representative or any of the Blockers, duly executed on behalf of such Person(s);

(iii) an executed IRS Form W-9 for Parthenon Blocker Seller;

(iv) an executed IRS Form W-9 for Stellus Blocker Seller;

(v) an executed IRS Form W-9 for the Company Seller; and

(vi) written resignations, effective as of the Closing, of each director, manager and officer of the Company and each Blocker (other than any such director, officer or manager as may be specified in writing by Buyer delivered to the Company at least five (5) Business Days prior to the Closing Date);

(vii) duly executed Payoff Letters;

(viii) instruments of assignment, conveyance and transfer, in customary form (and reasonably acceptable to Buyer and the Seller Representative), transferring all of the Purchased Securities to Buyer or its designee, duly executed by each of the applicable Sellers, including, in respect of the Blockers, the original stock certificates evidencing the Parthenon Blocker Shares and the Stellus Blocker Shares, respectively, duly endorsed for transfer (or a customary lost stock affidavit) or accompanied by duly executed stock powers in proper form for transfer; and

(ix) written evidence, in the form attached hereto as Exhibit G (or otherwise reasonably acceptable to Buyer and the Seller Representative) of the termination of all Affiliate Transactions set forth on with Section 7.16 of the Company Disclosure Letter.

If the Closing occurs, all closing conditions set forth in this Section 2.02 which have not been fully satisfied as of the Closing shall be deemed to have been waived by Buyer.

2.03 Conditions to the Obligations of the Sellers. The obligation of the Sellers to consummate the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement is subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by the Seller Representative, of each of the following additional conditions:

(a) (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (including “the date hereof”) (in which case as of such earlier date)), and (ii) the representations and warranties of Buyer contained in Article 6 (other than the Buyer Fundamental Representations) (each interpreted without giving effect to any limitation or qualification as to materiality or material adverse effect or other terms of similar import or effect) shall be true and correct in all respects as of the Closing Date as if made anew as of such date (except to the extent any such representation or warranty expressly relates to an earlier date (including “the date hereof”) (in which case as of such earlier date)), except, in the case of this clause (ii), for any failure of such representations or warranties to be so true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement or perform its obligations hereunder;

(b) All of the covenants and agreements of Buyer to be performed or complied with prior to the Closing shall have been performed and complied with in all material respects;

(c) Buyer shall have delivered to the Seller Representative each of the following:

(i) a certificate in the form of Exhibit C attached hereto dated as of the Closing Date and signed by a senior officer of Buyer on behalf of Buyer (and not in an individual capacity) certifying that the foregoing conditions set forth in Section 2.03(a) and Section 2.03(b) have been satisfied; and

(ii) a copy of each Ancillary Agreement to be executed and delivered at or prior to Closing by Buyer (or its Affiliates), duly executed on behalf of Buyer (or such Affiliates).

If the Closing occurs (including Buyer delivering the payments and amounts required in accordance with Section 1.04), all closing conditions set forth in this Section 2.03 which have not been fully satisfied as of the Closing shall be deemed to have been waived by the Seller Representative.

2.04 Frustration of Closing Conditions. None of the Parties may rely on or assert the failure of any condition set forth in this Article 2 if such failure results from or was caused by such Party’s failure to comply with any provision of this Agreement (other than, for the avoidance of doubt, the failure of the Company to comply with the obligations set forth in Section 7.02(d), which shall not be taken into account for purposes of this Section 2.04).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Letter:

3.01 Organization, Power and Authority.

(a) The Company is a duly formed limited liability company, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of the State of Delaware, except where the failure to be in good standing would not reasonably be expected to (i) be material to the Company or (ii) materially impair the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder. The Company is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. The Company possesses, and after giving effect to the Restructuring will continue to possess, all requisite power and authority to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted in all material respects and to enter into and carry out the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which the Company is party.

(b) Each Company Entity other than the Company is duly formed or organized, validly existing and in good standing (or its equivalent, if applicable) under the applicable Laws of its jurisdiction of formation or organization, except in each case where the failure to be in good standing is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. Each such other Company Entity is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. Each other Company Entity possesses, and after giving effect to the Restructuring will continue to possess, all requisite power and authority to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to enter into and carry out the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which each other Company Entity is party.

(c) Complete and correct copies of all Organizational Documents, each as amended and in effect as of the date hereof, of the Company Entities have been made available to Buyer. Such Organizational Documents are in full force and effect, and none of the Company Entities is in violation of its Organizational Documents in any material respect.

3.02 Capitalization and Related Matters.

(a) Section 3.02(a)(i) of the Company Disclosure Letter sets forth all of the Company Units issued and outstanding, and the name of each holder thereof, in each case as of the date hereof. After giving effect to the Restructuring and as of immediately prior to the Closing, all of the Company Units will be owned by the Company Seller and the Blockers. All of the Company Units are duly authorized and validly issued, fully paid and nonassessable (if applicable), and have not been issued in violation of any preemptive or similar rights, in each case, free and clear of all Liens (other than restrictions on transfer under the Securities Act or applicable state securities Laws or pursuant to the Organizational Documents of the Company).

(b) Except as set forth on Section 3.02(b) of the Company Disclosure Letter and except as contemplated by the Restructuring, (i) no Company Entity is subject to any obligation to issue, repurchase, redeem or otherwise acquire or retire any equity securities, (ii) there are no statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to the Company Units or any other equity securities of any Company Entity and (iii) there are no agreements among the holders of the Company Units or any other equity securities of any Company Entity or among any other Persons, in each case, with respect to the voting or transfer of the Company Units or any other equity securities of any Company Entity.

(c) Section 3.02(c)(i) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, the jurisdiction of its incorporation or other organization, as applicable, and all of the issued and outstanding equity securities of such Subsidiary. The Company does not have any Subsidiaries except those set forth on Section 3.02(c) of the Company Disclosure Letter. No Company Entity has any contractual obligation to make any Investment (whether by loan, capital contribution, purchase of securities or otherwise, and including any additional investments) in any Person other than a Company Entity. All of the outstanding equity securities of each of the Company’s Subsidiaries are duly authorized, validly issued, and, if applicable, fully paid and non-assessable (as applicable), and have not been, and will not be after giving effect to the Restructuring and as of immediately prior to the Closing, issued in violation of any preemptive or similar rights. All such equity securities are held of record by the Company or another Subsidiary of the Company, in each case as set forth on Section 3.02(c)(i) of the Company Disclosure Letter, in each case free and clear of all Liens (other than Permitted Liens and restrictions on transfer under the Securities Act or applicable state securities Laws or pursuant to the Organizational Documents of the Company). Each applicable Company Entity has good, valid and marketable title to the outstanding equity securities of the Company’s Subsidiaries identified on Section 3.02(c) of the Company Disclosure Letter as owned by such Company Entity.

(d) Except as set forth on Section 3.02(d) of the Company Disclosure Letter, there are no authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights, calls or other similar Contracts that could require any Company Entity to issue, sell or otherwise cause to become outstanding any of its equity securities or any other securities or instruments convertible into, exchangeable for or evidencing the right to purchase any equity securities of any Company Entity.

3.03 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which a Company Entity is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Company Entity, and no other corporate or similar organizational actions or proceedings on the part of any Company Entity are necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements by such Company Entity or the consummation of the transactions contemplated hereby and the other obligations hereunder and thereunder that are required to be performed by such Company Entity, including any consent or approval of any Company Entity’s direct or indirect equityholders. This Agreement has been, and at the Closing each Ancillary Agreement to which a Company Entity is party shall be, duly executed and delivered by such Company Entity. Assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of the Company Entities party hereto enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming due authorization, execution and delivery by each other party thereto, each Ancillary Agreement to which a Company Entity is party, when executed and delivered by such Company Entity, will constitute a valid and binding obligation of such Company Entity, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b) Except (x) with respect to the Regulatory Approvals, and (y) as set forth on Section 3.03(b) of the Company Disclosure Letter and (z) with respect to any notice to, filing with, or authorization, consent or approval that may be required solely by Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which a Company Entity is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by such Company Entities do not and will not (i) conflict with or result in a breach or violation of, or require any notice, consent or waiver under, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any equity securities of any Company Entity or any of the material assets of the Company Entities (taken as a whole) pursuant to, or (iv) give any third party the right to cause, or otherwise give rise to or result in, any modification, amendment, termination, cancellation or acceleration of any obligation or right, or the imposition of any fees, penalties or other payment obligations under (A) the Organizational Documents of any of the Company Entities, (B) any Law to which any Company Entity is subject, or (C) any Material Contract to which a Company Entity or any properties of any Company Entity is party or bound, except in the cases of clauses (B) and (C), as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Company Entities, taken as a whole.

3.04 Financial Statements and Related Matters. Section 3.04 of the Company Disclosure Letter sets forth the following financial statements (collectively, the “Financial Statements”):

(a) the audited consolidated balance sheet of ICD Holdings and its Subsidiaries as of December 31, 2021 and December 31, 2022 and the related audited consolidated statements of income and changes in equity and cash flows for the fiscal year then ended, together with the related notes thereto, accompanied by the reports thereon of ICD Holdings’ independent auditors; and

(b) the unaudited consolidated balance sheet of ICD Holdings and its Subsidiaries as of December 31, 2023, and the related unaudited consolidated statements of income and cash flows for the 12-month period then ended (the “Latest Balance Sheet”).

(c) Except as set forth on Section 3.04(c) of the Company Disclosure Letter each of the Financial Statements has been prepared from with the books and records of ICD Holdings and its Subsidiaries, presents fairly in all material respects the financial condition and results of operations and cash flows of ICD Holdings and its Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby and has been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby (subject, in the case of the unaudited Financial Statements, to the absence of footnote disclosures and, in the case of the Latest Balance Sheet, normal year-end adjustments for recurring accruals (none of which adjustments is expected to be material, individually or in the aggregate, to the Company Entities taken as a whole)).

(d) ICD Holdings and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and in accordance with applicable Laws, and (ii) transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2021, none of ICD Holdings or its Subsidiaries has been advised in writing by its independent accountants or auditors of any fraud that involves management or other employees who have a role in the ICD Holdings’ and/or its Subsidiaries’ internal controls over financial reporting. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which would reasonably be expected to adversely affect ICD Holdings’ and/or the Company Entities’ ability to record, process, summarize and report financial information which, collectively, would be reasonably expected to be material to the business of the Company Entities, taken as a whole.

(e) ICD Holdings is a holding company and does not engage in any business activities conducted by the Company Entities, and, except as set forth on Section 3.04(e) of the Company Disclosure Letter, does not hold or own, and has never held or owned, any assets, properties or rights used by the Company Entities in the conduct of their respective businesses (other than indirectly as a result of its ownership interest in the Company). Section 3.04(e) of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts to which ICD Holdings is a party that are related to the business and operations of the Company Entities.

3.05 Absence of Undisclosed Liabilities. Except as set forth on Section 3.05 of the Company Disclosure Letter, the Company Entities do not have any liabilities, commitments or obligations of any kind, character, description or nature whatsoever, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, other than: (i) liabilities commitments or obligations set forth on (to the extent adequately reserved against in) the Latest Balance Sheet, (ii) liabilities, commitments or obligations that have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (excluding any liability arising or resulting from a breach or violation of any Contract or applicable Law), (iii) liabilities incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby that are included or to be included in the calculation of Closing Indebtedness, Closing Net Working Capital or Company Expenses and (iv) other liabilities that are not, individually or in the aggregate, material to the Company Entities, taken as a whole.

3.06 No Material Adverse Effect; Ordinary Course of Business. Since the date of the Latest Balance Sheet through the date of this Agreement, no change or effect has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect. Except as expressly contemplated by this Agreement, since the date of the Latest Balance Sheet through the date of this Agreement, except as set forth on Section 3.06 of the Company Disclosure Letter, each Company Entity has conducted its business in the ordinary course of business consistent with past practice in all material respects.

3.07 Absence of Certain Developments. Since the date of the Latest Balance Sheet through the date of this Agreement, except as set forth on Section 3.07 of the Company Disclosure Letter, none of the Company Entities have, and no Seller with respect to the Company Entities has:

(a) (i) commenced or instituted any Action, or (ii) settled any Action or threatened Action or contractual dispute involving the payment by or on behalf of any Company Entity of monetary damages in excess of $100,000 in the case of any individual settlement or $500,000 in the aggregate in the case of all such settlements during such period, or otherwise involving any material equitable or injunctive relief or other material obligations or restrictions binding on any Company Entity (excluding customary confidentiality requirements and similar administrative obligations);

(b) acquired any Person, by merger or consolidation or by purchase of assets or equity interests or otherwise, in a single transaction or series of transactions (other than in the acquisition of assets in the ordinary course of business);

(c) declared, set aside or made any payment or distribution of property to the Company’s equityholders with respect to such equityholder’s equity securities (other than tax distributions), or purchased, redeemed or otherwise acquired any equity securities (other than related to the repurchase of equity (or equity in an Affiliate) held by an employee or service provider of the Company or a Subsidiary in connection with the termination of employment or service);

(d) sold, assigned, leased, licensed or otherwise transferred any of its material tangible assets;

(e) sold, transferred, assigned, or licensed to a third party any Intellectual Property Rights owned or purported to be owned by a Company Entity (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice to customers and end users of the products and services of the Company Entities);

(f) changed or amended any data privacy or information security practices in any manner that is adverse to the business of the Company Entities, except as required by applicable Law;

(g) except for actions taken (i) in the ordinary course of business, (ii) pursuant to the terms of any Employee Benefit Plan or (iii) in accordance with applicable Law, established, materially amended, terminated or adopted any material Employee Benefit Plan (or any plan, policy, program, Contract or arrangement that would constitute a material Employee Benefit Plan if it were in existence on the date hereof);

(h) changed any annual accounting period, adopted or changed any method of accounting or accounting policies or principles theretofore adopted or followed, except as required by GAAP or applicable Law;

(i) made capital expenditures or commitments therefor that exceed $750,000 in the aggregate (other than with respect to capitalized software and labor);

(j) incurred any Indebtedness for borrowed money, other than any borrowings made by any Company Entity under any Credit Facility;

(k) made any loans or advances to, guarantees for the benefit of or any investments in any Person (other than another Company Entity), other than advances of expenses to employees of the Company Entities in the ordinary course of business consistent with past practice and the applicable policies of the Company Entities);

(l) made (other than in the ordinary course), changed or revoked any material Tax election, adopted or changed any tax accounting method or accounting period, filed any amended income Tax Return (or material non-income Tax Return), entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, requested or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than automatic extensions requested or obtained in the ordinary course, changed the U.S. federal income tax classification of any Company Entity, or settled, or intentionally compromised in writing, any material Tax claim or assessment relating to any Company Entity;

(m) (i) materially increased or agreed to increase the compensation or benefits payable to any of its directors, managers, officers, individual service providers or any other employees, except (A) as may be required under existing Employee Benefit Plans, or applicable Law or (B) in connection with general merit based increases as are granted in the ordinary course of business consistent with past practice or (ii) hired any new employees or engaged any new individual independent contractors or terminated (other than for cause) any employees or individual independent contractors, in either case, at an annual base salary or fee (as applicable) in excess of $200,000;

(n) amended or otherwise modified its Organizational Documents or changed entity type or jurisdiction of incorporation or organization;

(o) issued, sold, pledged, transferred, disposed of or otherwise subjected to any Lien (other than a Permitted Lien or Liens arising under the Securities Act or applicable securities Laws) any equity securities of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity securities, or any other equity or ownership interest in any Company Entity;

(p) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its equity securities or ownership interest (other than related to the repurchase of equity (or equity in an Affiliate) held by an employee or service provider of the Company or a Subsidiary in connection with the termination of employment or service);

(q) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any Company Entity;

(r) intentionally waived, released, amended or relinquished in writing any material claim or material right of any of the Company Entities, or cancelled or intentionally compromised in writing any material debts owed to any Company Entity (other than, in each case, in the ordinary course of business);

(s) failed to maintain any material insurance policies of any of the Company Entities;

(t) intentionally cancelled, surrendered or failed to renew any material Permit, or intentionally allowed any material Permit held by any of the Company Entities to expire;

(u) entered into any material new line of business or terminated any existing material line of business; or

(v) agreed to do any of the foregoing.

3.08 Assets. Except as set forth on Section 3.08 of the Company Disclosure Letter, the Company Entities have, and immediately following the consummation of the Restructuring and the Closing will have, good, marketable and valid title to, or in the case of a leased asset, a valid leasehold interest in, or in the case of a licensed asset, a valid license to use, all of the rights, properties and assets, wherever located, used or held for use by the Company Entities in the conduct and operation of their respective businesses, whether located on its premises, shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens (collectively, the “Assets”), except for non-material properties and assets disposed of for fair value in the ordinary course of business since the date of the Latest Balance Sheet, Liens arising under the Credit Facilities and Permitted Liens. The tangible assets and properties included in the Assets are in good operating condition and repair, ordinary wear and tear excepted. The Assets constitute all of the rights, properties and assets necessary and sufficient for the continued conduct and operation of the business of the Company Entities immediately after Closing in substantially the same manner as conducted and operated on the date hereof.

3.09 Tax Matters. Except as set forth on Section 3.09 of the Company Disclosure Letter:

(a) Each of the Company Entities has timely filed (taking into account valid extensions) all income and other material Tax Returns it is required to file under applicable Laws, and such Tax Returns were true, correct and complete in all material respects.

(b) Each of the Company Entities has paid all income and other material Taxes due and owing by it and has withheld and paid over to the appropriate taxing authority all material Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws.

(c) Each of the Company Entities has collected and timely remitted to the appropriate taxing authority all material sales, use, value added, goods and services, and similar Taxes required to be collected.

(d) No Company Entity has waived or agreed to extend any statute of limitations with respect to any Taxes (or any Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any Tax Return other than automatic extensions requested or obtained in the ordinary course.

(e) No deficiency, dispute or claim relating to any Tax has been proposed, asserted or assessed by any taxing authority against any Company Entity.

(f) No Tax audits, investigations, suits, claims, actions or administrative or judicial Tax proceedings are pending or being conducted with respect to a material Tax Return or a material amount of Taxes of any of the Company Entities.

(g) No written claim has been made by a taxing authority in a jurisdiction where a Company Entity does not file Tax Returns that such Company Entity is or may be subject to Taxes assessed by such jurisdiction. No Company Entity is tax resident or maintains a permanent establishment in any jurisdiction other than its jurisdiction of incorporation.

(h) No Company Entity has ever been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return (other than a group the common parent of which is a Company Entity). No Company Entity is liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or non-U.S. Law) (other than a group the common parent of which is a Company Entity) or (ii) as a transferee or successor, or by Contract (other than a Contract entered into in the ordinary course of business, the primary purpose of which is not Taxes). No Company Entity is party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement (other than any agreement (x) entered into in the ordinary course of business, the primary purpose of which is not Taxes, or (y) solely among Company Entities).

(i) No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) prepaid amount or deferred revenue received on or prior to the Closing, (ii) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) entered into prior to the Closing, (iv) installment sale or open transaction made on or prior to the Closing, (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (vi) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any similar provision of state, local or non-U.S. Tax law) existing prior to the Closing, (vii) by reason of Code Section 965(a) or an election pursuant to Code Section 965(h) (or any similar provision of state, local or non-U.S. Tax law), or (viii) election under Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. law) made prior to the Closing.

(j) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Company Entity.

(k) In the past three years, no Company Entity has distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(l) No Company Entity is, and no Company Entity has been, a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(m) The Company is, and at all times since January 1, 2018 has been, properly classified as a partnership for U.S. federal income tax purposes. Set forth on Section 3.09(m) of the Company Disclosure Letter is the U.S. federal income tax classification of each Company Entity other than the Company and, unless otherwise indicated, each entity has had such classification at all times since January 1, 2018. The Company has in effect a valid election under Code Section 754 or will make such an election for any taxable period that includes the Closing Date as contemplated by Section 7.09(a).

(n) No Company Entity is or has been in the last five years a “United States real property holding corporation” within the meaning of Code Section 897.

(o) All payments by, to, or among any Company Entity(ies) in relation to any related party transaction have complied in all material respects with all applicable transfer pricing requirements imposed by any taxing authority and all material documentation required by relevant transfer pricing laws has been timely prepared or obtained and, if necessary, retained by each Company Entity.

(p) Each Company Entity is in material compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or Order.

3.10 Material Contracts.

(a) Except as set forth on Section 3.10 of the Company Disclosure Letter and except for Employee Benefit Plans set forth on Section 3.16(a) of the Company Disclosure Letter, as of the date hereof no Company Entity is party to or bound by any:

(i) collective bargaining agreement;

(ii) Contract for the engagement or employment of any current officer, individual employee or other person on a full-time, part-time, individual consulting or other similar basis (A) providing for annual base compensation in excess of $250,000 (other than offer letters that do not provide contractual severance benefits) or (B) not terminable upon 90 days’ notice or less and without any material liability to any Company Entity;

(iii) Contract under which it has advanced or loaned monies to any other Person or otherwise agreed to advance, loan or invest any funds;

(iv) Contract relating to Indebtedness for borrowed money or the mortgaging, pledging or otherwise granting of a Lien (other than a Permitted Lien) on any material asset or group of assets of any Company Entity;

(v) Lease in respect of Leased Real Property;

(vi) lease or similar Contract under which any Company Entity is lessee of or holds or operates any tangible personal property under which the aggregate annual rental payments exceed $100,000;

(vii) lease or similar Contract under which any Company Entity is lessor of or permits any third party to hold or operate any tangible personal property owned or controlled by a Company Entity;

(viii) joint venture Contract, partnership agreement, collaboration agreement, limited liability company agreement, joint development agreement or other similar Contract involving a sharing of profits, losses, costs or liabilities with a third party (excluding, for the avoidance of doubt, Organizational Documents of the Company Entities);

(ix) Contract that is material to the operation of the business of the Company Entities, taken as a whole: (A) whereby any Company Entity is granted a right or license with respect to any Intellectual Property Right of any other Person (including to access or use Intellectual Property Rights), but excluding Off-the-Shelf Licenses and licenses to free or open source software; or (B) whereby any Company Entity grants to any other Person any right or license with respect to any Intellectual Property Right (including to access or use such Intellectual Property Right), but excluding licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practice to customers and end users of the products and services of the Company Entities, and excluding Contracts primarily for the provision of services to or from a Company Entity in which the licenses to Intellectual Property Rights granted in such Contract are non-exclusive and are merely incidental to the transaction contemplated in such agreement;

(x) Contract that (A) limits, in any material respect, the ability of any of the Company Entities to engage or compete in any line of business or with any Person or in any geographic area or during any period of time, (B) restricts the right of any of the Company Entities to sell to, purchase from, or otherwise have business dealings with any Person or otherwise grants exclusivity to any Person, (C) grants the other party or any third person pricing, discounts or similar benefits that may change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, in each case in the nature of “most favored nation” and similar provisions, (D) limits, in any material respect, the ability of any of the Company Entities to solicit or hire any individual or class of individuals for employment, or (E) has minimum investment requirements, take or pay terms or provisions similar to any of the foregoing;

(xi) Contract relating to settlement of any material Action or material threatened Action (A) entered into since January 1, 2021, or (B) which contains any unpaid money obligations or other material obligations;

(xii) Contract outside of the ordinary course of business that results in any Person holding a power of attorney from any Company Entity that relates to the Company Entities or any of their respective businesses;

(xiii) Contract with any Significant Customer, Significant Business Partner or Significant Vendor (other than purchase orders entered into in the ordinary course of business);

(xiv) Contract for the acquisition, disposition, merger or similar transaction involving material assets, properties, or equity interests by any Company Entity of a business or entity (A) executed in the past three (3) years or (B) that contains material covenants, indemnities or other material ongoing obligations (including payment, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) of any Company Entity that are still in effect;

(xv) Contract requiring the payment to any Person of a commission or fee, other than contracts with sales representatives in the ordinary course of business;

(xvi) Contract that constitutes an Affiliate Transaction;

(xvii) Contract that contains a put, call, right of first refusal or right of first offer or any similar right, in each case, with respect to any equity securities of a Company Entity;

(xviii) Contract to which a Governmental Entity is a party under which the aggregate annual payments received by the Company Entities from such Governmental Entity exceed $50,000; or

(xix) Contract that requires a capital expenditure by any Company Entity in excess of $100,000 following the date hereof.

(b) All Contracts set forth or required to be set forth on Section 3.10 of the Company Disclosure Letter (collectively, the “Material Contracts”): (i) are in full force and effect and are valid, binding and enforceable against the Company or the Company Entity party thereto, and (ii) to the Knowledge of the Company, enforceable against the other parties thereto, in accordance with their respective terms, in each case of clause (i) and (ii), subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity. There is no current (with or without notice or lapse of time or both) material default under, or material violation or material breach of, any Material Contract by the applicable Company Entity or, to the Knowledge of the Company, any of the other parties thereto, nor has any Company Entity received any written notice since January 1, 2023 of any such default, violation or breach, and to the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would give rise to such a material default, material violation or material breach. No party to any Material Contract has exercised any termination rights with respect thereto, and no party has given written notice of any intention to terminate or of a material dispute with respect to any Material Contract. The Company Entities have furnished to Buyer a true, correct and complete copy of each of the written Material Contracts, together with all amendments and other binding supplements thereto through the date hereof.

3.11 Intellectual Property Rights.

(a) Section 3.11(a) of the Company Disclosure Letter contains a list, as of the date hereof, of all (i) issued or registered Intellectual Property Rights owned or purported to be owned by any Company Entity, and (ii) pending patent applications and applications for registration of other Intellectual Property Rights owned or purported to be owned by any Company Entity (collectively, the “Registered Intellectual Property Rights”). The Registered Intellectual Property Rights are valid, subsisting and, enforceable. The Company Entities have taken commercially reasonable steps under the circumstances to preserve, maintain and protect all of the Intellectual Property Rights owned or purported to be owned by any of the Company Entities that are material to the Company Entities’ businesses as currently conducted. Without limiting the foregoing, and except as would not reasonably be expected to have a material impact on the business of the Company Entities, taken as a whole, no trade secrets or other material confidential information have been disclosed by any Company Entity except pursuant to reasonable and appropriate non-disclosure agreements.

(b) One or more of the Company Entities owns the Intellectual Property Rights set forth on Section 3.11(a) of the Company Disclosure Letter and all other Intellectual Property Rights owned or purported to be owned by any Company Entity, free and clear of all Liens (except for Permitted Liens). Except as would not reasonably be expected to have, a material impact on the business of the Company Entities, taken as a whole, (i) the Company Entities have a valid, enforceable and sufficient license to, all other material Intellectual Property Rights used in or otherwise material to the conduct of the Company Entities’ businesses as presently conducted and (ii) the consummation of the transactions contemplated by this Agreement will not (A) alter or impair any Company Entity’s rights in any Intellectual Property Rights or Company Systems or (B) result in the grant, license or assignment to any Person of any interest in or to, or the creation of any Lien (other than Permitted Liens) on, any Intellectual Property Rights owned by any Company Entity. No Company Entity is party to any Contract that would require any future Affiliate of such Company Entity to license any material Intellectual Property Rights of such future Affiliate to any Person.

(c) Except as would not reasonably be expected to have a material impact on the business of the Company Entities, taken as a whole, (i) no present or former employee, officer or director of any Company Entity, or agent, outside contractor or consultant of any Company Entity, holds any right, title or interest (contingent or otherwise), directly or indirectly, in whole or in part, in or to any Company Systems or to any Intellectual Property Rights that are owned or purported to be owned by a Company Entity or are otherwise material to the conduct of the Company Entities’ businesses as presently conducted and (ii) the Company Entities have obtained from all Persons (including present and former employees, officers, directors, agents, outside contractors and consultants) who have created any material Intellectual Property Rights owned or purported to be owned by any of the Company Entities, valid and enforceable written assignments of any such Intellectual Property Right to the Company Entities, in each case other than for any Intellectual Property Rights created by employees that are owned by a Company Entity as a matter of Law. The Company Systems (i) are sufficient in all material respects for the needs of the Company Entities’ businesses as currently conducted, (ii) operate and perform in all material respects in accordance with their documentation and specifications, and (iii) do not contain any material bugs or defects, or any Malicious Code. The Company Entities maintain commercially reasonable security, disaster recovery and business continuity plans. Since January 1, 2021, there has not been any material failure or breach with respect to any of the Company Systems that resulted in a significant disruption to the Company Entities’ businesses or the payment of any service level credits to any single customer in excess of $100,000, and except as would not reasonably be expected to have a material impact on the business of the Company Entities, taken as a whole, any such failure or breach has been remedied or replaced in all material respects.

(d) Except as set forth on Section 3.11(c) of the Company Disclosure Letter or as would not reasonably be expected to have a material impact on any of the Company Entities’ businesses taken as a whole, (i) there are no Actions pending, or to the Knowledge of the Company, threatened by or against any Company Entity (and there have not been any Actions threatened in writing by or against any Company Entity that remain unresolved) asserting (A) any invalidity, misuse, misappropriation or unenforceability of or challenging the ownership or scope of any Intellectual Property Rights or (B) any infringement or misappropriation of any Intellectual Property Rights, (ii) none of the Company Entities nor the conduct of any of their respective businesses has, since January 1, 2021, infringed or misappropriated and does not infringe, or misappropriate, in each case in any material respect, any Intellectual Property Rights of any other Person and (iii) none of the Intellectual Property Rights owned or purported to be owned by the Company Entities have been infringed, misappropriated, diluted or conflicted by any other Person in any material respect.

(e) Except as would not reasonably be expected to have a material impact on the business of the Company Entities, taken as a whole, the Company Entities do not have a duty or obligation to disclose, deliver, license or otherwise make available to any Person any source code owned or purported to be owned by a Company Entity that is material to the Company Entities’ businesses as currently conducted (“Company Source Code”), on a contingent basis or otherwise. Except as set forth on Section 3.11(e) of the Company Disclosure Letter, the Company has not disclosed any Company Source Code to any Person, and the consummation of the transactions contemplated by this Agreement will not result in the disclosure to any Person of any Company Source Code. Except as would not reasonably be expected to have a material impact on the business of the Company Entities, taken as a whole, (1) the Company Entities have not used any open source software or any modification or derivative thereof in a manner that would (i) require any Company Entity to (A) license, disclose or distribute Company Source Code or other Intellectual Property Rights owned or purported to be owned by any Company Entity for the purpose of making derivative works or (B) make available for redistribution to any Person such Company Source Code at no or minimal charge, or (ii) prohibit or limit the (x) receipt of consideration in connection with licensing or otherwise distributing or providing access to any products or services of the Company Entities, or (y) imposition of contractual restrictions on the rights of licensees or other users to decompile, disassemble or otherwise reverse-engineer any such products or services and (2) the Company Entities have, since January 1, 2021, complied in all material respects with the terms of all Contracts governing the use or distribution of third-party software (including open source software). A Company Entity has in its possession the Company Source Code and related documentation to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize the Company Source Code.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Letter or as would not reasonably be expected to have a material impact on the business of the Company Entities, taken as a whole, (i) the Company Entities (and their vendors, subprocessors and other Persons acting on their behalf with respect to Personal Data) are in compliance in all material respects with, and since January 1, 2021, have been in compliance in all material respects with, all Data Security Requirements, (ii) since January 1, 2021, there have not been any notices received by a Company Entity from any third party, including any Governmental Entity, relating to Data Security Requirements or any actual or alleged incidents of data security breaches, or relating to any unauthorized access or use of any Company Systems, (iii) since January 1, 2021, there has not been any material loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other material breach of security, of the Company Systems or any Personal Data therein (each, a “Security Incident”), including any Security Incident requiring notification to any individual or authority under Data Security Requirements, and (iv) since January 1, 2021, no Company Entity has been involved in any phishing, social engineering, or business email compromise incident that has resulted in a material monetary loss or that has otherwise had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Company Entities, taken as a whole. Except as would not reasonably be expected to have a material impact on the business of the Company Entities, taken as a whole, neither the negotiation nor consummation of the transactions contemplated by this Agreement, nor any disclosure or transfer of information in connection therewith, will breach or otherwise cause any violation of any Data Security Requirement or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person under any such Data Security Requirement.

(g) Except as would not reasonably be expected to have a material impact on the business of the Company Entities, taken as a whole, (i) each Company Entity has implemented and maintains a commercially reasonable information security plan (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, availability, integrity and security of the Company Systems and the information and data stored therein against the occurrence of a Security Incident, including cybersecurity and malicious insider risks, and (ii) the Security Plan conforms (and since January 1, 2021 has conformed) in all material respects, to the Data Security Requirements.

3.12 Litigation.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Letter, there are no (and since January 1, 2021, there have not been any) Actions (i) in which monetary damages in excess of $150,000 (individually or in the aggregate in the case of a series of related Actions) are sought from one or more Company Entities, (ii) in which any injunctive or material equitable remedies or other material obligations or material restrictions are sought against one or more Company Entities, or (iii) brought by or on behalf of any Governmental Entity against one or more Company Entities (excluding, for the avoidance of doubt, routine correspondence, investigations, examinations, requests, processes, “industry sweeps” or comparable communications or investigations, in each case in the ordinary course of business that did not target the Company Entities, and were resolved prior to the date hereof), in each case, pending or threatened in writing against any Company Entity, at law or in equity, before or by any Governmental Entity.

(b) Except as set forth on Section 3.12(b) of the Company Disclosure Letter, no Company Entity nor any of their respective assets or properties, nor their officers, employees or directors (solely in their capacity as such), nor the transactions contemplated by this Agreement or the Ancillary Agreements is subject to any Order containing material outstanding or unsatisfied obligations (excluding customary confidentiality, non-disparagement, and other administrative provisions), nor, to the Knowledge of the Company is any such Order threatened. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.

3.13 Brokerage. Except as set forth on Section 3.13 of the Company Disclosure Letter (which items, for the avoidance of doubt, shall constitute Company Expenses), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Company Entity or any Blocker or any of their respective Affiliates.

3.14 Insurance. Section 3.14 of the Company Disclosure Letter contains a true, complete and correct description of each insurance policy (excluding any group welfare insurance policy providing benefits under any Employee Benefit Plan set forth on Section 3.16(a) of the Company Disclosure Letter) maintained by the Company Entities with respect to its properties, assets and business or directors, managers, officers and employees of the Company Entities. All such policies are in full force and effect and all premiums with respect thereto have been paid to the extent due. No Company Entity is in default with respect to its obligations under any insurance policy maintained by it, nor has any Company Entity received written notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $100,000. Section 3.14 of the Company Disclosure Letter lists all material pending insurance claims submitted by or on behalf of any Company Entity under such insurance policies as of the date hereof. No Company Entity has received any written notice from its insurers that any of the claims set forth in Section 3.14 of the Company Disclosure Letter has been denied or that the insurer is acting under a reservation of rights.

3.15 Labor Matters.

(a) No employee of any of the Company Entities is represented by any labor union or other similar employee representative body. None of the Company Entities are party to or bound by any collective bargaining agreement or other similar labor agreement with any union, works council or employee representative body. No union organizing activities, demands, petitions or proceedings are underway or threatened with respect to the employees of any of the Company Entities and no such activities have occurred since January 1, 2021. There are no strikes, walkouts, concerted work stoppages or slowdowns or lockouts pending or, to the Knowledge of the Company, threatened against the Company Entities, and no such disputes have occurred since January 1, 2021. The Company has not received written notice of any unfair labor practice charges or complaints against any of the Company Entities that are pending before the National Labor Relations Board or any similar state, local, or Governmental Entity. Each Company Entity is (and since January 1, 2021 has been) in compliance in all material respects with all applicable labor and employment related Laws, including provisions thereof relating to employment practices, terms and conditions of employment, wages and hours, overtime, harassment (including sexual harassment), safety and health, workers’ compensation, worker classification, discrimination, retaliation, equal pay, immigration, plant closures and mass layoffs, labor relations, and unions.

(b) Accurate and complete lists (as of the date hereof) of all employees of the Company Entities and their positions are included in Section 3.15(b) of the Company Disclosure Letter. Complete information concerning the respective salaries, wages, bonuses and other compensation paid or payable by the Company Entities during 2023 and year-to-date 2024, as well as dates of employment of such employees (through the date hereof) has been provided to Buyer.

(c) Since January 1, 2021, the Company Entities have not incurred any material liability arising from the misclassification of employees as consultants or independent contractors and have not contracted with a professional employer organization and have not leased employees.

(d) During the two (2) years immediately preceding the Closing, there have been no mass layoffs or plant closings that have triggered notice obligations under the Worker Adjustment and Retraining Notification Act of 1998, as amended (or any other comparable Law), and the Company Entities do not currently plan or contemplate such a mass layoff or plant closing.

(e) There do not exist any material pending or, to the Knowledge of the Company, threatened Actions (other than routine undisputed claims for benefits), grievances or disciplinary actions by or between any Company Entity and employees of the Company Entities.

3.16 Employee Benefits.

(a) Section 3.16(a) of the Company Disclosure Letter contains a complete and correct list as of the date hereof of all material Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plans” means all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each material employment, consulting, collective bargaining, severance, termination, incentive, bonus, deferred compensation, change in control, retention, savings, profit sharing, retirement, pension, welfare, health, disability, fringe benefit, paid time off, post-employment or post-termination welfare, vacation, death benefit or equity or equity-based compensation plan, program, policy or agreement, and any other employee benefit plan, program, policy and arrangement that, in each case, whether written or unwritten, that are maintained, sponsored or contributed to or required to be contributed to by any Company Entity, or with respect to which any Company Entity has or may have any material liability, other than any benefit or compensation plan, program, policy, practice, Contract or arrangement that is sponsored or maintained by a Governmental Entity. Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype plan that is the subject of a favorable opinion or advisory letter and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan. With respect to each material Employee Benefit Plan, the Company has provided to Buyer complete and correct copies, to the extent applicable, of (i) the plan documents currently in effect or, in the case of an unwritten Employee Benefit Plan, a written description thereof, (ii) the related trust agreements, (iii) the most recent summary plan descriptions with any applicable summaries of material modifications thereto, (iv) the most recent determination or advisory letter received from the Internal Revenue Service, (v) the two (2) most recent annual reports (Forms 5500, with all applicable attachments), and (vi) any material non-routine correspondence with any Governmental Entity related to an Employee Benefit Plan since January 1, 2021.

(b) Each Employee Benefit Plan has been established, maintained, funded and administered, in all material respects, in accordance with its terms and in compliance in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws. With respect to each Employee Benefit Plan, all premiums, contributions, or other payments have been made on a timely basis and properly accrued in accordance with GAAP, as applicable.

(c) No Company Entity maintains, sponsors, contributes to, has any obligation to contribute to, or has or may have any liability, including on account of any other Person treated as a single employer with any Company Entity under Code Section 414, under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to Code Sections 412 or 430 or Title IV of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iii) a pension plan that is or was subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or (iv) any Employee Benefit Plan that provides for post-employment medical or life insurance benefits (except pursuant to Code Section 4980B or any applicable Law). There do not exist any pending or, to the Knowledge of the Company, threatened Actions (other than routine undisputed claims for benefits), audits or investigations with respect to any Employee Benefit Plan.

(d) Except as set forth in Section 3.16(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, directly or in combination with any other event or the passage of time, (i) entitle any current or former employee, director, manager or individual service provider of any Company Entity to any payment or increased compensation or benefits under any Employee Benefit Plan, (ii) accelerate the time of the payment, vesting or funding of, or trigger any forfeiture of, any compensation or benefits under any Employee Benefit Plan, or (iii) result in the triggering or imposition of any restrictions or limitations on the right of any Company Entity to amend or terminate any Employee Benefit Plan (or result in any adverse consequences for so doing).

(e) Except as set forth in Section 3.16(e) of the Company Disclosure Letter, no amounts payable or that could be received under the Employee Benefit Plans or otherwise will be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) or fail to be deductible for federal income tax purposes by virtue of Code Section 280G on account of the execution and delivery of this Agreement or the transactions contemplated pursuant to this Agreement (in either case, whether directly or in combination with any other event or the passage of time). This Section 3.16(e) shall not apply to any arrangements entered into at the direction of Buyer or between Buyer and its affiliates, on the one hand, and a disqualified individual on the other hand (“Buyer Arrangements”) so that, for the avoidance of doubt, compliance with this Section 3.16(e) shall be determined as if such Buyer Arrangements had not been entered into.

(f) Each Employee Benefit Plan subject to Code Section 409A has been operated and maintained, in form and operation, in accordance in all material respects with Code Section 409A and applicable guidance thereunder.

(g) No Company Entity has any obligation to indemnify or gross up any Person for any Tax incurred pursuant to Code Sections 409A or 4999.

3.17 Compliance with Laws; Permits. Except as set forth on Section 3.17 of the Company Disclosure Letter:

(a) Each Company Entity is (and since January 1, 2021 has been) operated in compliance in all material respects with all applicable Laws. Since January 1, 2021, no written notices have been received by any Company Entity from a Governmental Entity alleging a material violation of any applicable Laws.

(b) Each Company Entity owns or possesses all right, title and interest in and to each of the material Permits required for the ownership of their respective properties and assets and the conduct and operation of its businesses as presently conducted except for failures to hold such Permits which would not be material to the Company Entities, taken as a whole. All such Permits are valid and in full force and effect in all material respects, and each Company Entity is, and since January 1, 2021 has been, in compliance in all material respects with all such Permits, and, since January 1, 2021, no written notice has been received by any Company Entity from a Governmental Entity alleging the failure to hold any of the foregoing, or otherwise threatened any suspension, cancellation, modification, revocation or nonrenewal of any Permit, except, in each case, as would not be reasonably be expected to have a material impact on any of the Company Entities’ businesses, taken as a whole. Since January 1, 2021, all such Permits have been obtained and maintained, including all appropriate applications and renewals having been timely filed.

3.18 Anti-Bribery; Anti-Corruption.

(a) During the five years prior to the date hereof, neither any Company Entity nor any of their respective officers, employees or directors (solely in their capacity as such), nor to the Knowledge of the Company, any of their respective agents acting on behalf of any Company Entity, has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any bribe, rebate, payoff, influence payment, kickback, money or any other thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws, or taken any other action that would cause any Company Entity to be in violation of any Anti-Corruption Laws. There are no pending or, to the Company’s Knowledge, threatened Actions, claims, or allegations against any Company Entity (including their officers, directors, agents and other Persons associated with or acting on their behalf) with respect to any Anti-Corruption Laws; and

(b) During the three years prior to the date hereof, to the Knowledge of the Company, no Company Entity has undergone or is undergoing any audit, inquiry, review, inspection, investigation, survey or examination, or has been involved in any other Action, by or before any Governmental Entity relating to the Anti-Corruption Laws.

3.19 International Trade.

(a) During the three years prior to the date hereof, neither any Company Entity nor any director, manager or officer, nor, to the Knowledge of the Company, any employee or other Person acting for or on behalf of any Company Entity (i) has been or is currently (A) a Sanctioned Person, or (B) resident, located or organized in a Sanctioned Country; (ii) has engaged or is currently engaging in any business or other dealings with or involving (A) any Sanctioned Country or (B) any Sanctioned Person, in each case in violation of applicable Sanctions Laws; (iii) has failed in any material respect to conduct its import, export or reexport transactions or any other transfers in accordance with all applicable Ex-Im Laws; or (iv) has otherwise been in material violation of applicable Sanctions Laws, Ex-Im Laws or the anti-boycott Laws administered by the U.S. Department of Commerce, OFAC, the U.S. Department of Treasury’s Internal Revenue Service, and the U.S. Customs and Border Protection (collectively, “Trade Control Laws”).

(b) During the three years prior to the date hereof, no Company Entity has received from any Governmental Entity any written notice, inquiry, or allegation; made any voluntary or involuntary disclosure to a Governmental Entity; or conducted any internal investigation or audit concerning any actual or potential violation related to applicable Trade Control Laws.

(c) None of the Company Entities is, nor do they contain or operate, a “TID U.S. business” that produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies” as defined in regulations implementing Section 721 of the Defense Production Act of 1950, as amended (31 C.F.R. Part 800 et seq.).

3.20 Real Property.

(a) No Company Entity owns or has ever owned any real property.

(b) Section 3.20(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leases for each Leased Real Property and the address of each Leased Real Property. Except as set forth on Section 3.20(b)(ii) of the Company Disclosure Letter, the Company Entities have good and marketable leasehold title to all Leased Real Property, free and clear of all Liens except Permitted Liens and with respect to each of the Leases: (i) the Company Entities have not subleased, licensed or otherwise granted any Person the right to use or occupy such property subject to such Lease or any portion thereof; (ii) all Leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and no Company Entity has received notice of any default or breach under any such Lease by the Company Entities or any other party thereto, and none of the Company Entities or, to the Knowledge of the Company, any other Person, is in material breach or violation of, or material default (with or without notice or lapse of time or both); and (iii) the Company Entities’ possession and quiet enjoyment of the Leased Real Property under each Lease has not been disturbed and there are no disputes pending or, to the Knowledge of the Company, threatened with respect to such Lease.

(c) No party to any Lease has exercised any termination rights with respect thereto, and no party has given notice of any intention to terminate any Lease (other than the expiration of a Lease in accordance with its terms).

3.21 Environmental. Except as set forth on Section 3.21 of the Company Disclosure Letter: (i) the Company Entities are, and since January 1, 2021 have been, in compliance in all material respects with all Environmental Laws, including with respect to all Permits required pursuant to Environmental Laws for their occupancy of their Leased Real Property or their operation of their business as currently conducted; (ii) since January 1, 2021, no Company Entity has received any written notice from a Governmental Entity, which remains unresolved, alleging any material violation of or material liability under Environmental Laws; (iii) there have been no releases of or exposure to any Hazardous Materials at, on, under or migrating from the Leased Real Property or, to the Knowledge of the Company, at any real property formerly owned, leased or operated by any Company Entity or any of its predecessors, which releases or exposure would reasonably be expected to result in material liability to or material obligations of any Company Entity under Environmental Laws; and (iv) there are no Actions pending, or to the Knowledge of the Company, threatened in writing against any Company Entity, and no Company Entity is subject to any Order or has expressly assumed or retained by Contract any obligation under any Environmental Law or concerning any Hazardous Material, in each case that would reasonably be expected to result in material liability to or material obligations of any Company Entity under Environmental Laws.

The Company and the Sellers have made available to Buyer all environmental site assessment reports and any other material environmental documents possessed or in the reasonable control of the Sellers or any Company Entity (or their Affiliates) pertaining to any liabilities or obligations of any Company Entity under Environmental Law and relating to any Company Entity (or its predecessors) or any Leased Real Property.

3.22 Affiliate Transactions. Section 3.22 of the Company Disclosure Letter sets forth all Contracts (other than (i) employment agreements or offer letters, equity or incentive equity documents with individual employees or service providers of the Company Entities, Organizational Documents, indemnification arrangements in Organizational Documents and Employee Benefit Plans and (ii) Contracts with portfolio companies of Related Parties (as defined below) entered into on arms-length terms in the ordinary course of business) between any Company Entity or any Blocker, on the one hand, and any Affiliate of any Company Entity, Blocker or Seller (other than any Company Entity or Blocker itself, but including any director or officer of any Company Entity, Blocker or Seller) (collectively, “Related Parties”), on the other hand pursuant to which (a) a Related Party has any material financial or other material interest in any Contract, right, asset or property (real or personal), tangible or intangible, owned by or used in the business of any Company Entity or any Blocker or (b) a Company Entity or Blocker has any liability or obligation to any Related Party (such Contracts and arrangements, “Affiliate Transactions”). Except as disclosed on Section 3.22 of the Company Disclosure Letter, none of the Company Entities or Blockers or, to the Knowledge of the Company, any of their respective Affiliates, directors, officers or managers possesses, directly or indirectly, any material financial or other material interest in, or is a director, officer or employee of, any Person (other than any Company Entity) which is a material client, supplier, customer, lessor, lessee or competitor of any Company Entity; provided, that ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities and Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.22.

3.23 Clients; Business Relationships. Section 3.23 of the Company Disclosure Letter sets forth a list of (i) the fifteen (15) largest end-clients of the Company Products based on average daily balance of such client for the twelve (12) month period ending on December 31, 2023 (each, a “Significant Customer”), (ii) each clearing broker, custody broker and fund company parent with whom the Company Entities’ clients maintained an account, limited in the case of fund company parents to those companies who, during such period, were one of the ten (10) largest fund companies by average daily balance of the Company Entities’ client accounts (in the aggregate) for the twelve (12) month period ending on December 31, 2023 (each, a “Significant Business Partner”), and (iii) the top ten (10) service providers or vendors of the Company Entities (the “Significant Vendors”) based on aggregate amounts paid by any Company Entity to such third-party service providers, vendors and payees for the twelve (12) month period ending on December 31, 2023 (each, a “Significant Vendor”). No Significant Customer, Significant Business Partner or Significant Vendor has (A) terminated any of its Contracts or discontinued its business relationship with the Company Entities or stopped or materially reduced, restricted, suspended or materially modified buying products and services from the Company Entities or supplying materials, products or services to the Company Entities or materially changed the pricing, volume or other material terms of its business with the Company Entities, or (B) given written notice of its intent to terminate or materially reduce, restrict, suspend or modify the rate of buying products and services from the Company Entities or supplying materials, products or services to the Company Entities, or materially change the pricing, volume or material other terms of its business with the Company Entities. There are no pending or, to the Knowledge of the Company, threatened, Actions involving any Company Entity, on the one hand, and any Significant Customer, Significant Business Partner or Significant Vendor, on the other hand.

3.24 US Broker-Dealer Matters.

(a) Except for Institutional Cash Distributors LLC (“ICD LLC”), none of the Company Entities is or is required to be registered, licensed or qualified as a broker-dealer.

(b) ICD LLC is and, at all times required by applicable Law, has been (i) duly registered with the U.S. Securities and Exchange Commission as a broker-dealer under the Exchange Act, and in compliance in all material respects with the provisions of the Exchange Act, (ii) duly registered with the Security Investors Protection Corporation, (iii) a member in good standing with FINRA, and (iv) duly registered, licensed or qualified as a broker-dealer with any U.S. state where the conduct of its business requires such registration, license or qualification.

(c) Since January 1, 2021, each employee, officer, director or associated person of ICD LLC required to be registered as a representative, or principal, associated person, agent or salesperson (or any limited subcategory thereof) with any Governmental Entity has been so registered, licensed or otherwise authorized. Each such employee, officer, director or associated person is in compliance with, and since January 1, 2021 has complied in all material respects with, and is not in default in any material respects under, all terms and conditions of such Permits. All applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Entity. There is no action or proceeding pending or, to the Knowledge of the Company, threatened against ICD LLC that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such Permit.

(d) Neither ICD LLC nor any “associated person” (within the meaning of Section 3(a)(18) of the Exchange Act) of ICD LLC since January 1, 2021 (and during which time any such Person was such an “associated person” of ICD LLC) has been (i) subject to a statutory “disqualification” as defined in Section 3(a)(39) of the Exchange Act, (ii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, registration under Section 15 of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer, (iii) subject to any of the events set forth in FINRA Rule 1014(a)(3), or (iv) subject to heightened supervision under applicable Law. There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in ICD LLC or any associated person thereof becoming subject to any such disqualification, censure, limitation, suspension or revocation.

(e) Since January 1, 2021, ICD LLC has not (i) received a written “wells notice” or other written indication of the commencement of an enforcement action from the SEC, FINRA or any other Governmental Entity, (ii) been subject to a formal governmental order instituting proceedings or similar action from the SEC, FINRA or any other Governmental Entity, (iii) settled any claim or proceeding of the SEC, FINRA or any other Governmental Entity or (iv) received any written notice from any Governmental Entity that alleges any material noncompliance with any applicable Law governing the operations of investment advisers or broker-dealers as applicable.

(f) ICD LLC has in effect, and at all times required by applicable Law since January 1, 2021 has had in effect, written compliance and supervisory policies and procedures required under applicable Law pursuant to FINRA Rules 3110, 3120 and 3130. ICD LLC and, to the Knowledge of the Company, the employees and individual independent contractors of ICD LLC subject thereto, are and have been in material compliance with such policies and procedures.

(g) ICD LLC (i) is, and since January 1, 2021 has been, a member in good standing with each SRO of which it is required to be a member and in compliance in all material respects with all applicable rules and regulations of each such SRO, (ii) is, and since January 1, 2021 has been, in compliance in all material respects with the state securities Laws governing the operations of broker-dealers in each state in which it operates and (iii) is not, and since January 1, 2021 has not been, in violation of or default under any material Order or other instrument applicable to ICD LLC or its assets.

(h) ICD LLC is in compliance in all material respects with all applicable regulatory net capital requirements and no distribution of cash is required to be made by ICD LLC that will result in it not being in compliance in all material respects with applicable regulatory net capital requirements. Without limiting the foregoing, ICD LLC maintains, and at all times since January 1, 2021 has maintained, its net capital (i) in compliance with, in all material respects, all applicable Laws and (ii) in an amount sufficient to ensure that it is not required to file notice under Rule 17a-11 of the 1934 Act or FINRA Rule 4120(a), including as a result of being informed by FINRA or the SEC that it is or has been in violation of Rule 15c3-1 of the Exchange Act. ICD LLC is in compliance in all material respects with all applicable Laws or any exemptions therefrom regarding the possession, control and safekeeping of customer funds, securities and other assets.

(i) Since January 1, 2021, ICD LLC has filed, or caused to be filed, all material reports, statements, documents, registrations, filings and submissions required to be filed by ICD LLC with any Governmental Entity (collectively, the “ICD LLC Regulatory Documents”). ICD LLC has paid all material fees and assessments due and payable in connection with the ICD LLC Regulatory Documents. The ICD LLC Regulatory Documents, as of their respective dates, complied in all material respects with all applicable Laws, and ICD LLC’s Uniform Application for Broker-Dealer Registration on Form BD, as of its date of filing, did not contain any untrue statement of a material fact or omitted to state a fact required to be stated therein or necessary (in light of the applicable circumstances) in order to make the statements therein not misleading. No material deficiencies have been asserted by any Governmental Entity with respect to such ICD LLC Regulatory Documents that have not been cured or satisfied. ICD LLC has made available to the Buyer a complete and correct copy of its Uniform Application for Broker-Dealer Registration on Form BD, as in effect on the date hereof.

(j) Neither the conduct of ICD LLC, nor the ownership, management or use of the assets of ICD LLC, requires ICD LLC or any of its officers, associated persons or employees to be registered as an investment adviser under the Investment Advisers Act of 1940 or as an investment adviser or investment adviser representative or agent under any Law.

(k) ICD LLC has maintained all books and records in accordance with all applicable Laws, and all such records are complete and correct in all material respects.

3.25 UK Broker-Dealer Matters.

(a) The UK Entity is an authorized person within the meaning of section 31(2) of FSMA and has such permission under Part IVA of FSMA (“Part 4A Permission”) as is disclosed in Section 3.25(a) of the Company Disclosure Letter.

(b) The UK Entity has not at any time: (i) undertaken any Regulated Activities except those in respect of which at the applicable time either it had the applicable Part 4A Permission or it had been an exempt person (as such term is defined in section 417(1) of FSMA); or (b) taken any action, to the Knowledge of the Company, which is in material breach of any requirements (as such term is defined in the FCA Rules) imposed by the FCA in relation to its Part 4A Permission.

(c) The financial resources and arrangements of the UK Entity are sufficient to enable it to meet the Prudential Requirements as at the date of this Agreement and the Closing Date. To the Knowledge of the Company, there exists no matter or event which will, or would reasonably be expected to, cause the financial resources and arrangements of the UK Entity to be insufficient to enable it to meet the Prudential Requirements.

(d) Since January 1, 2021, each person engaged upon the business of the UK Entity who carries out a controlled function within the meaning of section 59(3) of FSMA has been approved by the FCA pursuant to section 59(1) of FSMA in respect of those controlled functions.

(e) To the Knowledge of the Company, the UK Entity is (and since January 1, 2021, has been) in compliance in all material respects with FSMA and the FCA Rules.

(f) There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the UK Entity or any associated person thereof becoming subject to any such disqualification, censure, limitation, suspension or revocation.

3.26 Portuguese Entity Matters.

(a) The Portuguese Entity is a licensed investment firm (in portuguese, empresa de investimento) with the CMVM, under no. 437 as disclosed in Section 3.26(a) of the Company Disclosure Letter.

(b) The Portuguese Entity has not at any time: (i) undertaken any licensable activities except those in respect of which at the applicable time either it had the applicable license according to Portuguese Law or it was relying on an available exemption; or (ii) taken any action, to the Knowledge of the Company, which is in material breach of any requirements imposed by the CMVM in relation to its license.

(c) The financial, material and human resources and arrangements of the Portuguese Entity are sufficient to enable it to meet the Prudential Requirements as at the date of this Agreement and the Closing Date. To the Knowledge of the Company, there exists no matter or event which will, or would reasonably be expected to, cause the financial, material and human resources and arrangements of the Portuguese Entity to be insufficient to enable it to meet the Prudential Requirements.

(d) The Portuguese Entity is in compliance in all material respects with Portuguese Law and the CMVM Rules.

(e) There are no Actions pending or, to the Knowledge of the Company, threatened that would reasonably be expected to result in the Portuguese Entity or any associated person thereof becoming subject to any such disqualification, censure, limitation, suspension or revocation.

(f) The Portuguese Entity is duly authorized and registered (i.e., under the EU cross-border services passport) to undertake its activities in Austria, Belgium, Denmark, France, Germany, Luxembourg, Netherlands, Spain and Sweden and in compliance with applicable Laws, having carried out all applicable notifications to undertake such activities.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller (in each case, as to itself, and not as to any other Person and specifically not jointly or jointly and severally) hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Letter:

4.01 Organization, Power and Authority. Such Seller (i) is duly formed or organized, validly existing and in good standing under the Laws of the State of Delaware, except in each case where the failure to be in good standing, has not had and would not reasonably be expected to materially impair the ability of such Seller to consummate the transactions contemplated hereby or perform its obligations hereunder, and (ii) possesses all requisite power and authority necessary to own the Purchased Securities owned by it as of the date hereof and after giving effect to the Restructuring and as of immediately prior to the Closing and to enter into and carry out the purchase and sale of its respective Purchased Securities and any of the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which such Seller is party.

4.02 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller is party and the consummation of the transactions contemplated hereby (including the Restructuring and the sale of the Purchased Securities in connection herewith) and thereby have been duly authorized by such Seller, and no other corporate or similar organizational actions or proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements by such Seller or the consummation of the transactions contemplated hereby and the other obligations hereunder and thereunder that are required to be performed by such Seller, including any consent or approval of such Seller’s respective equityholders. This Agreement has been, and at the Closing, each Ancillary Agreement to which such Seller is party shall be, duly executed and delivered by such Seller. This Agreement constitutes a valid and binding obligation of such Seller enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which such Seller is party, when executed and delivered by such Seller, will constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b) Except (x) with respect to the Regulatory Approvals, (y) as set forth on Section 4.02(b) of the Company Disclosure Letter, and (z) with respect to any notice to, filing with, or authorization, consent or approval that may be required solely by the Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Seller is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller do not and will not (i) conflict with or result in a breach or violation of, or require any notice, consent or waiver under, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any equity securities of such Seller or any of the material assets of such Seller pursuant to, or (iv) give any third party the right to cause, or otherwise give rise to or result in, any modification, amendment, termination, cancellation or acceleration of any obligation or right, or the imposition of any fees, penalties or other similar payment obligations under, (A) the Organizational Documents of such Seller, (B) any Law to which such Seller is subject, or (C) any Contract to which such Seller or any of its properties is party or bound, except, in the cases of clauses (B) and (C), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of such Seller to perform its obligations under this Agreement or any Ancillary Agreement to which such Seller is or will be a party or consummate the transactions contemplated hereby and thereby.

4.03 Title to Purchased Securities.

(a) Such Seller is, as of the date hereof, the sole lawful record and beneficial owner of the Purchased Securities set forth next to such Seller’s name on Section 4.03(a) of the Company Disclosure Letter. Such Seller owns such Purchased Securities free and clear of all Liens (other than restrictions on transfer under the Securities Act or applicable state securities Laws or pursuant to the Organizational Documents of the Company) and has good, valid and marketable title to such Purchased Securities.

(b) After giving effect to the Restructuring and as of immediately prior to the Closing, the Sellers will collectively own 100% of the Purchased Securities free and clear of all Liens (other than restrictions on transfer under the Securities Act or applicable state securities Laws or pursuant to the Organizational Documents of the Company) and will have good, valid and marketable title to such Purchased Securities.

4.04 Litigation. There are no Actions pending or, to the knowledge of such Seller, threatened against such Seller or any of its assets, at law or in equity, or before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to materially impair the ability of such Seller to consummate the transactions contemplated hereby and by the Ancillary Agreements or (b) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements. There are no outstanding Orders against such Seller that (x) individually or in the aggregate, have had or would reasonably be expected to materially impair the ability of such Seller to consummate the transactions contemplated hereby and by the Ancillary Agreements or (y) seek to restrain or prohibit the transactions contemplated hereby and by the Ancillary Agreements.

4.05 Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller or its Affiliates for which a Company Entity or Buyer could have any liability or obligation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

Each Blocker (in each case, as to itself, and not as to any other Person and specifically not jointly or jointly and severally) hereby represents and warrants to Buyer that, except as set forth in the Company Disclosure Letter:

5.01 Organization; Power and Authority.

(a) Such Blocker is a duly organized corporation existing and in good standing under the Laws of the State of Delaware, except where the failure to be in good standing has not had and would not reasonably be expected to have a material adverse effect on the ability of such Blocker to consummate the transactions contemplated hereby or perform its material obligations hereunder. Such Blocker possesses, and after giving effect to the Restructuring will possess, all requisite power and authority necessary to own the Company Units owned by it and to enter into and carry out the transactions contemplated by this Agreement and each of the Ancillary Agreements to which such Blocker is party.

(b) Complete and correct copies of the Organizational Documents of such Blocker have been made available to Buyer, each amended and in effect as of the date hereof. Such Organizational Documents are in full force and effect, and such Blocker is not in violation of its Organizational Documents in any material respect.

5.02 Capitalization of Blockers.

(a) As of the date hereof, all of the issued and outstanding equity securities of such Blocker consist of (i) in the case of the Parthenon Blocker, 1,000 shares of Parthenon Blocker Common Stock, and (ii) in the case of the Stellus Blocker, 200 shares of Stellus Blocker Common Stock. All of the (A) Parthenon Blocker Shares are owned of record by the Parthenon Blocker Seller, and (B) Stellus Blocker Shares are owned of record by the Stellus Blocker Seller, in each case free and clear of all Liens, other than Liens arising under the Securities Act or applicable state securities Laws. All of the (I) Parthenon Blocker Shares have been duly authorized, are validly issued, and, if applicable, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights, and (II) Stellus Blocker Shares have been duly authorized, are validly issued, and, if applicable, fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights.

(b) Except as contemplated by the Restructuring or in connection with any Blocker Share Redemption, (1) there are no rights, subscription rights, purchase rights, conversion rights, calls, warrants, options or other similar Contracts to purchase or otherwise acquire, or that could require such Blocker to issue, sell or otherwise cause to become outstanding any shares of capital stock or other equity securities of such Blocker or securities or obligations or other instruments of any kind convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity securities of such Blocker, and such Blocker is not subject to any obligation to repurchase, redeem or otherwise acquire or retire, any equity securities, (2) there are no statutory or contractual preemptive rights, co-sale rights, rights of first refusal or similar rights or restrictions with respect to any equity securities of such Blocker and (3) there are no agreements by or among any Seller(s) or among any other Persons, in each case, with respect to the voting or transfer of any equity securities of such Blocker. Except as set forth in Section 5.02 of the Company Disclosure Letter, as of the Closing, such Blocker will not own, or hold any right to acquire, any shares of capital stock or any other equity security of any other Person (other than the Company). Other than the Company Units, as of the Closing, such Blocker will not own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person. Except as set forth on Section 5.02 of the Company Disclosure Letter or as contemplated by the Restructuring or a Blocker Share Redemption, such Blocker has not issued or agreed to issue any equity securities.

5.03 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Blocker is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Blocker, and no other corporate or similar organizational actions or proceedings on the part of such Blocker are necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements by such Blocker or the consummation of the transactions contemplated hereby and the other obligations hereunder and thereunder that are required to be performed by such Blocker, including any consent or approval of such Blocker’s respective equityholders. This Agreement has been, and at the Closing each Ancillary Agreement to which such Blocker is party shall be, duly executed and delivered by such Blocker. Assuming due authorization, execution and delivery by each other party hereto, this Agreement constitutes a valid and binding obligation of such Blocker enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming due authorization, execution and delivery by each other party thereto, each Ancillary Agreement to which such Blocker is party, when executed and delivered by such Blocker, will constitute a valid and binding obligation of such Blocker, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b) Except (x) with respect to the Regulatory Approvals, (y) as set forth on Section 5.02(b) of the Company Disclosure Letter, and (z) with respect to any notice to, filing with, or authorization, consent or approval that may be required solely by Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which such Blocker is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by such Blocker do not and will not (i) conflict with or result in a breach or violation of, or require any notice, consent or waiver under, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any equity securities of such Blocker or any of the material assets of such Blocker pursuant to, or (iv) give any third party the right to cause, or otherwise give rise to or result in, any modification, amendment, termination, cancellation or acceleration of any obligation or right, or the imposition of any fees, penalties or other similar payment obligations under, (A) the Organizational Documents of such Blocker, (B) any Law to which such Blocker is subject, or (C) any Contract to which such Blocker or any of its properties is party or bound, except in the cases of clauses (B) and (C), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of such Blocker to perform its obligations under this Agreement or any Ancillary Agreement to which such Blocker is or will be a party or consummate the transactions contemplated hereby and thereby.

5.04 Ownership of Company Units. After giving effect to the Restructuring and as of immediately prior to the Closing, such Blocker will have good, valid and marketable title to all Company Units then held by it, in each case, free and clear of all Liens (other than Liens arising under the Securities Act and applicable state securities Laws).

5.05 Conduct of Business. Such Blocker is a holding company and does not directly engage in any of the business activities conducted by the Company Entities and does not directly own any assets or properties used by the Company Entities in the conduct of their respective businesses. Such Blocker (a) does not have and has never had any liabilities or obligations, (b) does not have and has never had any assets, (c) does not own, operate or lease, and has never owned, operated or leased, any real property or personal property, (d) does not have, and has never had, any employees, and (e) does not engage in, and has never engaged in, any business activities of any type or kind, in each case, other than (i) liabilities and obligations incurred in connection with its incorporation, organization and capitalization, (ii) holding the Company Units held by it (or, prior to the Restructuring, the equity interests of its subsidiary), (iii) with respect to the Parthenon Blocker, holding a limited partnership interest in Parthenon Investors V ICD-AIV, LP, a Delaware limited partnership, (iv) engaging in the Restructuring and the liabilities and obligations related to the Restructuring or arising in connection with its direct or indirect ownership of the Company Entities, and (v) activities ancillary to or contemplated by those activities or this Agreement.

5.06 Tax Matters.

(a) Such Blocker has timely filed (taking into account valid extensions) all income and other material Tax Returns it is required to file under applicable Laws, and such Tax Returns were true, correct, and complete in all material respects.

(b) Such Blocker has paid all income and other material Taxes due and owing by it and has withheld and paid over to the appropriate taxing authority all material Taxes it is required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other third party under applicable Laws.

(c) Such Blocker has collected and timely remitted to the appropriate taxing authority all material sales, use, value added, goods and services, and similar Taxes required to be collected by it.

(d) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of such Blocker.

(e) Such Blocker has not waived or agreed to extend any statute of limitations with respect to any Taxes (or any Tax assessment or deficiency) or agreed to or been granted any extension of time for filing any Tax Return other than automatic extensions requested or obtained in the ordinary course.

(f) No deficiency, dispute or claim relating to any Tax has been proposed, asserted or assessed by any taxing authority against such Blocker.

(g) No Tax audits, investigations, suits, claims, actions or administrative or judicial Tax proceedings are pending or being conducted with respect to a material Tax Return or a material amount of Taxes of such Blocker.

(h) No written claim has been made by a taxing authority in a jurisdiction where such Blocker does not file Tax Returns that such Blocker is or may be subject to Taxes assessed by such jurisdiction. Such Blocker is not tax resident and does not maintain a permanent establishment in any jurisdiction other than its jurisdiction of incorporation.

(i) Such Blocker has not ever been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return. Such Blocker is not liable for the Taxes of another Person (i) under Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or non-U.S. Law) or (ii) as a transferee or successor, or by Contract (other than a Contract entered into in the ordinary course of business the primary purpose of which is not Taxes). Such Blocker is not party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not Taxes).

(j) Such Blocker will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (i) prepaid amount or deferred revenue received on or prior to the Closing, (ii) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) entered into prior to the Closing, (iv) installment sale or open transaction made on or prior to the Closing, (v) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (vi) deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any similar provision of state, local or non-U.S. Tax law) existing prior to the Closing, (vii) by reason of Code Section 965(a) or an election pursuant to Code Section 965(h) (or any similar provision of state, local or non-U.S. Tax law), or (viii) election under Code Section 108(i) (or any corresponding or similar provision of state, local or non-U.S. law) made prior to the Closing.

(k) In the past three years, such Blocker has not distributed the securities of another Person, or has had its securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(l) Such Blocker is not, and has not been, a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b)(2).

(m) Such Blocker is, and at all times since its formation has been, properly classified as a domestic corporation for U.S. federal income tax purposes. Such Blocker was organized for the purpose of directly or indirectly purchasing and holding Company Units and has not conducted any material business activities unrelated to directly or indirectly purchasing and holding Company Units. Such Blocker’s only material assets are (i) its direct or indirect interest in Company Units, (ii) property distributed by the Company in respect of such Company Units, and/or (iii) assets incidental to the ownership of such Company Units.

(n) Such Blocker is not, and has not been in the last five years, a “United States real property holding corporation” within the meaning of Code Section 897.

(o) All payments by or to such Blocker in relation to any related party transactions have complied in all material respects with all applicable transfer pricing requirements imposed by any taxing authority and all material documentation required by relevant transfer pricing laws has been timely prepared or obtained and, if necessary, retained by such Blocker.

(p) Such Blocker is in material compliance with all terms and conditions of any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government.

5.07 Litigation. There are no Actions pending or, to the knowledge of such Blocker, threatened against such Blocker or any of its assets, at law or in equity, or before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to have a material impact on such Blocker, or (b) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements. There are no outstanding Orders against such Blocker or any of its assets that (x) individually or in the aggregate, have had or would reasonably be expected to materially impair the ability of such Blocker to consummate the transactions contemplated hereby and by the Ancillary Agreements or (y) seek to restrain or prohibit the transactions contemplated hereby and by the Ancillary Agreements.

5.08 Brokerage. No Person shall be entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Shares or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Blocker or any of its Affiliates for which a Company Entity or Buyer could have any liability or obligation.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Sellers that, except as set forth in the Buyer Disclosure Letter:

6.01 Organization and Entity Power. Buyer is a duly formed limited liability company validly existing and in good standing under the Laws of the State of Delaware. Buyer is qualified to do business in every jurisdiction in which the ownership of its properties or the conduct of its business requires it to be so qualified, except in such jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated hereby. Buyer possesses all requisite power and authority to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to enter into and carry out the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement and each of the Ancillary Agreements to which Buyer is party.

6.02 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer, and no other corporate or similar organizational actions or proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements by Buyer or the consummation of the transactions contemplated hereby and the other obligations hereunder and thereunder that are required to be performed by Buyer, including any consent or approval of such Buyer’s equityholders. This Agreement has been, and at the Closing, each Ancillary Agreement to which Buyer is party will be, duly executed and delivered by Buyer. This Agreement constitutes a valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Each Ancillary Agreement to which Buyer is party, when executed and delivered by Buyer, will constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles.

(b) Except (x) with respect to the Regulatory Approvals, and (y) as set forth on Section 6.02(b) of the Buyer Disclosure Letter, the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Buyer is party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer do not and will not (i) conflict with or result in a breach or violation of, or require any notice, consent or waiver under, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any equity securities of Buyer or any of the assets of Buyer pursuant to, or (iv) give any third party the right to cause, or otherwise give rise to or result in, any modification, termination or acceleration of any obligation or right, or the imposition of any fees, penalties or other similar payment obligations under (A) the Organizational Documents of Buyer, (B) any Law to which Buyer is subject, or (C) any Contract to which Buyer or any of their properties is party or bound, except in the cases of clauses (B) and (C), as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Buyer to perform their obligations under this Agreement or any Ancillary Agreement to which Buyer is or will be a party or consummate the transactions contemplated hereby and thereby.

6.03 Financial Capacity. As of the date hereof and immediately prior to the Closing, Buyer has and will have sufficient cash on hand or other sources of immediately available funds to perform all obligations of Buyer required to be performed at the Closing, including (i) making all payments required to be made by Buyer pursuant to Section 1.04, and (ii) payment of all of the out-of-pocket costs of Buyer arising from the consummation of the purchase and sale of the Purchased Securities and any of the other transactions contemplated by this Agreement. Buyer (a) is a creditworthy entity, and (b) is the operating subsidiary of (and is the sole direct subsidiary of) Tradeweb Inc.

6.04 Litigation. There are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or any of their respective assets, at law or in equity, or before or by any Governmental Entity that (a) individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and by the Ancillary Agreements or perform its (or its Affiliates’) obligations hereunder or thereunder, or (b) seek to challenge, restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby and by the Ancillary Agreements. There are no outstanding Orders against Buyer or any of its Subsidiaries or any of their respective assets that (x) individually or in the aggregate, have had or would reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated hereby and by the Ancillary Agreements or (y) seek to restrain or prohibit the transactions contemplated hereby and by the Ancillary Agreements.

6.05 Brokerage. No Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or its Affiliates for which (a) a Seller could have any liability or obligation after the Closing or (b) a Seller or a Company Entity could have any liability or obligation if the transactions contemplated by this Agreement are not consummated.

6.06 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Assuming that (i) the representations and warranties of the Company, the Sellers, and the Blockers contained in Article 3, Article 4 and Article 5, respectively, of this Agreement are true and correct in all material respects, (ii) the Company Entities and the Blockers are Solvent immediately prior to the Closing (and the transactions contemplated hereby), and (iii) the satisfaction of the conditions to Buyer’s obligations to consummate the transactions contemplated hereby, at and immediately after the Closing and after giving effect to the transactions contemplated by this Agreement (including the payment of the Purchase Price), Buyer, the Blockers and the Company Entities will be Solvent at the Closing.

6.07 Investigation. Buyer acknowledges that Buyer (a) has conducted its own investigation and analysis of the Company Entities and the Blockers (including their business, results of operations, prospects and condition) in entering into the transactions contemplated hereby and is solely relying on the express representations and warranties in Article 3, Article 4 and Article 5, and (b) has such knowledge, sophistication and experience in business and financial matters so as to be capable of conducting such investigation and analysis. Buyer is knowledgeable about the industries in which the Company Entities and the Blockers operate and is capable of evaluating the merits and risks of the purchase and sale of the Purchased Securities and any of the other transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.

6.08 Acquisition for Investment. Buyer (a) understands that the Purchased Securities have not been, and will not be, registered under the Securities Act or under any other U.S. federal or state or non-U.S. securities Laws, and are being offered and sold in reliance upon U.S. federal and state and non-U.S. exemptions based on transactions not involving any public offering, (b) is acquiring Purchased Securities solely for Buyer’s own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Company and the Blockers and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Purchased Securities, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Purchased Securities, (f) is an accredited investor as that term is defined under Rule 501 of Regulation D promulgated under the Securities Act, and (g) is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1) of Regulation D promulgated under the Securities Act.

6.09 Statutory Disqualifications. Neither Buyer nor any Person that will be an “associated person” (within the meaning of Section 3(a)(18) of the Exchange Act) of ICD LLC, is (i) subject to a statutory “disqualification” as defined in Section 3(a)(39) of the Exchange Act, (ii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, registration under Section 15 of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer or (iii) subject to heightened supervision under applicable Law.

6.10 No Competing Business. Neither Buyer, Buyer’s “ultimate parent entity,” nor any of their respective Affiliates, Subsidiaries, “associates” or “affiliates” (each, in the case of non-capitalized terms, as defined in 16 CFR 801.1(d)) holds, directly or indirectly, voting securities or other interests greater than five percent (5%) of any Person that owns, controls or operates a corporate treasury money market fund portal business.

ARTICLE 7

COVENANTS AND AGREEMENTS

7.01 Access. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, and subject to applicable law, the Company shall, and the Sellers shall cause the Company Entities and the Blockers to use commercially reasonable efforts to, grant to Buyer and its Representatives reasonable access, during normal business hours and upon reasonable notice, to the senior management personnel, properties, books and records of the Company Entities and the Blockers (including, where applicable, copies thereof); provided, that (a) such access does not unreasonably interfere with the normal operations of any Company Entity or Blocker, (b) all requests for such access shall be directed to Tory Hazard ([***]) or such other Person(s) as the Company may designate in writing from time to time (collectively, the “Designated Contacts”), (c) such access shall not extend to any sampling of soil, groundwater, building materials or other environmental media, and (d) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its Representatives to the extent such access or disclosure (1) would waive any legal privilege, (2) would be in violation of any applicable Laws (including any applicable Antitrust Laws) or the material terms of any Contract, or (3) would disclose any source code or trade secret; provided that the Company and the Blocker Sellers shall cooperate with Buyer to attempt to find a way to allow disclosure of such information to the extent doing so would not (in the reasonable judgment of the Company or the Blocker Seller(s), as applicable, after consultation with counsel), be reasonably likely to violate any Law or Contract or result in the loss of such privilege. Other than the Designated Contacts or as expressly provided in the preceding sentence, Buyer is not authorized to and shall not (directly or indirectly through its employees, agents, advisors, counsel, Representatives and Affiliates (and shall not permit such Persons to)) contact any officer, director, employee, customer, reseller, distributor, supplier, lessee or lessor or other material business relation of any Company Entity prior to the Closing without the prior written consent of the Company; provided, that the foregoing shall not prevent Buyer or its employees, agents, advisors, counsel, Representatives and Affiliates from communicating with any such Persons in the ordinary course of business unrelated to any of the Company Entities or the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer shall, and shall cause its Representatives and Affiliates (including Tradeweb, Inc. and its Subsidiaries) to, abide by the terms of the Confidentiality Agreement with respect to such access and any information furnished to it or its representatives pursuant to this Section 7.01, and Buyer shall be liable to the Company for any failure of any of its Representatives to abide by the terms of the Confidentiality Agreement.

7.02 Conduct of Business.

(a) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (1) as expressly otherwise permitted or contemplated herein (including actions required to complete the Restructuring in accordance with Section 7.13 and any actions contemplated by Section 7.02(d)), (2) as set forth on Section 7.02 of the Company Disclosure Letter, (3) as required by Law, or (4) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) conduct their respective businesses in the ordinary course of business consistent with past practice in all material respects, and (ii) preserve in all material respects the present business operations, and goodwill of the Company Entities and the present relationships with officers and key employees, significant clients, significant customers, significant suppliers and other material business relations of the Company Entities, in each case, in the ordinary course of business consistent with past practice in all material respects.

(b) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (1) as expressly otherwise permitted or contemplated herein (including actions required to complete the Restructuring in accordance with Section 7.13 and any actions contemplated by Section 7.02(d)), (2) as set forth on Section 7.02 of the Company Disclosure Letter, (3) as required by Law, or (4) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the Company shall not, and shall cause its Subsidiaries not to (A) take (or omit to take) any action that would require a new disclosure on Section 3.07 of the Company Disclosure Letter if such action or omission had been taken or occurred during the period between the date of the Latest Balance Sheet and the date hereof, or (B) (x) amend or terminate any Material Contract other than in the ordinary course of business; provided, that any amendment to a Material Contract that is, or would reasonably be expected to be, adverse to any of the Company Entities in any material respect, shall not be deemed to be in the ordinary course of business, (y) except in the ordinary course of business (but subject to the following clause (z)), enter into any Contract that, if entered into prior to the date of this Agreement, would have been required to be set forth on Section 3.10 of the Company Disclosure Letter as a Material Contract or (z) enter into any Contract of the type described in clause (x) of Section 3.10(a), and (ii) the Blockers shall not, and Sellers shall cause the Blockers not to, take (or omit to take) any action that would require a new disclosure on Section 5.05 of the Company Disclosure Letter.

(c) Notwithstanding anything to the contrary in this Section 7.02 or otherwise in this Agreement, (i) the Company’s and its Subsidiaries’ and Blockers’ failure to take any action prohibited by clause (b) of this Section 7.02 will not be a breach of clause (a) of this Section 7.02 and (ii) the Company and its Subsidiaries and the Blockers may, prior to the delivery of the Estimated Closing Statement (or following the delivery thereof and prior to the Adjustment Calculation Time to the extent expressly and specifically taken into account and reflected in the Estimated Closing Statement) (I) use all available unrestricted cash (for the avoidance of doubt, excluding the Regulatory Capital Reserve Amount) for any lawful purpose (including to dividend or distribute any amounts to Sellers (or, in the case of each Blocker, redeem any stock of such Blocker (a “Blocker Share Redemption”) or repay any Indebtedness)), and (II) repay, satisfy or otherwise settle any intercompany obligations, payables or loans of any kind or nature between or among any of the Company and its Subsidiaries or Blockers. Nothing contained in this Agreement will give to Buyer, directly or indirectly, rights to control or direct the operations of the Company, its Subsidiaries or the Blockers prior to the Closing.

(d) From the date hereof until the earlier of (i) the Closing and (ii) the valid termination of this Agreement, the Company shall use (and shall cause the Company Entities to use) good faith efforts to take the actions set forth on Schedule 7.02(d) of the Company Disclosure Letter.

7.03 Reasonable Best Efforts. Subject to the terms of this Agreement, Buyer shall (and shall cause Tradeweb Inc. and its and their Subsidiaries to), on the one hand, and each of the Sellers, the Company and the Blockers, on the other hand, shall (and the Company shall cause each of the other Company Entities to), (i) use its reasonable best efforts to cause all conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable, and (ii) not take any action intended to prevent, impede or materially delay the Closing.

7.04 Regulatory Act Compliance.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall (and shall use reasonable best efforts to cause their respective Subsidiaries and Affiliates to) use its and their reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Law to obtain the Regulatory Approvals as promptly as practicable, including (i) subject to Section 7.01, Section 7.07 and the Confidentiality Agreement, furnishing to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with obtaining any Regulatory Approvals, (ii) with respect to Buyer, providing information relating to Buyer, its Affiliates and financing sources and the directors, officers, managers, employees, auditors, contractors and direct or indirect equityholders of Buyer, its Affiliates and financing sources and such other information and documents within the possession or under the control of Buyer and its Affiliates as may be required by FINRA, the FCA, the CMVM or any other Governmental Entity or by any Laws, rules, statement of guidance, regulatory policy or regulatory procedure promulgated by FINRA, the FCA, the CMVM or any other Governmental Entity in connection with the Regulatory Approvals, (iii) making or causing to be made as promptly as practicable an appropriate response to any request from a Governmental Entity for information and documents as necessary, proper or advisable to obtain the Regulatory Approvals and otherwise to permit consummation of the transactions contemplated by this Agreement and (iv) cooperating to lift or rescind any injunction or restraining order or other Order adversely affecting the ability to consummate the transactions contemplated by this Agreement.

(b) In furtherance of and without limiting the obligations set forth in Section 7.04(a), Buyer and the Company shall each file or cause to be filed, promptly (but in any event in the case of the initial notification required under the HSR Act within ten (10) Business Days after the date of this Agreement), all notifications or the like required to be filed by Buyer or the Company, or their respective Subsidiaries or Affiliates, as applicable, under the HSR Act with respect to the purchase and sale of the Purchased Securities and any of the other transactions contemplated by this Agreement. Buyer and the Company shall promptly make, or cause to be made, an appropriate response to any requests for additional information made by any Antitrust Authorities and shall use reasonable best efforts to take all actions necessary or advisable (and not omit or fail to take any action necessary or advisable) to eliminate all impediments to Closing under applicable Antitrust Laws at the earliest possible date and in no event any later than is necessary to ensure that the Closing will occur no later than the Termination Date. Buyer and the Company shall resist in good faith, at each of their respective cost and expense (including by the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of any Antitrust Laws. Buyer agrees to take (and to cause Tradeweb Inc. and its Subsidiaries to take) all actions that are necessary or advisable or as may be required by any Governmental Entity to expeditiously (and in no event later than the Termination Date) consummate the transactions contemplated by this Agreement, including (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of any entities, assets or facilities of any Company Entity after the Closing, (B) terminating, amending or assigning existing relationships and contractual rights and obligations of any Company Entity (other than terminations that would result in a breach of a contractual obligation to a third party), and (C) amending, assigning or terminating existing licenses or other agreements of any Company Entity (other than terminations that would result in a breach of a license or such other agreement with a third party) and entering into such new licenses or other agreements of any Company Entity; provided that any action contemplated by the above is conditioned upon the consummation of the transactions contemplated by this Agreement; provided further that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.04(b) or any other provision of this Agreement shall require or obligate Buyer or any of its Affiliates to, and the Company and Sellers shall not, without the prior written consent of Buyer, agree or otherwise be required to, take any action, including any action contemplated by this Section 7.04, (x) that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the financial condition, assets, liabilities, businesses or results of operations of the Company Entities, taken as a whole, or (y) with respect to Buyer or any of its Subsidiaries or Affiliates (including the London Stock Exchange Group plc and its Subsidiaries), or any interest therein, other than with respect to the Blockers and the Company Entities. Each of Buyer and the Company shall furnish to the other party such necessary information, documents and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Antitrust Laws, and shall consult with the other prior to any substantive meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Entity, and Buyer and the Company shall have, to the extent not prohibited by the Governmental Entity or applicable Law, the right to have a representative present at any such meeting, except, in the case of such right of the Company, for meetings (or portions thereof) the purpose of which is to discuss matters exclusively related to Buyer and its Affiliates; provided, that any materials exchanged in connection with this Section 7.04 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of Buyer and its Affiliates), and to remove references concerning the valuation of the Company or Buyer’s consideration of the transactions contemplated hereby or other competitively sensitive material; provided, further, that the parties hereto may (and shall, with respect to redacted information in the previous proviso), as they deem advisable and necessary, designate any materials provided to the other under this Section 7.04 as “outside counsel only” and provide to such party’s external counsel. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement, or the Closing, except as expressly required by this Agreement, none of Buyer, Tradeweb Inc. or any of their respective Subsidiaries shall take or agree to take (and Buyer shall cause Tradeweb, Inc. and its and their respective Subsidiaries to not take) any action that would reasonably be expected to materially impair or materially delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing, Buyer shall not (and Buyer shall cause Tradeweb, Inc. and its and their respective Subsidiaries not to) acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity interest in any other Person or any business or division thereof that would reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity (including, but not limited to, FINRA, the FCA and the CMVM) necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act or any other Antitrust Law, or (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement or increase the risk of not being able to remove any such order on appeal or otherwise.

(c) In furtherance of and without limiting the obligations of any party hereto set forth in Section 7.04(a), assuming the availability and receipt of information from Buyer and its Affiliates, which, for the avoidance of doubt, Buyer and its Affiliates shall (and Buyer shall cause its Affiliates, including Tradeweb, Inc. and its Subsidiaries, to) provide as promptly as practicable upon the request from the Company, (i) the Company and Buyer agree to use its reasonable best efforts to file or cause to be filed with FINRA a Continuing Membership Application pursuant to FINRA Rule 1017 consistent with the requirements of FINRA Rule 1017 for approval of the change of control of ICD LLC resulting from the transactions contemplated herein (including all supplements, revisions and amendments thereto, the “CMA”) as soon as practicable following the date hereof and use its reasonable best efforts to obtain final, written approval from FINRA of the CMA (the “FINRA Approval”) as soon as practicable (and in any event within fourteen (14) days or such longer period as may be agreed by the Company), including by requesting that FINRA consider such application for its “fast track” review process, (ii) the Company and Buyer agree to, as soon as practicable (and in any event within twenty-one (21) days or such longer period as may be agreed by the Company) following the date hereof, file or cause to be filed the application for FCA Approval of Buyer (and any other potential controllers, to the extent required) acquiring control of any entity of which Buyer or any other entity would acquire control for the purposes of Section 181 of the

FSMA, and (iii) the Company and Buyer agree to, as soon as practicable (and in any event within twenty-one (21) days or such longer period as may be agreed by the Company) following the date hereof, file or cause to be filed the application for CMVM Approval of Buyer (and any other potential controllers, to the extent required) acquiring control of any entity of which Buyer or any other entity would acquire control for the purposes of Article 71 of Decree-law no. 109-H/2021, of December 10th. Buyer and the Company shall respond promptly to any request for additional information or documentary material that may be made by FINRA, the FCA or the CMVM. Buyer shall promptly provide or cause to be provided to the Company all information and materials reasonably requested by the Company to effect such filing of the CMA and obtaining the FINRA Approval. Buyer shall use commercially reasonable efforts to ensure such information and materials are true and complete in all material respects. Prior to filing the CMA, the Company and/or ICD LLC shall provide a draft version of such application to Buyer for its review and comment at least five (5) Business Days prior to the intended filing date, and the Company shall consider in good faith and implement the reasonable comments of Buyer. The Company and Buyer shall cooperate (and cause their respective Affiliates to cooperate) with each other and with FINRA in connection with such filings and resolving any inquiries from FINRA in connection therewith and shall use reasonable best efforts to obtain FINRA’s approval of the CMA for ICD LLC.

(d) The Company and Buyer agree to, as promptly as practicable after the date of this Agreement, make and submit applications for approval of, or notice filings required under, applicable state securities Laws (such filings, the “State BD Filings”) with respect to, a change in ownership or control of ICD LLC (collectively, the “State BD Approvals”). Buyer shall promptly provide or cause to be provided to the Company all information and materials reasonably requested by the Company to effect such State BD Filings and obtaining the State BD Approvals. Buyer shall use commercially reasonable efforts to ensure such information and materials are true and complete in all material respects. The Company and Buyer shall cooperate (and cause their respective Affiliates to cooperate) with each other in connection with such filings and resolving any inquiries from Governmental Entities in connection therewith and shall use reasonable best efforts to obtain the State BD Approvals.

(e) The Company shall promptly provide or cause to be provided to Buyer all information and materials reasonably requested by Buyer for the purposes of the CMVM Approval. The Company shall use commercially reasonable efforts to ensure such information and materials are true and complete in all material respects. Buyer shall provide a draft version of such CMVM Approval application (and any follow-up requests and other inquiries from CMVM) to the Company for its review and comment at least five (5) Business Days prior to the intended filing date or response, as applicable (provided that any such materials may be redacted to remove (a) confidential or commercially sensitive information in relation to the Buyer and its Affiliates, and (b) references concerning the valuation of the Company or Buyer’s consideration of the transactions contemplated hereby, provided that, in each case of the foregoing clauses (a) and (b), reasonably promptly following a reasonable request by the Company therefor, Buyer shall use commercially reasonable efforts (subject to applicable Law) to cause any such materials to be provided in an unredacted form to the Company’s external regulatory attorneys on an “outside counsel only” confidential basis), and Buyer shall consider in good faith and implement the reasonable comments of the Company. The Company and Buyer shall cooperate (and Buyer shall cause its Affiliates, including Tradeweb, Inc. and its Subsidiaries, to cooperate) with each other and with the CMVM in connection with such filings and resolving any inquiries from CMVM in connection therewith and shall use reasonable best efforts to obtain the CMVM Approval as soon as practicable. Buyer agrees to seek the CMVM Approval solely on the basis of business being conducted by the Portuguese Entity as of the date of the CMVM Approval application (and, for the avoidance of doubt, excluding any business Buyer may conduct following the Closing, which Buyer agrees will, if applicable, be raised and addressed with CMVM following the Closing).

(f) The Company shall promptly provide or cause to be provided to Buyer all information and materials reasonably requested by Buyer to obtain the FCA Approval. The Company shall use commercially reasonable efforts to ensure such information and materials are true and complete in all material respects. The Company and Buyer shall cooperate (and Buyer shall cause its Affiliates, including Tradeweb, Inc. and its Subsidiaries, to cooperate) with each other and with the FCA in connection with such filings and resolving any inquiries from FCA in connection therewith and shall use reasonable best efforts to obtain the FCA Approval. For the purposes of the FCA Approval, the Parties shall not be required to provide each other copies of materials or correspondence with the FCA regarding the applicable FCA Approval, except to share (i) an agreed upon description of the transactions contemplated by this Agreement and (ii) the business plan to be submitted as a part of such application (provided, that any such materials may be redacted to remove (a) confidential or commercially sensitive information in relation to the Buyer and its Affiliates, and (b) references concerning the valuation of the Company or Buyer’s consideration of the transactions contemplated hereby, provided, that, in each case of the foregoing clauses (a) and (b), reasonably promptly following a reasonable request by the Company therefor, Buyer shall use commercially reasonable efforts (subject to applicable Law) to cause any such materials to be provided in an unredacted form to the Company’s external regulatory attorneys on an “outside counsel only” confidential basis. Buyer shall, however, promptly notify the Company in writing of and provide Buyer with all material communications with or from the FCA in relation to the FCA Approval.

(g) Subject to Section 7.01, Section 7.07 and the Confidentiality Agreement, each Party shall (i) provide to the other Parties copies of all substantive non-privileged correspondence between it (or its Affiliates, counsel, advisors, consultants, agents or other representatives) and any Governmental Entity relating to the transactions contemplated by this Agreement (including the Restructuring) or any of the matters described in this Section 7.04, and (ii) promptly inform the other parties hereto of any substantive oral communication with, and provide copies of substantive non-privileged written communications with, any Governmental Entity regarding any such filings or any such transaction, in each case to the extent permitted by Section 7.01. No Party shall independently participate in any formal (or substantive informal) meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate if, and to the extent, that the subject of such meeting is not confidential information relating to such Party or its Affiliates. To the extent permissible under applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings in connection with the Regulatory Approvals. At the Company’s request, any materials provided by or on behalf of Buyer to any Governmental Entity in connection with the transactions contemplated by this Agreement shall be provided to the Company. At Buyer’s request, any materials provided by or on behalf of the Company or ICD LLC to any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Restructuring) shall be provided to Buyer.

(h) Without limiting the generality of the undertakings pursuant to this Section 7.04, Buyer shall use its reasonable best efforts to (i) furnish to the Company, as promptly as practicable, reasonably available information relating to Buyer and its Affiliates required to assist the Company to in preparing the filing of a CMA with FINRA and the State BD Filings and (ii) promptly respond to any requests for additional information by FINRA, FCA, CMVM and other similar Governmental Entities.

7.05 Distribution of Cash and Cash Equivalents. Notwithstanding any other provision to the contrary contained in this Agreement, prior to the delivery of the Estimated Closing Statement (or following the delivery thereof and prior to the Adjustment Calculation Time to the extent expressly and specifically taken into account and reflected in the Estimated Closing Statement), the (i) Sellers shall be entitled to receive from the Company Entities and the Blockers by way of dividends, distributions, redemptions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company Entities or the Blockers prior to and as of the Adjustment Calculation Time (excluding the Regulatory Capital Reserve Amount and any other cash required (in the good faith determination of the Company) to be held by the Company Entities under applicable Law), and the Company Entities and the Blockers shall be entitled to use such excess cash and cash equivalents to pay or repay any liabilities of the Company Entities or the Blockers or any other lawful purpose, and (ii) Blockers and the Blocker Sellers shall be entitled to complete Blocker Share Redemptions to remove any excess cash from the Blockers; provided, that from and after the Adjustment Calculation Time until the Closing, unless expressly and specifically taken into account and reflected in the Estimated Closing Statement, neither any Company Entity nor any Blocker shall use any Cash-on-Hand to (a) pay any Company Expense, (b) make any payments to Sellers or any of their Affiliates by way of dividends, distributions, return of capital or otherwise, or (c) repay any Indebtedness.

7.06 Press Releases and Announcements. The initial press release regarding this Agreement shall be made at such time and in such form as Buyer, the Company and the Seller Representative mutually agree; provided, that if parties cannot agree on the time or form of such initial press release, Buyer shall be permitted to make any disclosure solely to the extent required by Law or the rules of any stock exchange (including disclosures required under the securities Laws or any listing agreement covering publicly traded securities); provided, that, so long as such comments do not prohibit compliance with such securities Laws or the rules of any stock exchange, Buyer shall use commercially reasonable efforts to consult in good faith with the Seller Representative before doing so and incorporate any comments Buyer determines in good faith are reasonable. The parties hereto agree that, except for the initial press release contemplated by the foregoing sentence and except as required by Law or the rules of any stock exchange (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities, taking into account any requirements under GAAP) or expressly contemplated by this Agreement, no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued or made by or on behalf of any party hereto without the prior consent of Buyer and the Seller Representative (in each case, which shall not be unreasonably withheld, conditioned or delayed), except that subject to reasonable prior consultation with Buyer prior to Closing, each of the Company Entities may make announcements from time to time to their respective employees, customers and suppliers with respect to the transactions contemplated hereby provided that any such announcement shall not, unless otherwise agreed in writing by Buyer, include or otherwise disclose any material information that was not previously publicly disclosed in accordance with the terms of this Agreement. For the avoidance of doubt, the Parties acknowledge and agree (a) that following the issuance of the initial press release regarding this Agreement as contemplated by this Section 7.06, Parthenon Capital Partners and its Affiliates (except for the Company Entities) (collectively, “Parthenon”) may provide information about the subject matter of this Agreement to existing or prospective direct or indirect investors in connection with the operation of its investment and management business in the ordinary course of its business, as required under the Organizational Documents of Sellers, Blockers or the Company Entities or otherwise in the ordinary course of investing or fundraising activities, and (b) nothing contained in this Section 7.06 or the Confidentiality Agreement (as defined below) will limit the ability of Tradeweb Markets Inc. to make any public disclosure it deems necessary to comply with the requirements of any applicable Laws or the rules of any stock exchange (including disclosures advisable or required under the securities Laws or any listing agreement covering publicly traded securities, taking into account any requirements under GAAP) or to file a copy of this Agreement (but not the Company Disclosure Letter or the Exhibits attached hereto unless required or requested by the U.S. Securities and Exchange Commission) with the U.S. Securities and Exchange Commission; provided, that, prior to the Closing, in the event that Tradeweb Inc. intends to make such a public disclosure of information regarding the transactions contemplated by this Agreement (including with respect to the Sellers or their Affiliates) that includes material information not previously publicly disclosed in accordance with the terms of this Section 7.06, Buyer shall use commercially reasonable efforts to consult in good faith with the Seller Representative before making any such disclosure and shall incorporate any comments of the Seller Representative that Buyer determines in good faith are reasonable.

7.07 Confidentiality.

(a) The terms of that certain Confidentiality Agreement, dated as of November 13, 2023, by and between Buyer and Institutional Cash Distributors, Inc. (the “Confidentiality Agreement”), are hereby incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time all obligations under the Confidentiality Agreement shall terminate; provided, that if there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, then the terms of this Agreement shall control and govern to the extent of such inconsistency. If for any reason the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) Each Seller acknowledges that it may be in possession of Proprietary Information (as defined below) of special value to the Company Entities. For purposes of this Section 7.07(b), the term “Proprietary Information” means all confidential information about the business, operations and affairs of the Company Entities, including the Company Entities’ confidential and proprietary information about their business, financial condition, services, technology, know-how, programs and plans, and the names of their clients, clearing brokers, custody brokers, fund companies, service providers, vendors, payees and other business relations, and the nature of their dealings with them as they may exist from time to time, which such Seller has obtained, or which has been disclosed to such Seller in connection with its ownership or management of, or association with, the Company Entities. The term “Proprietary Information” shall not include information that is or becomes generally available to and known by the public, other than as a result of a breach by such Seller or any of its Representatives (in each case, to whom it shared Proprietary Information) of this Agreement or any other contractual obligation of confidentiality which such Seller, such Affiliate or such Representative may have to a Company Entity or information that is independently developed by the Sellers or any of their Representatives without use of or reference to the Proprietary Information. For a period of three (3) years from and after the Closing, each Seller shall, and shall direct its Affiliates and their respective Representatives to (in each case, to whom it shared Proprietary Information), maintain in strict confidence, and not disclose to any third party any such Proprietary Information in breach of this Section 7.07(b) except as expressly permitted herein. Nothing in this Agreement shall prohibit the disclosure of Proprietary Information (i) as is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) by Law; provided, that such Seller shall, or shall cause such Representative to, to the extent permitted by Law, provide Buyer with prompt written notice of such request as soon as reasonably practicable so that Buyer may seek an appropriate protective order or other remedy and, if such protective order or remedy is not obtained, such Seller or such representative may disclose only that portion of the Proprietary Information which such Person is advised by counsel is legally required to disclose, and such Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Proprietary Information so disclosed, (ii) as is necessary to prepare Tax Returns (including Tax Returns of the Sellers or of any of their Affiliates) or other filings with Governmental Entities or to defend or object to any reassessment of Taxes, (iii) as is reasonably necessary for the Sellers (or their representatives) to prepare and disclose, as may be required, financial statements, (iv) as is reasonably necessary for the Sellers (or their Affiliates) to assert or protect any rights of the Sellers under this Agreement, or (v) for disclosure by Parthenon about their investments in the Company Entities to its existing shareholders, partners, and members (and to existing or prospective direct and indirect investors in connection with the operation of its investment and management business (including fundraising activities) in the ordinary course of its business) or their respective advisors the extent such information is required to be provided under governing documents with such shareholders, partners or members or is customarily provided thereto in connection with the operation of its investment and management business in the ordinary course of its business, provided that each such shareholder, partner and member (and direct and indirect existing and prospective investors) and their respective advisors is advised as to the confidential nature of such Proprietary Information, and provided further that the Sellers shall be responsible for any breach of any such confidentiality obligations contained in this Section 7.07(b) by any of their respective Affiliates or Representatives (in each case, to whom it shared Proprietary Information).

7.08 Director and Officer Indemnification and Insurance.

(a) For a period of six (6) years after the Closing, Buyer shall not, and shall not permit any Company Entity or any Blocker to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in such Company Entity’s or such Blocker’s Organizational Documents or in any agreement relating to the exculpation or indemnification of, or the advancement of expenses to, former officers, managers and directors as in effect immediately prior to the Closing, it being the intent of the parties that the officers, managers and directors of the Company Entities and the Blockers prior to the Closing shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law (or to such lesser degree as may be expressly provided in such Company Entity’s or such Blocker’s, as applicable, Organizational Documents as of the date hereof). During such six (6) year period, Buyer shall cause the Company Entities and the Blockers (on their own or on Sellers’ behalf) to perform and discharge the Company Entities’ and Blocker’s obligations to provide such indemnification, exculpation and advancement of expenses. Notwithstanding anything to the contrary herein, any such advancement of expenses shall be subject to an undertaking to repay any such expenses in the event that such former officer, manager or director is determined (by a final, non-appealable decision by a court of competent jurisdiction) to be ineligible for such indemnification. The indemnification obligations pursuant to this Section 7.08(a) shall be mandatory rather than permissive.

(b) Without limiting any additional rights that any director, officer, manager, employee, fiduciary, trustee or agent may have under any agreement, arrangement, Employee Benefit Plan or under any Company Entity’s or any Blocker’s, as applicable, Organizational Documents, from and after the Closing Date, Buyer shall cause the applicable Company Entity or the applicable Blocker, to the fullest extent permitted under applicable Law and to the extent required under such Company Entity’s or such Blocker’s, as applicable, Organizational Documents, in each case as in effect as of the date hereof, to indemnify and hold harmless each individual who, prior to the Closing, served as an officer, manager or director of any Company Entity or any Blocker against any and all losses in connection with any Action or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such Person is or was an officer, manager or director of any Company Entity or any Blocker as of or prior to the Closing or arising out of actions taken (or failed to be taken) by such Person at the request of any Company Entity or any Blocker, including any and all such losses arising out of or relating to this Agreement or the transactions contemplated hereby, for a period of six (6) years after the Closing Date. Buyer or the Company Entities or the Blockers shall promptly advance expenses to any such officer, manager or director of any Company Entity or any Blocker, as incurred, to the fullest extent required under the Company Entity’s or the Blocker’s, as applicable, Organizational Documents, in each case as in effect as of the date hereof. Notwithstanding anything to the contrary herein, any such advancement of expenses shall be subject to an undertaking to repay any such expenses in the event that such former officer, manager or director is determined (by a final, non-appealable decision by a court of competent jurisdiction) to be ineligible for such indemnification. Neither Buyer nor any Company Entity or any Blocker shall have any obligation hereunder to any Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Person in the manner contemplated hereby is prohibited by applicable Law.

(c) Prior to the Closing, Buyer shall obtain (or, at the Company’s option, the Company may obtain at Buyer’s expense), at no expense to the beneficiaries thereof, one or more non-cancellable “tail” insurance policies with claims periods of at least six (6) years following the Closing, and with substantially equivalent coverage and amounts as, and containing terms no less favorable, in the aggregate, to the former officers, managers and directors of the Company Entities and the Blockers than, the Company’s director and officer liability insurance as of the date of this Agreement, including coverage for acts and omissions of the individuals who were officers, managers and/or directors of the Company or any Subsidiary or any Blocker (in such capacities) prior to the Closing with respect to matters arising at or prior to the Closing. The costs of such “tail” insurance policy premium pursuant to this Section 7.08(c) shall be paid by Buyer; provided that in no event shall Buyer or the Company be require to expend, in any twelve (12) month period, an amount for any such tail insurance policies in excess of 300% of the annual premiums currently paid by the Company for its existing director and officer liability insurance; provided further that if the annual premiums for such coverage (or premium cost for such “tail” insurance policies) exceed such amount, Buyer or the Company, as the case may be, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount for such six (6) year period.

(d) In the event that Buyer or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of Buyer or its Subsidiary, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 7.08.

(e) The obligations of Buyer and its Subsidiaries under this Section 7.08 shall not be modified in such a manner as to adversely affect any Person to whom this Section 7.08 applies without the consent of such affected Person.

7.09 Certain Tax Matters.

(a) Seller Tax Returns. Buyer shall direct the Company Entities to prepare or cause to be prepared and file or cause to be filed all Flow-Through Income Tax Returns for the Company Entities (including IRS Form 1065 and any state or local equivalent form) for all taxable periods ending on or before the Closing Date and all Straddle Periods, in each case, the due date of which is after the Closing Date (the “Seller Tax Returns”, and, each such Seller Tax Return for the taxable year ended December 31, 2023, and, if the Closing occurs on or after January 1, 2025, for the taxable year ended December 31, 2024, a “TY23 Tax Return”). Each such Seller Tax Return shall be prepared in a manner that is consistent with past custom and practice of the relevant Company Entity, except as otherwise required by applicable Law, and each TY23 Tax Return shall be prepared using the historic tax return preparers of the Company Entities; provided that all Transaction Tax Deductions shall be deducted on any such Seller Tax Returns (including the portion of the Straddle Period ending on the Closing Date) to the maximum extent permitted by applicable Law (under not less than a “more likely than not” standard). The parties agree that (i) the Company Entities shall make the election pursuant to Revenue Procedure 2011-29, 2011-18 IRB 746 to deduct 70% of any success-based fees for U.S. federal or state income tax purposes, and (ii) all Flow-Through Income Tax Returns for any taxable period that includes the Closing Date shall include an election under Code Section 754 (or similar or corresponding election under U.S. state or local Law). The Company Entities shall provide the Seller Representative with the right to review, comment on and consent (such consent not to be unreasonably withheld, conditioned or delayed) to the filing of each Seller Tax Returns no later than ten (10) days prior to the due date (taking into account valid extensions) for filing such Tax Returns. The Company Entities shall make all reasonable changes requested by the Seller Representative with respect to such Seller Tax Returns. The Seller Representative shall direct the Company Entities to prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company Entities for each taxable period ending on or before the Closing Date the due date of which is prior to the Closing Date, each such Tax Return shall be prepared in a manner that is consistent with past custom and practice of the relevant Company Entity, the Company Entities shall provide Buyer with the right to review and comment on all such material income Tax Returns no later than ten (10) days prior to the due date (taking into account valid extensions) for filing such income Tax Returns, and the Company Entities shall make all reasonable changes requested by Buyer with respect to such income Tax Returns.

(b) Buyer Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company Entities not described in Section 7.09(a), and all Tax Returns of the Blockers, in each case, with respect to any tax period ending on or before the Closing Date or Straddle Period the due date of which is after the Closing Date. Any Transaction Tax Deductions deducted on any such Tax Return shall be allocated to the tax period ending on the Closing Date or the portion of the Straddle Period ending on the Closing Date, as applicable, to the maximum extent permitted by applicable Law (under not less than a “more likely than not” standard). To that extent that any such Tax Return would reasonably be expected to materially decrease the amount paid to Sellers under this Agreement or materially increase the tax liability of Sellers or their direct or indirect owners, Buyer shall provide the Seller Representative with the right to review and comment on and consent (such consent not to be unreasonably withheld, conditioned or delayed) to the filing of any such Tax Return no later than ten (10) days prior to the due date for filing such Tax Return. Buyer shall make all such changes as are reasonably requested by the Seller Representative with respect to such Tax Returns. Notwithstanding the foregoing, this Section 7.09(b) shall become inoperative upon the final determination of the Purchase Price pursuant to Section 1.05).

(c) Post-Closing Actions. Without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), Buyer and its Affiliates shall not, and shall cause the Company Entities and the Blockers not to, (i) other than with respect to the filing of Tax Returns pursuant to Section 7.09(a) and Section 7.09(b), file, amend or re-file any Tax Return with respect to a Company Entity or a Blocker for a Pre-Closing Tax Period, (ii) agree to waive or extend the statute of limitations relating to any Taxes of any Company Entity or a Blocker for any Pre-Closing Tax Period, (iii) make, revoke or change any election with respect to, or that has retroactive effect to, any Pre-Closing Tax Period of a Company Entity or any Blocker, (iv) make any Code Section 338 or Code Section 336 (or any similar provision under state, local, or non-U.S. Law) with respect to the acquisition of the Company Entities or the Blockers or (v) voluntarily approach any Tax authority regarding any Tax or Tax Return of a Company Entity or a Blocker for a Pre-Closing Tax Period. Notwithstanding the foregoing, except with respect to any Flow-Through Income Tax Return or any Tax Returns with respect to any foreign corporation for a Company Entity for a taxable period ending on or before the Closing Date or a Straddle Period (for which this Section 7.09(c) shall remain operative), this Section 7.09(c) shall become inoperative upon the final determination of the Purchase Price pursuant to Section 1.05.

(d) Tax Refunds. The Sellers shall be entitled to any cash Tax refunds that are listed on Schedule 7.09(d) and that are received after the Closing by Buyer, the Blockers, the Company Entities or any Affiliate thereof. Buyer shall pay over to the Seller Representative (on behalf of the Sellers) any such refund within five (5) days of receipt of such refund, net of all reasonable out-of-pocket expenses (including Taxes) of Buyer, the Blockers, the Company Entities or any Affiliate thereof. Upon the request of Buyer, the Seller Representative shall repay the amount paid over to the Seller Representative pursuant to this Section 7.09(d) (plus any penalties, interest or other charges imposed by the relevant Governmental Entity) in the event that Buyer, the Blockers, the Company Entities or any Affiliate thereof is required to repay such refund to such Governmental Entity. Buyer shall, and shall cause its Affiliates, the Blockers and the Company Entities to, use reasonable efforts (as determined by Buyer in its sole discretion) to obtain any Tax refund described in this Section 7.09(d).

(e) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, payments, or payroll of the Blockers or the Company Entities, as applicable, for the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of other Taxes of the Blockers or the Company Entities, as applicable, for a Straddle Period that relates to the taxable period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period. For the avoidance of doubt, in connection with the preparation of a Flow-Through Income Tax Return for a Straddle Period pursuant to Section 7.09(a), the items on such Tax Return shall be allocated as between the portion of the Straddle Period ending on and including the Closing Date and the portion beginning after the Closing Date based on the interim closing of the books method and the calendar day convention provided in Section 706 of the Code and the Treasury regulations thereunder (or any corresponding provision of state or local Law).

(f) Cooperation. Buyer, the Blockers, the Sellers, the Company Entities and the Seller Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns, including pursuant to this Section 7.09 and any audit or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to the preparation of such Tax Return or the conduct of any such audit or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g) Tax Contests.

(i) Buyer shall promptly forward or shall cause to be promptly forwarded to the Seller Representative all written communications from any Tax authority relating to any Blocker or any Company Entity with respect to a Pre-Closing Tax Period to the extent that such matter could impact the Sellers (or any of their direct or indirect owners), including, for the avoidance of doubt, any such written communications with respect to any Flow-Through Income Tax Return of any Company Entity with respect to any taxable period ending on or before the Closing Date or any Straddle Period (a “Seller Tax Matter”).

(ii) The Seller Representative shall have the right (but not the obligation) to control any audit or examination by any Tax authority or any other judicial or administrative proceeding with respect to any Seller Tax Matter relating exclusively to a TY23 Tax Return (each a “Seller Tax Contest”), provided that if the Seller Representative controls the conduct of such Seller Tax Contest, the Seller Representative shall (A) keep the Buyer reasonably informed with respect to the status of such Seller Tax Contest, including by giving the Buyer advance notice of, and opportunity to attend, any in-person or telephonic meetings, (B) provide copies of any written correspondence or other submissions received from a taxing authority with respect to such Seller Tax Contest, (C) provide copies of any written correspondence to be provided to any Tax authority in connection with such Seller Tax Contest to Buyer for Buyer’s review and comment, with all reasonable comments of Buyer to be reflected in such correspondence or submission, and (D) not enter into any settlement of, or otherwise compromise, any such Seller Tax Contest, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed.

(iii) Buyer shall control the conduct of (x) any Seller Tax Contest with respect to which the Seller Representative does not exercise its control rights pursuant to Section 7.09(h)(ii) and (y) any Seller Tax Matter that is not a Seller Tax Contest (each of (x) and (y), a “Buyer Tax Contest”); provided, that Buyer shall (A) keep the Seller Representative reasonably informed with respect to the status of any such Buyer Tax Contest, including by giving the Seller Representative advance notice of, and opportunity to attend, any in-person or telephonic meetings, (B) provide copies of any written correspondence or other submissions received from a taxing authority with respect to such Buyer Tax Contest, (C) provide copies of any written correspondence to be provided to any Tax authority in connection with such Buyer Tax Contest to the Seller Representative for the Seller Representative’s review and comment, with all reasonable comments of the Seller Representative to be reflected in such correspondence or submission, and (D) not enter into any settlement of, or otherwise compromise, any such Buyer Tax Contest, without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(iv) Notwithstanding the foregoing, except with respect to any Seller Tax Matter relating to a Flow-Through Income Tax Return of a Company Entity for a period ending on or before the Closing Date or a Straddle Period (for which this Section 7.09(h) shall remain operative), this Section 7.09(h) shall become inoperative upon the final determination of the Purchase Price pursuant to Section 1.05.

(h) Purchase Price Allocation. The portion of the Purchase Price allocable to the Company Seller, as finally determined pursuant to Section 1.05 (plus the corresponding portion of the liabilities of the Company and other items required to be taken into account for income tax purposes) shall be allocated among the ratable portion of the assets of the Company in accordance with the principles of Section 743, 751 and 755 of the Code and the Treasury Regulations thereunder and the methodologies set forth in Schedule 7.09(h) (the “Allocation”). The Seller Representative shall deliver to the Buyer a draft allocation within sixty (60) days after the final determination of the Purchase Price pursuant to Section 1.05 (the “Draft Allocation”). The Buyer shall review the Draft Allocation and provide the Seller Representative with comments within thirty (30) days of the date that the Buyer received the Draft Allocation. The Seller Representative shall consider in good faith all of the Seller Representative’s comments to the Draft Allocation in preparing the final allocation schedule (the “Final Allocation”). The parties (i) shall file or cause to be filed all Tax Returns in a manner consistent with the Final Allocation (ii) shall not take any position for Tax purposes that is inconsistent with the Final Allocation, except, in each case, to the extent required by a final determination pursuant to Section 1313(a) of the Code. If the Purchase Price is adjusted pursuant to this Agreement, the Final Allocation shall be adjusted as appropriate and Buyer and the Seller Representative shall cooperate in good faith in making any such adjustments.

(i) Notwithstanding anything herein to the contrary, the Company shall make the election described in Section 6226(a) of the Code with respect to any Pre-Closing Tax Period and any Seller Tax Matter of any Company Entity. For purposes of determining each reviewed year partner’s share of any such adjustments under Treasury Regulations Section 301.6226-2(f) for a Straddle Period, the Company shall not allocate to Buyer any items relating to the portion of such year preceding the Closing Date.

(j) The parties hereto intend that for U.S. federal (and other applicable) income Tax purposes any Blocker Share Redemption, taken together with the purchase of the Parthenon Blocker Shares and the Stellus Blocker Shares, shall be treated as a single integrated transaction pursuant to Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954), such that the Blocker Sellers are treated as surrendering a portion of the Parthenon Blocker Shares and Stellus Blocker Shares, as applicable, in a redemption qualifying for sale or exchange treatment under Section 302(b) of the Code.

7.10 Exclusivity. Each Seller and the Company agrees that from the date hereof and until the earlier of the Closing Date and the date that this Agreement is terminated in accordance with its terms (the “Exclusivity Period”), such Seller and the Company shall, and the Company shall cause the other Company Entities to, and the Company shall cause its Representatives not to, directly or indirectly, (a) provide any non-public information to any third party (including via access to any data room or other records) other than Buyer and its Representatives with respect to any Company Transaction, (b) solicit, initiate or encourage proposals, offers or inquiries from a third party other than Buyer with respect to any Company Transaction, (c) initiate, enter into, continue or participate in any negotiations or discussions with any third party other than Buyer and its agents and representatives with respect to any Company Transaction or (d) enter into a letter of intent, understanding or commitment or other Contract with a third party other than Buyer with respect to any Company Transaction.

7.11 Expenses; Transfer Taxes. If this Agreement is terminated prior to consummation of the Closing, each party hereto shall pay all fees and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby or otherwise required by applicable Law. If the Closing occurs, then all transfer, property, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by Buyer and 50% by the Sellers (as a Company Expense).

7.12 Certain Post-Closing Access Provisions.

(a) For a period of seven (7) years after the Closing Date, Buyer shall preserve and retain, or shall cause the Company Entities and the Blockers to preserve and retain and maintain, in accordance with Buyer’s and its Affiliates’ record retention policies, all material corporate, accounting, legal and Tax books and records of the Company Entities relating to the conduct of the business and operations of the Company Entities prior to the Closing Date, and after such seven (7) year period and prior to the destruction of such books and records, Buyer shall upon written request of the Seller Representative offer to the Seller Representative possession or transfer of such books and records.

(b) For a period of seven (7) years after the Closing Date, Buyer shall cause the Company Entities and the Blockers to permit the Seller Representative (and its counsel, advisors, agents or other representatives reasonably requiring such access in light of the purpose therefor) to have reasonable access, during normal business hours and on reasonable advance notice, to inspect and copy (including in electronic form), all materials referred to in this Section 7.12 and to meet with officers and employees of Buyer and the Company Entities and the Blockers on a mutually convenient basis in order to obtain explanations with respect to such materials, subject to execution of customary confidentiality agreements if requested by Buyer; provided that any such access does not unreasonably interfere with the normal operations of Buyer’s business or the business of the Company Entities.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that providing access to the foregoing materials would violate applicable Law or of any Action between the Seller Parties, on the one hand, and the Buyer Parties, on the other hand, relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 7.12 shall not apply to such materials to the extent needed for such purposes and shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege; provided, that the Company and Buyer shall cooperate with Seller Representative to attempt to find a way to allow disclosure of such information to the extent doing so would not (in the reasonable judgment of the Company or the Buyer, as applicable, after consultation with counsel) reasonably be likely to violate any Law or result in the loss of attorney-client privilege or any similar privilege.

7.13 Restructuring. Prior to the Closing, the Company, the Sellers and the Blockers shall, and the Company shall cause the Company Entities to, complete the restructuring transactions described on Exhibit F in accordance with the terms set forth on Exhibit F (the “Restructuring”). The Company shall provide Buyer with drafts of all Contracts or other instruments required to complete the Restructuring in a manner consistent, in all material respects, with Exhibit F no later than five (5) Business Days prior to the execution of any such documentation, and Buyer shall have the right and opportunity to review comment on all such documentation, and the Company shall incorporate all reasonable comments of Buyer. Notwithstanding anything to the contrary herein, from and after the execution and delivery of this Agreement and prior to the Closing, if the Seller Representative determines that any deviation from Exhibit F is necessary or advisable in order to achieve the objectives of the Restructuring, then the Sellers and their Affiliates may carry out or implement such deviation only with Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except that Buyer’s prior written consent shall not be required in the case of any such deviation that, if carried out or implemented by the Sellers or their Affiliates in connection with completion of the Restructuring, (a) would not reasonably be expected to, result in the creation or imposition of any additional liability on the part of any Blocker or Company Entity, and (b) would not reasonably be expected to be otherwise adverse to Buyer or its Affiliates (other than, in each case, in a de minimis manner). Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company, the Sellers and the Blockers and each of their respective Affiliates shall ensure that after giving effect to the Restructuring and as of immediately prior to the Closing, the Blockers do not collectively hold Company Units representing more than 22% of the total amount of Company Units issued and outstanding as of immediately prior to the Closing.

7.14 Employee Benefit Matters.

(a) During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall provide employees of each Company Entity who continue to remain employed with a Company Entity (“Continuing Employees”) during such period with (i) base salary or wage level and annual target cash incentive compensation that is no less favorable in any material respect than the base salary or wage level and annual target cash incentive compensation provided to such Continuing Employees immediately prior to the Closing Date and (ii) employee benefits (excluding equity and equity-based compensation) that are substantially comparable in the aggregate to the Employee Benefit Plans and other benefit plans, programs or arrangements maintained by the Company Entities as of the date of the Closing and (iii) severance benefits (for any such employees who are terminated without cause during such 12 month period) that are no less favorable than the severance benefits that would have been provided under the severance plan or arrangements on Section 3.16(a) of the Company Disclosure Letter that were applicable to such Continuing Employees immediately prior to the Closing Date.

(b) Buyer further agrees that, from and after the Closing Date, Buyer and its Affiliates shall grant all Continuing Employees credit for any service with any Company Entity earned prior to the Closing Date (a) for eligibility and vesting purposes (but not, for the avoidance of doubt, for benefit accrual purposes under any defined benefit pension plan) and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or a Company Entity or any of their Affiliates on or after the Closing Date in which such employees are to be eligible to participate (the “New Plans”). In addition, Buyer hereby agrees that Buyer shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) of any Company Entity to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation.

(c) Nothing contained herein, express or implied, is intended to confer upon any Continuing Employee of any Company Entity (or covered dependent thereof) rights or remedies of any nature whatsoever (including any right to continued employment for any period or continued receipt of any specific employee benefit), shall constitute the establishment of any benefit plan, program, agreement or arrangement, or an amendment to or any other modification of any New Plan or Employee Benefit Plan, or limit Buyer’s or any Affiliate of Buyer’s right, if any, to amend or terminate any New Plan or, after the Closing, any Employee Benefit Plan in accordance with its terms. Nothing in this Section 7.14 shall be deemed to limit the right of Buyer, the Company or any of their respective Affiliates to terminate the employment of any employee at any time.

(d) Prior to the Closing Date, the board of managers of the Company Seller shall adopt a written consent terminating, effective no later than immediately prior to the Closing Date, any Employee Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”) and shall provide to Buyer prior to the Closing written evidence of the adoption of such written consent (the form and substance of which shall be subject to the prior review and approval of Buyer, which approval shall not be unreasonably conditioned, withheld or delayed). Buyer shall cause one or more plans that Buyer or a Subsidiary of Buyer sponsors which contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code to accept a direct rollover of each Continuing Employee’s account balance (including any notes associated with plan loans) under the Company 401(k) Plan if such rollover is elected in accordance with applicable Law by such Continuing Employee.

(e) Code Section 280G. If applicable, prior to the Closing Date, the Company will (or will cause its applicable Subsidiaries to) seek and use commercially reasonable efforts to obtain waivers and will solicit shareholder approval of any payments and benefits that may, separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Code Section 280G) that may be made to individuals who are “disqualified individuals” (within the meaning of Code Section 280G and the regulations thereunder) in connection with the transactions contemplated by this Agreement, such that such payments and benefits will not be deemed to constitute “excess parachute payments” pursuant to Code Section 280G. The Company will provide Buyer with a reasonable opportunity prior to the Closing Date to review and comment on all calculations, waivers, disclosures and other documents prepared in connection with the actions described in this Section 7.14(e). Prior to the Closing Date, the Company shall deliver to Buyer notification and evidence reasonably satisfactory to Buyer that (a) a vote was solicited in conformance with Code Section 280G(b)(5) and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any waived payments and benefits that were subject to the stockholder vote, or (b) such stockholder approval was not obtained and, as a consequence, that such waived payments and benefits shall not be made or provided to the extent they would cause any amounts to constitute “excess parachute payments” pursuant to Code Section 280G; provided that Company shall not be in breach of this covenant solely as a result of the refusal of any disqualified individual to waive the applicable payments and submit them to the applicable stockholder vote, so long as Company used commercially reasonable efforts to solicit such waiver (provided that Company shall not be required to provide any additional value to such disqualified individual in order to receive such waiver). Notwithstanding the foregoing, to the extent that any Buyer Arrangements are entered into in connection with the transactions contemplated by this Agreement before the Closing Date, Buyer shall provide a copy of such contract, agreement or plan to the Company before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Code Section 280G) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Code Section 280G; provided that, in any event, the Company’s failure to include any Buyer Arrangements in the stockholder voting materials described herein that Buyer fails to provide copies of in compliance with this Section 7.14, for any reason, will not result in a breach of the covenants set forth in this Section 7.14.

7.15 Release.

(a) Effective upon the Closing, each of Buyer, the Company and its Subsidiaries, in each case on behalf of itself and its Affiliates and their respective successors and assigns (collectively, the “Buyer Releasers”), hereby irrevocably waives, acquits, remises, discharges and forever releases each Seller and each of their respective Affiliates, and each of their respective officers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (the “Seller Released Persons”) from any and all liabilities and obligations to such Buyer Releasers of any kind or nature whatsoever, whether in the capacity as equityholder of the Company or otherwise, arising out of, or relating to, or accruing from any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing in respect of the management or operation of, or any action taken or failed to be taken by such Seller Parties in any capacity related to, the Company Entities or Blocker, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral or otherwise at law or in equity, and each of the Buyer Releasers hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Seller Released Persons (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein); provided, that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to (i) enforcing the terms of this Agreement or any Ancillary Agreement, (ii) Fraud or (iii) fraud or willful misconduct of any Seller Released Person that was or is an employee of the Company Entities in such Person’s capacity as an employee or officer of any of the Company Entities (for the avoidance of doubt, (i) to the extent not related to the transactions contemplated hereby and (ii) excluding Parthenon, the Blocker Sellers, their respective Affiliates (other than the Company Entities) and their respective employees).

(b) Effective upon the Closing, each of the Sellers, on behalf of itself, its direct and indirect equityholders and their respective Affiliates, Representatives, successors and assigns (collectively, the “Seller Releasers”), hereby irrevocably waives, acquits, remises, discharges and forever releases each of the Buyer Parties from any and all liabilities and obligations to such Seller Releasers of any kind or nature whatsoever arising out of, or relating to, or accruing from any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising at or prior to the Closing in respect of the management or operation of, or any action taken or failed to be taken by such persons in any capacity related to, the Company Entities, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral or otherwise at law or in equity, and each of the Seller Releasers hereby agrees that it shall not seek to recover any amounts in connection therewith or thereunder from any of the Buyer Parties (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein); provided, that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to (i) enforcing the terms of this Agreement or any Ancillary Agreement, (ii) any claim for unpaid salary, wages, accrued bonuses or expense reimbursement or benefits under any Employee Benefit Plan, with respect to any Seller Releaser who is an employee of any Company Entity, (iii) rights to indemnification under any Company Entity’s Organizational Documents or currently existing directors’ and officers’ insurance liability policy and employment practices liability insurance policy or (iv) Fraud.

7.16 Termination of Affiliate Transactions. Prior to the Closing, the Company, the Blockers and the Sellers shall terminate, or cause to be terminated, all Affiliate Transactions set forth on Section 7.16 of the Company Disclosure Letter, in each case, in a form substantially similar to the form attached hereto as Exhibit G.

7.17 Payoff Letters; Payoff Debt Cooperation. The Company agrees to deliver to Buyer, at least three (3) Business Days prior to the Closing Date, drafts of all Payoff Letters. The Company agrees to use reasonable best efforts to deliver, or cause to be delivered, any notices of prepayment required to be delivered pursuant to, and in accordance with the definitive documentation governing the Credit Facilities.

7.18 R&W Insurance Policy. In the event Buyer or any of its Affiliates elects to obtain a representations and warranties insurance policy in connection with (and with respect to the representations and warranties provided for in) this Agreement and the transactions contemplated hereby (such policy, a “R&W Insurance Policy”), (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Buyer, and (b) such R&W Insurance Policy shall expressly waive any claims of subrogation in connection with this Agreement, the Ancillary Agreements, and the transactions contemplated hereby and thereby, against the Sellers (or any direct or indirect past or present shareholder, member, partner, stockholder, employee, director or officer (or the functional equivalent of any such position) of the Sellers) (except in the case of a claim for Fraud), and (c) none of Buyer or any of its Affiliates shall amend, waive, modify or otherwise revise such waiver of subrogation provision in the R&W Insurance Policy in any manner inconsistent with the foregoing.

ARTICLE 8

TERMINATION

8.01 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by the mutual written consent of Buyer and the Seller Representative;

(b) by Buyer, if there has been a violation or breach by the Company, any of the Blockers or any of the Sellers of any covenant, representation or warranty contained in this Agreement which, if not cured, would prevent the satisfaction of any condition to the obligations of Buyer to consummate the Closing set forth in Section 2.02(a) or Section 2.02(b) (and such violation or breach has not been waived in writing by Buyer) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) days after written notice thereof to the Seller Representative from Buyer and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to Buyer at any time that Buyer has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach would, if not cured, prevent satisfaction of the conditions set forth in Section 2.03(a) or Section 2.03(b);

(c) by the Seller Representative, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would, if not cured, prevent the satisfaction of any condition to the obligations of the Sellers to consummate the Closing set forth in Section 2.03(a) or Section 2.03(b) (and such violation or breach has not been waived in writing by the Seller Representative) and such violation or breach is not capable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) twenty (20) days after written notice thereof to Buyer from the Seller Representative and (ii) the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the Seller Representative at any time that the Company, any of the Sellers or any of the Blockers has violated, or is in breach of, any covenant, representation or warranty hereunder, if such breach would, if not cured, prevent satisfaction of the conditions set forth in Section 2.02(a) or Section 2.02(b);

(d) by Buyer or the Seller Representative, if any Governmental Entity of competent jurisdiction shall have issued an Order that remains in effect and prohibits, enjoins or makes illegal the transactions contemplated by this Agreement and such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to any Party whose breach of this Agreement primarily resulted in the issuance of such Order; or

(e) by Buyer or the Seller Representative, if the Closing shall have not been consummated on or prior to the Termination Date; provided, that (x) Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if Buyer’s material breach of this Agreement has been the primary cause of the failure of the Closing to occur on or prior to the Termination Date and (y) the Seller Representative shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Company’s, any of the Sellers’, or any of the Blockers’ material breach of this Agreement has been the primary cause of the failure of the Closing to occur on or prior to the Termination Date.

8.02 Effect of Termination. In the event of any termination of this Agreement by Buyer or the Seller Representative as provided in Section 8.01 (which termination shall be effected by written notice of termination to the other Party in accordance with Section 8.01), this Agreement shall forthwith become void and of no further force or effect, and there shall be no further liability or obligation on the part of any party hereto to any other party hereto with respect to this Agreement; provided, that, (i) this Section 8.02, Section 7.06, Section 7.07(a), and Article 10 (but, for clarity, with respect to Section 10.16 (Specific Performance), only with respect to the other surviving provisions of this Agreement) shall survive the termination of this Agreement and shall be enforceable by the Parties, and (ii) notwithstanding anything to the contrary contained in this Agreement, no such termination shall relieve any party hereto from liability for any Willful Breach of the covenants contained in this Agreement prior to termination (which Buyer acknowledges and agrees shall not be limited to recovery of costs and expenses, and may include the benefit of the bargain lost by the Company or Seller Parties). Notwithstanding anything to the contrary contained in this Agreement, the failure of Buyer to consummate the Closing when required in accordance with this Agreement shall be deemed to constitute a Willful Breach of this Agreement for all purposes.

ARTICLE 9

DEFINITIONS

9.01 Definitions. For the purposes of this Agreement, capitalized terms used herein and not otherwise defined herein have the meanings given to such terms as set forth below:

“Action” means any action, suit, claim, litigation, arbitration, governmental or regulatory investigation, or other similar proceeding (in each case, whether administrative, regulatory, civil or criminal), in each case, by or before any Governmental Entity.

“Adjustment Amount” has the meaning set forth in Section 1.05(e).

“Adjustment Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise.

“Affiliate Transactions” has the meaning set forth in Section 3.22.

“Affiliated Group” means any affiliated group as defined in Code Section 1504 that has filed a consolidated return for federal income tax purposes (or any similar group under state, local or non-U.S. Law).

“Agreed Accounting Principles” means the methodologies, practices, estimation techniques, assumptions and principles set forth on Exhibit D.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 7.09(h).

“Ancillary Agreements” means the (i) Escrow Agreement, (ii) Redemption Agreement, by and among the Company Seller, Parthenon V ICD Holdings, L.P., the Parthenon Blocker Seller and Parthenon Blocker, (iii) Redemption Agreement, by and between the Company Seller and Stellus Blocker, (iv) Contribution and Exchange Agreement, by and between Parthenon V ICD Holdings, L.P. and the Company Seller, and (v) each of the documents, certificates, agreements, and instruments to be executed and delivered in accordance with Section 2.02(e) and Section 2.03(c).

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Laws” means the Sherman Act of 1980, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state or foreign laws or judgments, orders or decrees of any Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Arbiter” has the meaning set forth in Section 1.05(d).

“Assets” has the meaning set forth in Section 3.08.

“Base Purchase Price” means $785,000,000.

“Blocker Sellers” means the Parthenon Blocker Seller and the Stellus Blocker Seller.

“Blocker Share Redemption” has the meaning set forth in Section 7.02(c).

“Business Day” means any day of the year not a Saturday or a Sunday on which national banking institutions in New York, New York and San Francisco, CA are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Arrangements” has the meaning set forth in Section 3.16(e).

“Buyer Fundamental Representations” means the representations and warranties contained in Section 6.01, Section 6.02(a) and Section 6.05.

“Buyer Parties” means Buyer, any Affiliate of Buyer (including the Company Entities and the Blockers after the Closing) and each of their respective Representatives, successors and permitted assigns.

“Buyer Releasers” has the meaning set forth in Section 7.15(a).

“Buyer Tax Contest” has the meaning set forth in Section 7.09(g)(iii).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (CARES), as amended, and/or guidance, rules and regulations promulgated thereunder.

“Cash-on-Hand” means, without duplication, the sum (expressed in United States dollars) of all cash and cash equivalents whether located in the United States or anywhere else in the world (including marketable securities, checks, bank deposits and short term investments) of the Company Entities and the Blockers (net of bank overdrafts and negative cash balances in other accounts), as adjusted for any deposits in transit, outstanding checks and wires. For the avoidance of doubt, Cash-on-Hand shall (i) be calculated net of deposits in transit, issued but uncleared checks and drafts and wire transfers initiated but not yet received, but shall include checks, other wire transfers and drafts deposited and received for the account of any Company Entity, in each case, as determined in accordance with the Agreed Accounting Principles, (ii) include, and in no event be reduced for, the Regulatory Capital Reserve Amount or any similar cash or cash equivalents held for regulatory capital purposes and (iii) in no event include any item included in the calculation of Net Working Capital.

“Closing” has the meaning set forth in Section 1.03.

“Closing Cash-on-Hand” means the aggregate amount of Cash-on-Hand as of the Adjustment Calculation Time.

“Closing Date” has the meaning set forth in Section 1.03.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company Entities and the Blockers as of immediately prior to the Closing.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Closing Statement” has the meaning set forth in Section 1.05(b).

“CMA” has the meaning set forth in Section 7.04(c).

“CMVM” shall mean the Comissão do Mercado de Valores Mobiliários and any predecessor or successor regulatory body (as appropriate).

“CMVM Approval” shall mean tacit approval or notice of approval in writing given by the CMVM for the acquisition of control of the Portuguese Entity contemplated by this Agreement, including any conditional approval imposing recommendations, and, to the extent not material to the Company Entities (taken as a whole), conditions or requirements to be met prior to or after the effective approval is given, pursuant to the Regime das Empresas de Investimento (approved by Decree-Law no. 109-H/2021, of December 10th).

“CMVM Rules” shall mean the handbook of rules and guidance, such as Regulations, Notices and Circular Letters, maintained by the CMVM as from time to time in force.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 7.14(d).

“Company and Seller Fundamental Representations” means the representations and warranties contained in Section 3.01(a), Section 3.02, Section 3.03(a), Section 3.13, Section 4.01, Section 4.02(a), Section 4.03, Section 4.05, Section 5.01(a), Section 5.02, Section 5.03(a), Section 5.04, and Section 5.08.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to Buyer on the date hereof.

“Company Entity” means each of the Company and its Subsidiaries.

“Company Expenses” means, without duplication, (a) the aggregate fees, costs and expenses incurred by or on behalf of, or other amounts owed by, or subject to reimbursement by, the Company Entities and the Blockers relating to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby (including the related auction process and consummation of the Restructuring), including fees, costs or expenses of or payable to (i) Moelis & Company and Raymond James for investment banking services, (ii) Kirkland & Ellis LLP for legal services, (iii) Eisner Amper and BDO for tax and accounting services and (iv) any other third party attorneys, accountants, financial advisors and other advisors and service providers, (b) any cash severance, change in control, retention, transaction or sale bonuses, or similar payments, payable by the Company Entities to any of their employees, officers, directors or other service providers solely as a result of the consummation of the transactions contemplated by this Agreement (and not tied to, or conditioned upon, any subsequent event), and the employer portion of any payroll Taxes attributable thereto, (c) any fees, expenses or other amounts payable (i) in connection with the termination of any Affiliate Transactions pursuant to this Agreement or (ii) at or after the Closing pursuant to any Affiliate Transaction that is not terminated at or prior to the Closing, other than those set forth as item 1 on Section 9.01(a) of the Company Disclosure Letter and (d) Transfer Taxes required to be borne by the Sellers pursuant to Section 7.11, in the case of each of the foregoing clauses (a) through (d), to the extent unpaid as of the Closing and (other than in the case of the foregoing clause (c)) to the extent directly related to the transactions contemplated hereby (and not tied to, or conditioned upon, any subsequent event). For clarity, “Company Expenses” shall exclude any amounts based upon or arising from any arrangements (including financing arrangements) put in place by, or by any Company Entity at the request of or action taken by, Buyer, and the employer portion of any payroll Taxes attributable thereto.

“Company Products” shall mean all products and services of the Company that are marketed, distributed, licensed or made available by any of the Company Entities.

“Company Seller” has the meaning set forth in the Preamble.

“Company Source Code” has the meaning set forth in Section 3.11(e).

“Company Systems” means the software, websites, computer firmware, computer hardware, servers, systems, networks, workstations, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals, and computer systems, including any outsourced systems and processes and all other information technology equipment and all associated documentation owned or used by any of the Company Entities.

“Company Transaction” means any transaction that is similar to the transactions contemplated by this Agreement, including any (i) reorganization, liquidation, dissolution or recapitalization involving any of the Company Entities or the Blockers, (ii) merger or consolidation involving any Company Entity or any Blocker, (iii) sale of all or any material assets of a Company Entity or a Blocker (other than sales of inventory in the ordinary course of business and sales of assets that are obsolete or no longer useful to the business of the applicable Company Entity or Blocker as a whole) or all or any equity securities (including any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) of a Company Entity or a Blocker or (iv) similar transaction or business combination involving the Company Entities or the Blockers or their respective businesses or assets; provided, however, that (i) the Restructuring shall not be considered a Company Transaction and (ii) any transaction undertaken in furtherance of the transactions contemplated hereby shall not be considered a Company Transaction.

“Company Units” has the meaning set forth in the Recitals.

“Confidentiality Agreement” has the meaning set forth in Section 7.07.

“Continuing Employee” has the meaning set forth in Section 7.14.

“Contract” means any legally binding contract, commitment, agreement, arrangement, note, bond, mortgage, lease or undertaking.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or any other Law, Order, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the COVID-19 Pandemic, including the CARES Act and Families First Act.

“COVID-19 Pandemic” means the SARS-Cov2 or COVID-19 pandemic, including any future resurgence or evolutions or mutations thereof.

“Credit Facility” means each of (a) that certain First Lien Credit Agreement dated as of January 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among, inter alios, the Company, ICD Intermediate Holdco 2, LLC, a Delaware limited liability company, as the borrower, certain of the Company’s Subsidiaries from time to time party thereto, as guarantors, the financial institutions party thereto from time to time, as lenders, and Antares Capital LP, as administrative agent for such lenders and (b) that certain Second Lien Credit Agreement, dated as of January 1, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among, inter alios, the Company, ICD Intermediate Holdco 2, LLC, a Delaware limited liability company, as the borrower, certain of the Company’s Subsidiaries from time to time party thereto, as guarantors, the financial institutions party thereto from time to time, as lenders, and Stellus Capital Investment Corporation, as administrative agent for such lenders. “Credit Facilities” shall mean, collectively, each Credit Facility identified in the immediately preceding clauses (a) and (b).

“Data Security Requirements” means all of the following to the extent relating to privacy, data protection, security, or security breach notification requirements and applicable to the conduct of any Company Entity’s business: (a) the Company Entities’ own rules, policies, and procedures; (b) all applicable Laws, rules and regulations; (c) all applicable rules of self-regulatory organizations and codes of conduct; and (d) provisions of any Contracts to which any Company Entity is bound.

“Deferred Payroll Taxes” means (a) the employer portion of any payroll Taxes for a Pre-Closing Tax Period in respect of which any Company Entity or either Blocker has deferred the payment thereof until after the Closing Date pursuant to the CARES Act (or other similar Law), and (b) the employee portion of any payroll Taxes for a Pre-Closing Tax Period in respect of which any Company Entity or either Blocker has deferred the payment thereof until after the Closing Date pursuant to the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, in each case, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Act or any similar Law to reduce the amount of such Taxes paid or owed.

“Designated Contacts” has the meaning set forth in Section 7.01.

“Draft Allocation” has the meaning set forth in Section 7.09(h).

“Employee Benefit Plan” has the meaning set forth in Section 3.16(a).

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment and human exposure to Hazardous Materials, or otherwise concerning the use, generation, treatment, storage, disposal, release or transportation of Hazardous Materials, that are in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in Section 1.04(b).

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” has the meaning set forth in Section 1.04(b).

“Escrow Deposit Amount” means $3,000,000.

“Escrow Funds” means the amounts held in the Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof and less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Estimated Closing Cash-on-Hand” has the meaning set forth in Section 1.05(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.05(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.05(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.05(a).

“Estimated Company Expenses” has the meaning set forth in Section 1.05(a).

“Estimated Purchase Price” has the meaning set forth in Section 1.05(a).

“Estimated Parthenon Purchased Shares Purchase Price” means the portion of the Estimated Purchase Price to be paid to the Parthenon Blocker Seller in respect of the Purchased Parthenon Blocker Shares as set forth in the Estimated Closing Statement.

“Estimated Stellus Purchased Shares Purchase Price” means the portion of the Estimated Purchase Price to be paid to the Stellus Blocker Seller in respect of the Purchased Stellus Blocker Shares as set forth in the Estimated Closing Statement.

“Estimated Purchased Units Purchase Price” means the portion of the Estimated Purchase Price to be paid to Company Seller in respect of the Purchased Units held by Company Seller as set forth in the Estimated Closing Statement.

“Ex-Im Law” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including, without limitation, the International Traffic in Arms Regulations, the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excess Amount” has the meaning set forth in Section 1.05(f).

“Exchange Act” means the Securities Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exclusivity Period” has the meaning set forth in Section 7.10.

“FCA” shall mean the Financial Conduct Authority and any predecessor or successor regulatory body (as appropriate).

“FCA Approval” shall mean notice of approval in writing under Section 189(4) or 189(7) of FSMA given by the FCA for the acquisition of control (within the meaning of Section 181 of FSMA) of the UK Entity contemplated by this Agreement, or the FCA being treated as having given such approval pursuant to section 189(6) of FSMA.

“FCA Rules” shall mean the handbook of rules and guidance maintained by the FCA as from time to time in force.

“Final Allocation” has the meaning set forth in Section 7.09(h).

“Financial Statements” has the meaning set forth in Section 3.04.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“FINRA Approval” has the meaning set forth in Section 7.04(c).

“Flow-Through Income Tax Return” means a Tax Return of a Company Entity that reports taxable income with respect to any of the Company Entities but with respect to which the direct or indirect beneficial owners of such Company Entity, and not the Company Entity itself, are required to pay the related Tax (including, for the avoidance doubt Form 1065 and any similar state or local tax form).

“Fraud” means actual and intentional fraud constituting common law fraud under the Laws of the State of Delaware with respect to the making of the specific representations and warranties expressly set forth in Article 3, Article 4, Article 5 and Article 6 of this Agreement. For clarity, (i) a claim for Fraud may only be made against the Party committing such Fraud and (ii) “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, unjust enrichment or any other torts or equitable claims, or any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or omission or similar theory.

“FSMA” shall mean the U.K. Financial Services and Markets Act 2000, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Government Official” means any officer or employee of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Entity, government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means (i) any national, federal, state, local, municipal, or other government; (ii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization (including any SRO) and any court or other tribunal); (iii) any body exercising, or entitled to exercise, any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature, including any (public or private) arbitrator or arbitral tribunal (including any grand jury), including the FCA and the CMVM; or (iv) any agency, authority, board, bureau, arbitrator (public or private) commission, department, office or instrumentality of any nature whatsoever of any federal, state, provincial, local, municipal or non-U.S. government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Hazardous Materials” means any substance, material or waste which is defined, designated or regulated as hazardous or toxic (or words of similar meaning and regulatory effect) by, or gives rise to liability under, any applicable Environmental Law due to its dangerous or deleterious properties or characteristics, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive material, toxic mold, and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Expiration” has the meaning set forth in Section 2.01(a).

“ICD Holdings” has the meaning set forth in the Preamble.

“ICD LLC” has the meaning set forth in Section 3.24(a).

“ICD LLC Regulatory Documents” has the meaning set forth in Section 3.24(i).

“Indebtedness” means, with respect to any Person and without duplication, the aggregate amount of (i) all obligations of such Person for borrowed money or issued or incurred in substitution or exchange for indebtedness for borrowed money, or in respect of loans or similar advances or which are secured by a Lien (other than a Permitted Lien), (ii) all obligations of such Person evidenced by bonds, debentures, notes, mortgages or other similar securities or instruments (excluding, for the avoidance of doubt, obligations related to any banker’s acceptance, payment, performance or surety bond or other type of surety agreement, in each case, to the extent not drawn), (iii) all reimbursement obligations of such Person under or pursuant to letters of credit, banker’s acceptance, payment, performance or surety bonds or other types of surety agreements or other similar instruments or arrangements by which such Person assures a creditor against loss, in each case, to the extent any such instruments or arrangements have been drawn, (iv) all obligations of such Person under or pursuant to leases which in accordance with GAAP are required to be capitalized (excluding, for the avoidance of doubt, leases which are classified by the Company Entities as operating leases in accordance with GAAP), (v) all obligations with respect to declared but unpaid dividends or other distributions or outstanding obligations to purchase, redeem, retire or otherwise acquire for value any of its equity securities, (vi) all obligations of such Person under any swap, hedging, derivative or similar transaction with respect to interest rates, (vii) all obligations with respect to deferred payments of the purchase price of any property or securities (including any conditional sale or other title retention arrangement, seller notes and earn-out and similar arrangements with respect to the past acquisition of a business or entity (but excluding trade payables and other current liabilities in each case to the extent included in the calculation of Net Working Capital)), (viii) all liability for bonuses (including any payroll, employment or similar Taxes related thereto to the extent not otherwise included in Net Working Capital) payable to current or former employees of the Company Entities to the extent accrued or earned but unpaid (but excluding bonuses relating to the transactions contemplated by this Agreement to the extent included in Company Expenses), (ix) all Unpaid Income Taxes and all Scheduled Taxes, (x) all Deferred Payroll Taxes, (xi) all liabilities of such Person for guarantees of another Person, in each case in respect of obligations of the type set forth in the foregoing clauses (i) through (x) (excluding, with respect to a Company Entity, obligations of such Company Entity for guarantees of another Company Entity in respect of liabilities to the extent that the guaranteed liabilities also constitute Indebtedness hereunder), and (xii) all obligations of such Person for accrued but unpaid interest, unpaid prepayment or redemption penalties, termination fees, make-whole payments, breakage costs, premiums or payments and unpaid fees and expenses that are payable at the Closing in connection with retirement or prepayment of any of the foregoing liabilities described in clauses (i) through (xi). Notwithstanding the foregoing, “Indebtedness” shall not include any (A) obligations under leases characterized as operating leases in accordance with GAAP, (B) undrawn letters of credit (including any that are outstanding under any Credit Facility), (C) deferred revenue, (D) amounts included in the Company Expenses or in the calculation of Net Working Capital, (E) obligation solely between the Company and any Subsidiary of the Company or solely between any two Subsidiaries of the Company or solely between the Blockers and the Company or any Subsidiary of the Company, or (F) performance bonds, banker’s acceptance payment, performance of surety bonds or other types of surety agreement or similar obligations, in each case to the extent undrawn.

“Intellectual Property Rights” means any and all intellectual property of any kind or description in any jurisdiction throughout the world, and all corresponding rights, including the following: (i) inventions (whether or not patentable or reduced to practice), all improvements thereto and all patents and industrial designs (including utility model rights, design rights and industrial property rights), patent and industrial design applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (ii) trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names and all other indicia of origin, all applications, registrations and renewals in connection therewith and all goodwill associated with any of the foregoing; (iii) works of authorship (whether or not copyrightable), copyrights, mask works, database rights, rights in software and data and all applications, registrations, and renewals in connection therewith; (iv) trade secrets; and (v) other registrations, issuances and certificates and associated proprietary rights with respect to any of the foregoing.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition (whether by loan, contribution of capital, exchange or otherwise) by such Person of any notes, obligations, instruments, units, securities or other ownership interests (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Knowledge” means, when referring to the “Knowledge of the Company” or any similar phrase or qualification based on knowledge of the Company, the actual knowledge, after reasonable inquiry of their direct reports, of any of Tory Hazard, Dave Roach, Mason Martin, and Dale Quantz.

“Latest Balance Sheet” has the meaning set forth in Section 3.04(b).

“Law” means any national, federal, state, local, municipal or other statute, law (including any applicable international convention, protocol or treaty), ordinance, regulation, rule, code, judicial or administrative order, legally binding guidance document, or principle of common law enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Entities.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company Entities hold any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Entities.

“Lien” means any mortgage, pledge, security interest, encumbrance, license, lien or charge (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Malicious Code” means (i) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware, trackware, or adware, and (ii) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any Company System (or portion thereof).

“Material Adverse Effect” means any change, event, circumstance or effect that, individually or in the aggregate with one or more other changes, events, circumstances or effects, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that, a “Material Adverse Effect” shall not include, either alone or in combination, any change, event, circumstance or effect to the extent arising from, relating to, or resulting from one or more of the following: (i) changes in business or economic conditions generally affecting the industries or markets in which the Company Entities operate or participate; (ii) changes in the U.S. economy or financial markets or any non-U.S. economy or financial markets in any location where the Company or any of its Subsidiaries has material operations or sales; (iii) the taking of any action by Buyer or any of its Affiliates in violation of this Agreement; (iv) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, fires or other natural disasters, weather conditions, epidemics or pandemics or disease outbreak (including the COVID-19 Pandemic) or any COVID-19 Measures, curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic, or disease outbreak (including the COVID-19 Pandemic) in the United States or any other any location where the Company or any of its Subsidiaries has material operations or sales after the date hereof, including any material worsening thereof; (v) national or international political or social conditions (or changes in such conditions), whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (vi) any change after the date hereof in GAAP or applicable Law; (vii) actions taken or omitted at the written request of or with the prior written consent of Buyer hereinafter given pursuant to the terms of this Agreement; (viii) any action expressly required or contemplated by this Agreement; (ix) the public announcement of the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement (including the identity of Buyer or its Affiliates), including any impact on the Company’s and its Subsidiaries’ relationships with employees, customers, suppliers, regulators or business partners as a result thereof; (x) any failure by the Company Entities to meet any projections, forecasts or revenue or earnings projections; provided that the underlying cause of the Company Entities’ failure to meet such projections, forecasts or revenue or earnings projections shall be taken into account to the extent not otherwise excluded hereunder; or (xi) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity; provided, further, that in the case of the foregoing clauses (i), (ii), (iv), (v), (vi) and (xi), such matters shall be taken into account only to the extent that such change, event, circumstance or effect has had a disproportionate adverse effect on the Company Entities, taken as a whole, relative to companies of similar size operating in the industries in which the Company Entities conduct business, in which case only the incremental disproportionate effect may be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” has the meaning set forth in Section 3.10(b).

“Net Working Capital” means (i) the current assets of the Company Entities solely with respect to the line items set forth on Exhibit E, but subject to the Agreed Accounting Principles, (excluding (A) all Cash-on-Hand (and the Regulatory Capital Reserve Amount), and (B) current and deferred income Tax assets), minus (ii) the current liabilities of the Company Entities solely with respect to the line items set forth on Exhibit E, but subject to the Agreed Accounting Principles, (excluding (A) any amounts payable in respect of Company Expenses, (B) Indebtedness, and (C) current and deferred income Tax liabilities), in each case determined without duplication and in accordance with the Agreed Accounting Principles. An example of the calculation of Net Working Capital, for illustrative purposes only, is attached as Exhibit E, which reflects those line items and accounts to be included in the calculation of Net Working Capital. For the avoidance of doubt, for purposes of the calculation of Net Working Capital, only the specific line items and accounts set forth on Exhibit E shall be included in the calculation of Net Working Capital.

“New Plans” has the meaning set forth in Section 7.14.

“Non-Privileged Deal Communications” has the meaning set forth in Section 10.17(c).

“Non-Recourse Parties” has the meaning set forth in Section 10.10(b).

“Notice of Disagreement” has the meaning set forth in Section 1.05(c).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-the-Shelf License” means any license for, commercially available “off-the-shelf” software that (i) is used by any of the Company Entities for internal purposes, (ii) has not been modified or customized for any Company Entity in any material respect, and (iii) is licensed to the Company Entities for a one-time or annual fee of $100,000 or less.

“Order” means any order, judgment, injunction, decree, ruling, decision, determination, verdict, sentence, subpoena, assessment, writ, award or settlement agreement issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Entity.

“Organizational Documents” means, with respect to any Person that is an entity, such Person’s organizational documents, including the certificate of organization, incorporation or partnership, bylaws, operating agreement or partnership agreement, joint venture and trust agreements, and any similar governing documents of any such Person.

“Part 4A Permission” has the meaning set forth in Section 3.25(a).

“Parthenon” has the meaning set forth in Section 7.06.

“Party” means each of Buyer, the Company, the Blockers, Sellers and the Seller Representative.

“Parthenon Blocker” has the meaning set forth in the Preamble.

“Parthenon Blocker Common Stock” means the common stock, par value $0.01 per share, of Parthenon Blocker.

“Parthenon Blocker Seller” has the meaning set forth in the Preamble.

“Parthenon Blocker Shares” has the meaning set forth in the Recitals.

“Payoff Letters” means, with respect to the discharge of Indebtedness for borrowed money of the Company Entities under each Credit Facility, customary payoff letters from each Person (or an agent on behalf of such Person) owed such Indebtedness, in each case, in customary form or otherwise in form and substance reasonably satisfactory to Buyer (and in any event including wire instructions and a confirmation that all Liens and all outstanding payment obligations with respect to such Indebtedness (other than any contingent obligations that expressly survive the termination of such Indebtedness) have been or will have been released effective as of the payment in full of such Indebtedness), and, if such Indebtedness is secured, an authorization from each such Person (or agent on behalf of such Person) to discharge upon the payment in full of such Indebtedness all Liens securing such Indebtedness.

“Permit” means all licenses, memberships, registrations, certifications, accreditations, permits, bonds, franchises, approvals, waivers, authorizations, consents or Orders of, notifications to or filings with or required by any Governmental Entity.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity or any Blocker and for which appropriate reserves have been established in the Financial Statements (or books and records of the Company Entities) in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company Entity and, in either case, for which appropriate reserves have been established in accordance with GAAP and which shall be paid in full and released at Closing; (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property that are of record and are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property that do not or would not materially impair the occupancy or use of such Leased Real Property in the operation of the applicable Company Entity’s business conducted thereon; (v) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business consistent with past practices to customers and end users of the products and services of the Company Entities; and (vi) items set forth on Section 9.01 of the Company Disclosure Letter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint shares company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

“Personal Data” means any information that is considered “personally identifiable information,” “nonpublic personal information,” “personal information,” “personal data,” or defined similarly under applicable Laws related to privacy, data protection, security, or security breach notification requirements.

“Portuguese Entity” means ICD Europa – Empresa de Investimento, S.A., a limited company registered in Portugal.

“Portuguese Law” means the Laws applicable to the Portuguese Entity and its activities, including European Union Laws applicable to the Portuguese Entity, including the Código dos Valores Mobiliários (approved by Decree-Law no. 486/99, of November 13th) and the Regime das Empresas de Investimento (approved by Decree-Law no. 109-H/2021, of December 10th).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Privileged Deal Communications” has the meaning set forth in Section 10.17(b).

“Pro Rata Portion” means the percentage set forth across from each Seller’s name in the Estimated Closing Statement (as the same may be adjusted following the Closing by written notice from the Seller Representative to Buyer).

“Prudential Requirements” means (i) in respect of the UK Entity, the FCA Rules relating to the financial resources required to be maintained by the UK Entity (including all the rules set out in GENPRU and MIFIDPRU) to the extent that such requirements relate to the business of the UK Entity as carried out on the date of this Agreement and (ii) in respect of the Portuguese Entity, the CMVM Rules relating to the financial resources required to be maintained by the Portuguese Entity to the extent that such requirements relate to the business of the Portuguese Entity as carried out on the date of this Agreement.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchased Securities” has the meaning set forth in the Recitals.

“Purchased Shares” has the meaning set forth in the Recitals.

“Purchased Units” has the meaning set forth in the Recitals.

“Regulated Activities” means any regulated activity within the meaning of section 22 of FSMA.

“Regulatory Approvals” has the meaning set forth in Section 2.01(d).

“Regulatory Capital Reserve Amount” means an amount equal to $4,900,000.

“Related Parties” has the meaning set forth in Section 3.22.

“Remaining Escrow Funds” has the meaning set forth in Section 1.05(f).

“Representative” means, with respect to any Person, any director, officer, manager, member, partner (whether limited or general), principal, attorney, employee, agent, advisor, consultant, accountant or any other Person acting in a representative capacity for such Person.

“Representative Expenses” has the meaning set forth in Section 10.20.

“Restructuring” has the meaning set forth in Section 7.13.

“Sanctioned Country” means any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the self-proclaimed Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of, or any Person that is organized, resident or located in, a Sanctioned Country.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Kingdom, the United Nations Security Council, the European Union, any European Union member state, or any other relevant Governmental Entity with jurisdiction over any Company Entity.

“Scheduled Taxes” has the meaning set forth on Section 9.01(c) of the Company Disclosure Letter.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” has the meaning set forth in Section 3.11(f).

“Security Plan” has the meaning set forth in Section 3.11(g).

“Seller Parties” means each Seller, any Affiliate of a Seller (including each of the Company Entities and the Blockers prior to the Closing and including ICD Holdings) and each of their respective officers, directors, employees, partners, equityholders, members, managers, agents, attorneys, representatives, successors and permitted assigns.

“Seller Released Persons” has the meaning set forth in Section 7.15(a).

“Seller Releasers” has the meaning set forth in Section 7.15(b).

“Seller Representative” has the meaning set forth in Section 10.18.

“Seller Representative Expense Amount” means $500,000.

“Seller Tax Returns” has the meaning set forth in Section 7.09(a).

“Sellers” has the meaning set forth in the Preamble.

“Significant Business Partner” has the meaning set forth in Section 3.23.

“Significant Customer” has the meaning set forth in Section 3.23.

“Significant Vendor” has the meaning set forth in Section 3.23.

“Solvent” means, with respect to any Person, as of any date of determination, that (i) the fair value of such Person’s assets on a consolidated basis will not be less than the sum of its debts on a consolidated basis, (ii) the present fair saleable value of such Person’s assets on a consolidated basis will not be less than the amount required to pay its probable liability on its recourse debts on a consolidated basis as they mature or become due, (iii) such Person will have adequate capital and liquidity on a consolidated basis with which to engage in its business and (iv) such Person will not, on a consolidated basis, have incurred debts beyond its ability to pay as they mature or become due.

“SRO” means any self-regulatory organization as that term is defined in Section 3(a)(26) of the Exchange Act.

“State BD Approvals” has the meaning set forth in Section 7.04(c).

“Straddle Period” has the meaning set forth in Section 7.09(d).

“Stellus Blocker” has the meaning set forth in the Preamble.

“Stellus Blocker Common Stock” means the common stock, par value $0.001 per share, of Stellus Blocker.

“Stellus Blocker Seller” has the meaning set forth in the Preamble.

“Stellus Blocker Shares” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or control the managing director or general partner of such partnership, association or other business entity.

“Targeted Net Working Capital” means $2,831,000.

“Tax” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, escheat, unclaimed property, windfall profits or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto imposed by any Governmental Entity, whether disputed or not.

“Tax Returns” means any return, declaration, election, disclosure, report, claim for refund, statement or information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Termination Date” means April 5, 2025.

“Trade Control Laws” has the meaning set forth in Section 3.19(a).

“Tradeweb Inc.” has the meaning set forth in the Preamble.

“Transaction Tax Deduction” means any Tax deduction permitted under applicable Tax Law with respect to (a) transaction bonuses, change-in-control payments, severance payments, retention payments or similar payments made by the Company Entities or the Blockers in connection with the purchase and sale of the Purchased Securities or the other transactions contemplated by this Agreement (other than with respect to the Buyer Arrangements), (b) the fees, expense and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Company Entities or the Blockers with respect to the payment of Indebtedness (or that were included in Closing Net Working Capital), (c) the amount of the Company Expenses, including, for this purpose, amounts that would be Company Expenses but for the fact that they were paid prior to the Closing and any other expenses incurred by the Company Entities or the Blockers in connection with the purchase and sale of the Purchased Securities or the other transactions contemplated by this Agreement and (d) any other deductible payments attributable to the purchase and sale of the Purchased Securities or the other transactions contemplated by this Agreement that are economically borne by the Sellers.

“Transfer Tax” has the meaning set forth in Section 7.11.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“TY23 Tax Return” has the meaning set forth in Section 7.09(a).

“UK Entity” means Institutional Cash Distributors Limited, a limited company registered in England and Wales.

“Unpaid Income Taxes” means all unpaid income Taxes accrued as a current liability of any Company Entity or either Blocker with respect to any Pre-Closing Tax Period, including Taxes imposed on income arising under Section 951 of the Code and Section 951A of the Code, and including any Taxes payable under Section 965 of the Code, regardless of whether an election under Section 965(h) of the Code has been made; provided that Unpaid Income Taxes shall be determined (i) in accordance with the past practices of the Company Entities and the Blockers (including reporting positions, elections, accounting methods and determinations with respect to the jurisdictions in which filing is required)unless otherwise required by applicable Law, (ii) taking into account Transaction Tax Deductions to the extent such deductions are “more likely than not” deductible in a Pre-Closing Tax Period, applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any success-based fees, (iii) excluding any deferred tax liabilities and (iv) treating any transaction taking place, or item of income or gain arising, outside of the ordinary course of business on the Closing Date after the Closing and at the direction of Buyer as having taken place or arisen on the date immediately subsequent to the Closing Date.

“Willful Breach” shall mean, with respect to any covenant, an action or omission taken intentionally with the knowledge that such action or omission constitutes a material breach of such covenant, and which such knowledge, (i) in the case of (A) the Sellers or the Blockers, shall require the actual knowledge of the executive officers of each respective entity, or (B) the Company Entities, shall require the actual knowledge of one or more individuals set forth in the definition of “Company’s Knowledge”, or (iii) in the case of Buyer, shall require the actual knowledge of one or more members of the senior management team of Buyer or Tradeweb Inc.

9.02 Usage.

(a) Words denoting any gender shall include all genders (including the neutral gender). Where a word is defined herein, references to the singular shall include references to the plural and vice versa.

(b) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(c) All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

(d) The phrase “to the extent” means “the degree by which” and not “if”.

(e) All references to an Article, Section or Exhibit shall be deemed to refer to such Article, Section or Exhibit of this Agreement, unless otherwise specified.

(f) The terms “hereof,” “herein,” “hereunder” and derivative words refer to this entire Agreement, unless the context otherwise requires.

(g) The words “either,” “or,” “neither,” “nor” and “any” are not exclusive.

(h) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(i) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in the beginning calculation of such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(j) The phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Buyer, the Sellers, the Blockers or the Company, that such information, document or material was made available for review by Buyer in the virtual data room established by the Company or its Representatives in connection with this Agreement as of 2:00 p.m. (Eastern Time) on the day immediately preceding the date of execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Buyer, respectively, or its Representatives prior to the execution of this Agreement.

(k) The phrase “ordinary course of business” means (whether or not such phrase includes any reference to past practice), with respect to the Company Entities, in the ordinary course of business of the Company Entities consistent with past practice.

ARTICLE 10

MISCELLANEOUS

10.01 No Survival; Certain Waivers.

(a) The Parties, intending to modify any applicable statute of limitations, hereby agree that each of the representations and warranties of the Company, the Blockers, the Sellers and Buyer set forth in this Agreement (including any certificates to be delivered under Article 2), or in any Ancillary Agreement, shall terminate effective immediately as of the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Sellers, any other Seller Party, Buyer, any other Buyer Party or any Non-Recourse Party. The covenants and agreements of the Company, the Blockers, the Sellers and Buyer set forth in this Agreement and in any Ancillary Agreement to the extent contemplating or requiring performance by the Company, the Blockers, the Sellers or Buyer prior to the Closing shall terminate effective immediately as of the Closing such that no claim for breach of any such covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law or in equity) may be brought after the Closing with respect thereto against the Sellers, any other Seller Party, Buyer, any other Buyer Party or any Non-Recourse Party. Each covenant or agreement of the Sellers, the Company, the Blockers, or Buyer requiring performance at or after the Closing, shall, in each case, expressly survive the Closing, and nothing in this Section 10.01(a) or Section 10.01(b) shall be deemed to limit any rights or remedies of any party hereto for breach of any such surviving covenant or agreement. For the avoidance of doubt, and notwithstanding anything to the contrary herein, (i) Buyer will be liable for breach of any covenant or agreement requiring performance by the Company Entities after the Closing, and nothing herein will limit or affect Buyer’s liability for the failure to pay the Purchase Price (in whole or in part) or pay any other amounts payable by them (in whole or in part) as and when required by this Agreement (whether at or following the Closing) and (ii) Buyer’s sole recourse for any breach of the representations or warranties set forth in Article 3, Article 4, or Article 5 shall be termination prior to Closing in accordance with Section 8.01(b). Notwithstanding anything in this Section 10.01(a) to the contrary, nothing in this Section 10.01(a) shall limit any Party’s right to assert a claim for Fraud.

(b) From and after (i) the date hereof until the Closing, the Parties’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, any Exhibit or Company Disclosure Schedule, or any Ancillary Agreement, certificate or other document entered into, made or delivered in connection herewith or therewith, or as a result of any of the transactions contemplated hereby or thereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, against another Party will be solely (x) (A) pursuant to the provisions of Section 8.01 (i.e., to terminate the Agreement if, and as provided, in Section 8.01) and, if applicable, to such damages for Willful Breach of the covenants contained in this Agreement prior to termination as provided in Section 8.02, or (B) to seek specific performance prior to termination of this Agreement pursuant to the provisions of Section 10.16 (i.e., specific performance), in each case in accordance with the terms hereof and (y) a claim for Fraud, and (ii) the Closing, the Parties’ sole and exclusive remedy, whether in any individual, corporate or any other capacity, with respect to any and all claims related (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby or otherwise with respect to ownership or operation of the Company Entities and the Blockers at or prior to the Closing, regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, under or based upon any federal, state, local or foreign statute, law (including common law), ordinance, rule or regulation or otherwise, against another Party will be solely and exclusively (w) for breach of any covenant by such Party (but only with respect to such covenants which both survives as provided by Section 10.01(a) herein and which requires performance after the Closing to the extent provided in Section 10.01), (x) for a breach of a covenant under the provisions of the Escrow Agreement, (y) in the case of Sellers, for breach of Buyer’s obligation to make payments as required by Section 1.04, and (z) a claim for Fraud (such claims against a Party in clauses (w), (x), (y) and (z), the “Retained Claims”). In furtherance of the foregoing, Buyer and Sellers, for themselves and on behalf of the other Parties (including, after the Closing, the Company Entities and the Blockers, in the case of Buyer), acknowledge and agree that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action they may have against any other Party relating to the operation of the Company Entities and the Blockers or their respective businesses or relating to the subject matter of this Agreement or the Company Disclosure Letter, and the transactions contemplated hereby and thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law or otherwise, other than the Retained Claims, are hereby irrevocably waived and released. Furthermore, without limiting the generality of this Section 10.01, other than the Retained Claims, no claim shall be brought or maintained by, or on behalf of, Buyer or any other Buyer Party (including, after the Closing, the Company Entities and the Blockers) against any Seller Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company, the Blockers or the Sellers or any other Person set forth or contained in this Agreement, any certificate, instrument, agreement or other document of the Company, the Blockers or the Sellers or any other Person delivered hereunder, the subject matter of this Agreement or the Company Disclosure Letter and the transactions contemplated hereby and thereby, the business, the ownership, operation, management, use or control of the business of any Company Entities or the Blockers, any of their assets, or any actions or omissions at, or prior to, the Closing; provided, however, the foregoing shall not release a claim against an employee of the Company following the Closing for fraud or willful misconduct against an employee of the Company Entities in such Person’s capacity as an employee or officer of any of the Company Entities (for the avoidance of doubt, (i) to the extent not related to this Agreement or the transactions contemplated hereby and (ii) excluding Parthenon, the Blocker Sellers, their respective Affiliates (other than the Company Entities) and their respective employees). The Parties acknowledge and agree that no Party may avoid any limitation on liability set forth herein (including this Section 10.01) (i) by seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) by asserting or threatening any claim against any Person that is not a Party (or a successor to a Party) for breaches of the representations, warranties, covenants or agreements contained in this Agreement.

(c) Buyer, the Company, the Blockers and the Sellers each acknowledge and agree that the agreements contained in this Section 10.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 10.01, the Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

BUYER, ON BEHALF OF ITSELF AND THE OTHER BUYER PARTIES (INCLUDING THE COMPANY ENTITIES AND THE BLOCKERS AFTER THE CLOSING), AND SELLERS, ON BEHALF OF THEMSELVES AND THE OTHER SELLER PARTIES, EACH EXPRESSLY WAIVE ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS, INCLUDING CALIFORNIA CIVIL CODE SECTION 1542 AND ANY OTHER SIMILAR STATUTES. CALIFORNIA CIVIL CODE SECTION 1542 PROVIDES.

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

10.02 Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided, that (a) any amendment or waiver shall be binding only if such amendment is set forth in a writing executed by the Seller Representative, the Company and Buyer and (b) any waiver of any provision of this Agreement shall be effective against any Party only if set forth in a writing executed by such Party; provided that any waiver by any Seller shall be effective if set forth in a writing executed by (i) such Seller or (ii) the Seller Representative on such Seller’s behalf. No failure or delay by any Party in exercising any right or remedy under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time, and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. The waiver by any Party of any term or provision or any breach of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach.

10.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing (including by electronic mail) and shall be deemed to have been given (i) if personally delivered (including by messenger service), on the date of delivery, (ii) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (iii) if deposited in the United States mail, first-class postage prepaid, on the date of delivery or (iv) if delivered by electronic mail, on (x) the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission and (y) the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission. Notices, demands and communications to the Company, Seller Representative, the Sellers, the Blockers or Buyer shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company, prior to the Closing:

ICD Intermediate Holdco 1, LLC

c/o Institutional Cash Distributors LLC

16475 Bordeaux Drive

Reno, NV 89511

Attention:	Tory Hazard
Chief Executive Officer
Email:	[***]

with copies to (which shall not constitute notice):

Parthenon Capital Partners

4 Embarcadero Center, Suite 3610

San Francisco, CA 94111

Attention:	Andrew Dodson; Paul Marnoto

Email:	[***]

Kirkland & Ellis, LLP

333 W Wolf Point

Chicago, IL 60654

Attention:	Shelly M. Hirschtritt, P.C.; Jeffrey Seifman, P.C.; Payson Lyman
Email:	[***]

Notices to the Seller Representative and, prior to the Closing, the Sellers, the Blockers or the Company:

ICD Holdings, LLC

c/o Institutional Cash Distributors LLC

16475 Bordeaux Drive

Reno, NV 89511

Attention:	Victor Hazard

Chief Executive Officer
Email:	[***]

with copies to (which shall not constitute notice):

Parthenon Capital Partners

4 Embarcadero Center, Suite 3610

San Francisco, CA 94111

Attention:	Andrew Dodson; Paul Marnoto

Email:	[***]

Kirkland & Ellis, LLP

333 W Wolf Point

Chicago, IL 60654

Attention:	Shelly M. Hirschtritt, P.C.; Jeffrey Seifman, P.C; Payson Lyman
Email:	[***]

Notices to Buyer and, following the Closing, the Company or the Blockers:

Tradeweb Markets LLC

1177 Avenue of the Americas

New York, NY 10036

Attention:	General Counsel

Email:	[***]

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention:	Steven Scheinfeld; Steven Epstein; Adam B. Cohen

Email:	[***]

Without limiting the foregoing, any party hereto may give any notice, request, instruction, demand, document or other communication hereunder using any of the foregoing means (i.e., personal delivery (including by messenger service), express courier, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

10.04 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, (including by operation of law) without the prior written consent of the Seller Representative and Buyer; provided, that this Agreement, and all rights, interests and obligations hereunder, may be assigned, in whole or in part, without consent, by Buyer to any of its Affiliates, or for collateral security purposes to any Persons providing financing to Buyer, the Company or any of its Subsidiaries pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of Buyer’s financing, if any). No assignment shall relieve the assigning party of any of its obligations hereunder. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.04 is void.

10.05 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.06 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, Buyer, the Company, the Seller Representative, the Blockers and the Sellers confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent.

10.07 Captions. The captions used in this Agreement or in the Company Disclosure Letter are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption had been used in this Agreement.

10.08 Complete Agreement. This Agreement, together with the Company Disclosure Letter, the Confidentiality Agreement and the Ancillary Agreements, whether executed and delivered on or after the date hereof, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, whether written or oral, or any prior course of dealing among them, which may have related to the subject matter hereof in any way.

10.09 Company Disclosure Letter. The disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other Section or subsection to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure, notwithstanding the fact that the Company Disclosure Letter is arranged by sections corresponding to the sections in this Agreement or that a particular Section of this Agreement makes reference to a specific Section of the Company Disclosure Letter and notwithstanding that a particular representation and warranty may not make a reference to the Company Disclosure Letter. The inclusion of information in the Company Disclosure Letter shall not be construed as, and shall not constitute, an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to any of the Company Entities. In addition, matters reflected in the Company Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Person shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not in the ordinary course of business for purposes of this Agreement.

10.10 No Additional Representations; Disclaimer.

(a) Buyer represents, warrants, acknowledges and agrees that Buyer and its Affiliates have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Blockers and Company Entities, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer and its Affiliates have relied solely on the representations and warranties of the Company, the Sellers and the Blockers expressly and specifically set forth in Article 3, Article 4 and Article 5, respectively, and in the certificate delivered to Buyer pursuant to Section 2.02(e)(i). The representations and warranties of the Company, the Sellers and the Blockers expressly and specifically set forth in Article 3, Article 4 and Article 5, respectively, and in the certificate delivered to Buyer pursuant to Section 2.02(e)(i), constitute the sole and exclusive representations, warranties, and statements of any kind of any of Seller, the Company, the Blockers and/or any other Seller Party or any other Person to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other express or implied representations, warranties, and statements of any kind or nature expressed or implied are specifically disclaimed by the Company, the Blockers and Sellers (and neither the Blockers, any Company Entity, Seller Party or any other Person makes, or has made, any such representations, warranty, or statement of any kind has been made), and Buyer and its Affiliates are not and have not relied on any such other representation and warranty or statement, or any other information, document or material provided to or made available to the Buyer Parties or Buyer’s lenders or other financing sources or their respective Affiliates or Representatives, in each case, whether in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of any Company Entity, the Blockers or any Seller or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof. NEITHER ANY SELLER, NOR ANY BLOCKER, NOR ANY COMPANY ENTITY MAKES OR PROVIDES, AND BUYER, ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, HEREBY IRREVOCABLY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OF THE ACQUIRED COMPANIES’ ASSETS OR ANY PART THEREOF. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY, SELLERS AND BLOCKERS EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5, RESPECTIVELY, AND IN THE CERTIFICATE DELIVERED TO BUYER PURSUANT TO SECTION 2.02(e)(i), (X) BUYER IS ACQUIRING THE COMPANY AND BLOCKERS ON AN “AS IS, WHERE IS” BASIS AND (Y) NEITHER ANY SELLER, NOR ANY BLOCKER, NOR THE COMPANY NOR ANY OTHER PERSON (INCLUDING, ANY STOCKHOLDER, MEMBER, OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING AND ANY OTHER SELLER RELATED PARTY, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING OR HAS MADE, AND BUYER IS NOT RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE ACQUIRED COMPANIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR ANY OF BUYER’S REPRESENTATIVES.

(b) This Agreement may only be enforced against, and any claim or suit or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement or any other agreement or contract entered into in connection herewith (including any representation or warranty made in or in connection with this Agreement or any such other agreement or contract or as an inducement to enter into this Agreement or any such other agreement or contract), whether in contract or in tort, at law or in equity or otherwise, may only be brought against the express named parties to this Agreement or such other agreement or contract, as applicable, and then only with respect to the specific obligations set forth herein or therein with respect to the named parties to this Agreement (in all cases, as limited by the provisions of Section 10.01) or any such other agreement or contract (in all cases, as limited by the provisions set forth therein). No Person who is not an express named party to this Agreement or any such other agreement or contract, as applicable, including any past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Company Entity, the Blockers, the Sellers or any of their respective Affiliates (the “Non-Recourse Parties”), will have or be subject to any liability or indemnification obligation (whether in contract or in tort, at law or in equity, based upon any theory that seeks to impose liability of an entity Party against its owners or Affiliates, or otherwise), including any liability or indemnification obligation (i) to Buyer or any other Person resulting from (nor will Buyer have any claim with respect to) the distribution to Buyer, or Buyer’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms,” information memorandum, management presentations or in any other form, including meetings, calls or correspondence with management of any Company Entity or the Blockers or the Sellers or their respective Affiliates or Representatives and whether delivered to or made available prior to or after the date hereof in expectation of, or in connection with, the transactions contemplated by this Agreement, (ii) any claim based on, in respect of, or by reason of, the sale and purchase of the Company or the Blockers, including any alleged non-disclosure or misrepresentations made by any such Persons, or (iii) for any obligations or liabilities otherwise arising under, in connection with or related to this Agreement or any other agreement or contract entered into in connection herewith (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or any such other agreement or contract (as the case may be) or the negotiation or execution hereof or thereof, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each party hereto waives and releases all such liabilities and obligations against any such Persons.

(c) In connection with Buyer’s investigation of the Company Entities and the Blockers, Buyer has received, directly or indirectly, through its Affiliates, counsel, advisors, consultants, agents or other representatives, from or on behalf of the Company or its Affiliates, counsel, advisors, consultants, agents or other representatives, certain projections, including projected statements of operating revenues, income from operations, and cash flows of the Company Entities and the Blockers (and the business transactions and events underlying such statements) and certain business plan information, projections, presentations, predictions, calculations, estimates and forecasts of the Company Entities and the Blockers and other similar data. Buyer acknowledges, on behalf of itself and the other Buyer Parties, that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans, statements, predictions, presentations, calculations and other similar data, that Buyer is well aware of such uncertainties, that Buyer, on behalf of itself and the other Buyer Parties, is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data), and that neither Buyer nor any Buyer Party shall have any claim under any circumstances against the Company or any other Seller Party or Person with respect thereto or arising therefrom, other than for Fraud. Accordingly, none of the Company Entities, the Blockers or Sellers make any representation or warranty whatsoever to Buyer or any other Person, with respect to such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data (including the reasonableness of the assumptions underlying such projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data) and no such Person shall be entitled to rely on such estimates, projections, forecasts, plans, statements, calculations, presentations, predictions and other similar data for any purpose, including in connection with the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement or the financing thereof.

10.11 Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile or electronically transmitted (including in .pdf or .tif formats) signature pages), all of which, taken together, shall constitute one and the same Agreement.

10.12 Governing Law. This Agreement, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, or the transactions contemplated in this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provisions (whether of the State of Delaware or any other jurisdiction) that that would cause the application of the Laws of any other jurisdiction other than the State of Delaware.

10.13 CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 1.05 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL PROPERLY AND EXCLUSIVELY LIE IN THE CHANCERY COURT OF THE STATE OF DELAWARE, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN DELAWARE OR, AS APPLICABLE, ANY FEDERAL APPELLATE COURT THAT INCLUDES THE STATE OF DELAWARE WITHIN ITS JURISDICTION), EXCEPT THAT THE PARTIES MAY SEEK TO ENFORCE ANY JUDGMENT ENTERED BY ANY OF THE FOREGOING COURTS IN ANY OTHER COURT OF COMPETENT JURISDICTION. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE PARTIES FURTHER IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.03. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.14 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.15 Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and permitted assigns, any rights, benefits, remedies or liabilities under or by reason of this Agreement; provided, that Seller Parties, the Buyer Parties, the Non-Recourse Parties, Kirkland & Ellis LLP and Persons who were officers and/or directors of the Company Entities or a Blocker prior to Closing, shall be deemed to be third-party beneficiaries of, and shall be entitled to enforce, Section 7.08, Section 7.15, Section 10.01, Section 10.10 and Section 10.17, in each case as applicable. The parties hereto further agree that the rights of third party beneficiaries to enforce this Agreement as provided above with respect to Section 7.15 shall not arise unless and until the Closing occurs.

10.16 Specific Performance. The parties hereto acknowledge and agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the purchase and sale of the Purchased Securities or any of the other transactions contemplated by this Agreement. It is accordingly agreed that (a) the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the purchase and sale of the Purchased Securities and the other transactions contemplated by this Agreement and without that right, neither the Sellers or the Company nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law; provided, however, that in any such proceeding for equitable relief or specific performance, any Party may assert that specific performance is not warranted on the grounds that there is no actual or threatened breach of this Agreement. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.16 shall not be required to provide any bond or other security in connection with any such order or injunction.

10.17 Provisions Respecting Representation of the Company.

(a) Recognizing that Kirkland & Ellis LLP has acted as legal counsel to the Sellers and its Affiliates and the Company Entities and the Parthenon Blocker prior to the Closing, including in connection with this Agreement and the transactions contemplated hereby, and that Kirkland & Ellis LLP intends to act as legal counsel to the Sellers and its Affiliates (which will no longer include the Company Entities and the Blockers) after the Closing, each of Buyer, the Blockers and the Company hereby (i) waives any claim they have or may have that Kirkland & Ellis LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, in the event that a dispute arises after the Closing between any Buyer Party, the Blockers or a Company Entity, on the one hand, and any Seller or one of its Affiliates, on the other hand, arising under or relating to this Agreement or the transactions contemplated hereby, Kirkland & Ellis LLP may represent any Sellers or its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer, the Blockers or any Company

Entity and even though Kirkland & Ellis LLP may have represented a Company Entity or the Blockers in a matter substantially related to such dispute. As to any privileged attorney client communications between Kirkland & Ellis LLP and any of the Sellers, the Company Entities, and/or the Blockers prior to the Closing (collectively, the “Privileged Communications”), Buyer agrees that neither it nor the Blockers, nor any Company Entity, together with any of their respective Affiliates, Subsidiaries, successors or assigns, may use or rely on any of the Privileged Communications in any action against or involving any Seller or any of its Affiliates (which will no longer include the Company Entities or the Blockers) after the Closing.

(b) Buyer acknowledges that all privileged communications in any form or format whatsoever between or among Kirkland & Ellis LLP and any Seller, its Affiliates, any Company Entity, the Blockers or any of their respective officers, directors, employees, agents or representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Company Entity or the Blockers, or any dispute arising under this Agreement, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to the Sellers and their respective Affiliates (and not the Company Entities or the Blockers) and shall not pass to or be claimed by Buyer or any of the Company Entities or the Blockers. Accordingly, neither the Company Entities nor the Blockers shall, without Seller Representative’s consent, have access to any such communications, or to the files of Kirkland & Ellis LLP relating to its engagement, whether or not the Closing shall have occurred and Kirkland & Ellis LLP shall have no duty whatsoever to reveal or disclose any such communications or files. Buyer agrees that it will not, and that it will cause the Company Entities and the Blockers not to, (i) access or use the Privileged Deal Communications, (ii) seek to have any Company Entity or the Blockers waive the attorney-client privilege or any other privilege, or otherwise assert that Buyer or any Company Entity has the right to waive the attorney-client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications or Non-Privileged Deal Communications (as defined below) from any Company Entity, the Blockers, the Sellers (or any of the Sellers’ Affiliates), or Kirkland & Ellis LLP.

(c) Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company Entities and the Blockers, that all communications in any form or format whatsoever between or among Kirkland & Ellis LLP and any Seller, its Affiliates, any Company Entity or the Blockers, or any of their respective officers, directors, employees, agents or representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by any Company Entity or the Blockers, or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to the Sellers and its Affiliates (and not the Company Entities or the Blockers) and shall not pass to or be claimed by Buyer or any of the Company Entities or the Blockers.

(d) If Buyer or any Company Entity or the Blockers is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Buyer shall promptly notify the Seller Representative in writing so that the Sellers can seek a protective order, and, at Sellers’ expense, Buyer agrees to use all commercially reasonable efforts to assist therewith, to the extent Legally permitted.

10.18 Designation and Replacement of Seller Representative. The parties hereto have agreed that it is desirable to designate the Seller Representative to act on behalf of the Sellers for certain limited purposes, as specified herein. The parties have designated ICD Holdings as the initial Seller Representative hereunder, to be agent and attorney-in-fact for and on behalf of each Seller for the purposes of this Agreement and each Ancillary Agreement, and execution and delivery of this Agreement by the Sellers shall, to the maximum extent permitted under applicable law, constitute (a) irrevocable ratification and approval of such designation by the Sellers and authorization of the Seller Representative to serve in such capacity (including to settle any and all disputes with Buyer under this Agreement and the Escrow Agreement), and (b) a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgements and agreements made by the Seller Representative on behalf of the Sellers in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement). The Seller Representative may resign at any time and may be removed only by the Parthenon Blocker Seller. The designation of the Seller Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Sellers. In the event that a Seller Representative has resigned or been removed, a new Seller Representative shall be appointed by the Parthenon Blocker Seller, such appointment to become effective upon the written acceptance thereof by the new Seller Representative. Written notice of any such resignation, removal or appointment of a Seller Representative shall be delivered by the Seller Representative to Buyer prior to, or as promptly as practicable after, such action is taken, provided, that until such notice is received, Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the prior Seller Representative, unless at such time such Seller Representative has resigned or has died or has become incapacitated, in which case the Buyer shall be entitled to rely on the decisions, actions, consents and instructions of the Parthenon Blocker Seller who, in such case, for all purposes hereunder shall be deemed the Seller Representative until the appointment of a replacement for the prior Seller Representative.

10.19 Authority and Rights of Seller Representative; Limitations on Liability. The Seller Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and, to the extent applicable, in the Ancillary Agreements (including the Escrow Agreement) and any other document delivered in connection herewith. The Seller Representative will be the exclusive agent for and on behalf of the Sellers to (1) enter into the Escrow Agreement; (2) give and receive notices and communications to or from Buyer (on behalf of itself or any Seller) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the other documents contemplated by this Agreement; (3) authorize deliveries to Buyer of cash or other property from the Escrow Fund and legally bind each Seller thereto; (4) object to such any claims in accordance with this Agreement; (5) consent or agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with judgment, decree or order with respect to, such claims; (6) take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; (7) execute for and on behalf of each Seller any amendment to this Agreement, the Escrow Agreement or any exhibit, annex or schedule hereto or thereto (including for the purpose of amending addresses), (8) enter into any amendment or waiver pursuant to Section 10.01, (9) cause to be paid to the Sellers any amounts retained or set aside by the Seller Representative for Representative Expenses that are not used in accordance with the terms of this Agreement or the Escrow Agreement; and (10) execute such further instruments of assignment as Buyer shall reasonably request to which the Seller Representative agrees. The Seller Representative will be the sole and exclusive means of asserting or addressing any of the above against, for or on behalf of the Sellers, and no Seller will have any right to act on his, her or its own behalf with respect to any such matter, other than any claim or dispute against the Seller Representative. All decisions and actions by the Seller Representative (to the extent authorized by this Agreement) shall be binding upon each of the Sellers, notwithstanding any contrary action or direction from any such Seller, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. Buyer and the Escrow Agent shall be entitled to conclusively and absolutely rely on the actions taken by the Seller Representative without independent inquiry into the capacity of the Seller Representative to so act and to treat the Seller Representative as the duly appointed attorney-in-fact of each Seller, and each such Person and each of their respective Representatives is hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction. All actions, notices, communications and determinations by the Seller Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Sellers. Neither the Seller Representative nor any of its partners, members, officers, managers, directors, employees, counsel, consultants, advisors, agents or other representatives shall have any liability to the Sellers (or any of their respective Affiliates or any Person acting on behalf of any of the foregoing) with respect to actions taken or omitted to be taken by the Seller Representative in such capacity (or any of its officers, directors, employees, counsel, consultants, advisors, agents or other representatives in connection therewith), except with respect to the Seller Representative’s gross negligence or willful misconduct. The Seller Representative shall be entitled to engage such counsel, experts, advisors, consultants, agents and other representatives as it shall deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of gross negligence or willful misconduct on the part of the Seller Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Seller Representative or any Seller for any purpose of U.S. federal or state law, including federal or state Tax purposes. Neither the Seller Representative nor any of its Affiliates owes any fiduciary or other duty to any Seller.

10.20 Seller Representative Expense Amount. At the Closing, Buyer shall pay the Seller Representative Expense Amount to the Seller Representative by wire transfer of immediately available funds as provided in Section 1.04(c). The Seller Representative (for itself, and for its partners, members, officers, managers, directors, employees, agents and representatives) shall maintain the Seller Representative Expense Amount for the benefit of the Sellers, and shall be entitled to utilize such funds to pay any and all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts, advisors, consultants, agents and other representatives) and amounts paid in settlement, in each case incurred by the Seller Representative in such capacity (or any of its officers, directors, partners, members, managers, employees, counsel, experts, advisors, consultants, agents or other representatives in connection therewith), and to provide full indemnification against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as Seller Representative (except for those arising out of the Seller Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation, defense, settlement or adjudication of claims, from the Sellers (including under the Escrow Agreement, but only at such time as any remaining amounts in the Escrow Fund would otherwise be distributable to the Sellers under the terms of this Agreement and the Escrow Agreement) (the “Representative Expenses”). For the avoidance of doubt, any indemnification in favor of the Seller Representative shall be borne solely by the Sellers, severally, but not jointly, in accordance with their Pro Rata Portion. In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Seller Representative shall have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Sellers pursuant to this Agreement at Closing or thereafter (including to establish such reserves as the Seller Representative determines in good faith to be appropriate for Representative Expenses that are not then known or determinable). To the extent that the funds set aside or reserved by the Seller Representative exceed the amount of Representative Expenses ultimately incurred by the Seller Representative, such excess shall be returned to the Sellers in accordance with their Pro Rata Portion. The Sellers will not receive any interest or earnings on the Seller Representative Expense Amount and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will not be liable for any loss of principal of the Seller Representative Expense Amount other than as a result of its gross negligence or willful misconduct. As soon as practicable following the completion by the Seller Representative of its duties hereunder, the Seller Representative will deliver the unused portion of the Seller Representative Expense Amount (if any) to the Sellers in accordance with their Pro Rata Portion.

10.21 Parent Guarantee. To induce the Sellers to enter into this Agreement, Tradeweb Inc. hereby absolutely, unconditionally and irrevocably guarantees to the Sellers the complete and punctual payment, observance, performance and discharge of the obligations of Buyer under this Agreement. This is an unconditional guarantee of payment and performance and not of collection.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

THE COMPANY

ICD INTERMEDIATE HOLDCO 1, LLC

By:	/s/ Victor Hazard
Name: Victor Hazard
Its: President

Signature Page to Purchase and Sale Agreement

SELLERS

ICD HOLDINGS, LLC

By:	/s/ Victor Hazard
Name: Victor Hazard
Its: President

PARTHENON BLOCKER SELLER

PARTHENON INVESTORS V ICD HOLDCO AIV, LP

By: PCP Partners V, L.P.
Its: General Partner

By: PCP Managers II, L.P.
Its: General Partner

By:	/s/ Andrew Dodson
Name: Andrew Dodson
Its: Authorized Person

PARTHENON BLOCKER

PARTHENON INVESTORS V ICD BLOCKER, INC.

By:	/s/ Andrew Dodson
Name: Andrew Dodson
Its: Director

SELLER REPRESENTATIVE

ICD HOLDINGS, LLC

By:	/s/ Victor Hazard
Name: Victor Hazard
Its: President

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

STELLUS SELLER

STELLUS CAPITAL INVESTMENT CORPORATION

By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Its: Authorized Signatory

STELLUS BLOCKER

SCIC – ICD BLOCKER 1, INC

By:	/s/ W. Todd Huskinson
Name: W. Todd Huskinson
Its: Authorized Signatory

Signature Page to Purchase and Sale Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first written above.

BUYER

TRADEWEB MARKETS LLC

By:	/s/ Sara Furber
Name: Sara Furber
Its: Chief Financial Officer

Solely with respect to Section 10.21:

TRADEWEB INC.

TRADEWEB MARKETS INC.

By:	/s/ William Hult
Name: William Hult
Its: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT A

FORM OF ESCROW AGREEMENT

[See attached.]

EXHIBIT B

FORM OF COMPANY CLOSING CERTIFICATE

[See attached.]

EXHIBIT C

FORM OF BUYER CLOSING CERTIFICATE

[See attached.]

EXHIBIT D

AGREED ACCOUNTING PRINCIPLES

[See attached.]

EXHIBIT E

NET WORKING CAPITAL

[See attached.]

EXHIBIT F

RESTRUCTURING

[See attached.]

EXHIBIT G

FORM TERMINATION AGREEMENT

[See attached.]